UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VAUGHAN FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Vaughan Foods, Inc. (the “Vaughan Common Stock”)

(2) Aggregate number of securities to which transaction applies:

As of June 30, 2011, an aggregate of 17,971,901 shares of Vaughan Common Stock including the following: (i) 9,380,577 shares of Vaughan Common Stock outstanding; (ii) 903,120 shares of Vaughan Common Stock issuable upon exercise of outstanding stock options; (iii) 2,743,204 shares of Vaughan Common Stock issuable upon exercise of warrants not listed on an exchange or quoted on an automated quotation system; and (iv) 4,945,000 shares of Vaughan Common Stock issuable upon exercise of warrants that are either listed on an exchange or quoted on an automated quotation system.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined as follows: (A) 9,380,577 shares of Vaughan Common Stock outstanding multiplied by $1.58 per share; (B) 903,120 shares of Vaughan Common Stock issuable upon exercise of outstanding options multiplied by $1.01 (the difference between $1.58 and the weighted average exercise price of $0.57 per share); (C) 2,743,204 shares of Vaughan Common Stock issuable upon exercise of non-tradable warrants multiplied by $0.92 (the difference between $1.58 and the weighted average exercise price of $0.66 per share); and (D) 4,945,000 shares of Vaughan Common Stock issuable upon exercise of publicly-traded warrants having a weighted average exercise price of $11.38 per share, multiplied by $0.00.

(4) Proposed maximum aggregate value of transaction:

$18,250,000

(5) Total fee paid:

$2,118.83, calculated by multiplying the proposed maximum aggregate value of the transaction by 0.0001161000.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, [**], 2011

Vaughan Foods, Inc.
216 NE 12th Street
Moore, OK 73160

[**], 2011

Dear Stockholder,

          You are cordially invited to attend a special meeting of the stockholders of Vaughan Foods, Inc. to be held on [**], 2011, starting at [**] Central Time, at Vaughan’s corporate offices, located at 216 NE 12th Street, Moore, Oklahoma 73160.

          At the special meeting, you will be asked to consider and vote upon a proposal to adopt, approve and ratify the Agreement and Plan of Merger, dated as of July 6, 2011, among Vaughan Foods, Inc., Reser’s Fine Foods, Inc. and Reser’s Acquisition, Inc., a wholly owned subsidiary of Reser’s (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Reser’s Acquisition will merge with and into Vaughan and each outstanding share of Vaughan’s common stock, other than shares held in treasury, shares held by Reser’s, Vaughan and their and our respective subsidiaries and dissenting shares, will automatically be converted into the right to receive approximately $1.58 in cash, without interest and less any applicable withholding taxes, as more fully described in the enclosed proxy statement (the “Merger”). The exact amount of the per share merger consideration will depend on the total number of shares outstanding at the time of the Merger. You will also be asked to approve, by a non-binding, advisory vote, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

          The attached proxy statement contains detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, including the Merger Agreement and all other attachments thereto, carefully and in their entirety. You may also obtain more information about Vaughan from documents we have filed with the Securities and Exchange Commission.

          After careful consideration, the board of directors of Vaughan has, without dissent, approved the Merger Agreement and has determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Vaughan and its stockholders and unanimously recommends that you vote “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

          Whether or not you plan to attend the special meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee.

          Your vote is very important, regardless of the number of shares of Vaughan common stock you own. We cannot consummate the Merger unless the Merger Agreement is adopted, approved and ratified by the affirmative vote of a majority of the outstanding shares of Vaughan common stock. Your failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt, approve and ratify the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement.

          If you have any questions or need assistance voting your shares of our common stock, please contact Gene P. Jones, our Corporate Secretary, by calling 405.794.2530.

          Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Herbert B. Grimes
Chairman of the Board and Chief Executive Officer
Moore, Oklahoma

          Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [**], 2011, and is first being mailed to stockholders on or about such date.

Vaughan Foods, Inc.
216 NE 12th Street
Moore, OK 73160

Preliminary Proxy Statement—Subject to Completion

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time:	[**], Central Time, on [**], 2011

Place:	The corporate offices of Vaughan Foods, Inc., located at 216 NE 12th Street, Moore, Oklahoma 73160

Items of Business:	•

To consider and vote upon a proposal to approve, adopt and ratify the Agreement and Plan of Merger, dated as of July 6, 2011, by and among Vaughan Foods, Inc., Reser’s Fine Foods, Inc. and Reser’s Acquisition, Inc., a wholly owned subsidiary of Reser’s, as it may be amended from time to time (the “Merger Agreement”).

•

To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve, adopt and ratify the Merger Agreement if there are insufficient votes to approve, adopt and ratify the Merger Agreement.

• To approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

• To consider and vote on such other matters as may properly come before the special meeting or any adjournment thereof.

Record Date:	You may vote if you were a stockholder of record of Vaughan as of the close of business on [**], 2011.

Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the accompanying reply envelope or submit your proxy electronically over the Internet or by telephone prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, submit your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a “legal” proxy issued in your name in order to vote in person at the special meeting.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Your prompt cooperation is greatly appreciated.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the proposal to approve, adopt and ratify the Merger Agreement. Approval of the proposal to adjourn the special meeting and the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger requires the affirmative vote of a majority of those shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon. If you are a stockholder of record and you fail to submit a signed proxy card, submit a proxy electronically over the Internet or by telephone or vote in person by ballot at the special meeting, it will have the same effect as a vote “AGAINST” the proposal to adopt, approve and ratify the Merger Agreement but will not have any effect on the proposal to adjourn the meeting or to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger. Similarly, if you hold your shares in “street name,” your failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement but will not have any effect on the proposal to adjourn the meeting or the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

Our board of directors recommends that you vote “FOR” the proposal to approve, adopt and ratify the
Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits
Vaughan’s senior executive officers may receive following the Merger.

Under Oklahoma law, if the merger and other transactions contemplated by the Merger Agreement are completed, holders of Vaughan common stock who do not vote in favor of the proposal to approve, adopt and ratify the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Vaughan common stock as determined by the Oklahoma District Court. In order to exercise appraisal rights, a stockholder must (i) submit a written demand for appraisal prior to the stockholder vote on the Merger Agreement, (ii) not vote in favor of the proposal to approve, adopt and ratify the Merger Agreement and (iii) comply with other Oklahoma law procedures explained in the accompanying proxy statement.

*******
Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting
to Be Held on [* *], 2011:
The Proxy Materials for the Special Meeting are available at www.proxyvote.com
*******

By Order of the Board of Directors,

Gene P. Jones
Secretary, Treasurer and Chief Financial Officer
Moore, Oklahoma

i

ii

iii

SUMMARY

          The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to Vaughan Foods, Inc. and its subsidiaries in this proxy statement by using the terms “Vaughan,” the “company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

Parties to the Merger; The Merger; The Merger Agreement (Page 15)

               Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 6, 2011, among Vaughan Foods, Inc., Reser’s Fine Foods, Inc. and Reser’s Acquisition, Inc., which we refer to in this proxy statement as the “Merger Agreement”, Reser’s Acquisition, Inc., which we refer to in this proxy statement as “Merger Sub”, will merge with and into Vaughan. We refer to this transaction in this proxy statement as the “Merger”. The officers and directors of Vaughan immediately after the Merger will be the officers and directors of Merger Sub immediately before the Merger. As a result of the Merger, Vaughan will cease to be a publicly traded company and all outstanding shares of Vaughan’s common stock, par value $.001 per share, which we refer to in this proxy statement as the “Vaughan Common Stock” (other than shares of Vaughan Common Stock held by Reser’s or any of its subsidiaries, Vaughan or any of its subsidiaries or any Vaughan stockholder who has properly exercised appraisal rights with respect to such shares in accordance with the relevant provisions of the Oklahoma General Corporation Act, which we refer to in this proxy statement as the “OGCA”), will be canceled.

               The time at which the Merger will become effective, which we refer to in this proxy statement as the “Effective Time”, will occur as soon as practicable following the closing of the Merger upon the filing of a Certificate of Merger with the Secretary of State of the State of Oklahoma (or at such later time as we and Reser’s may agree and specify in the Certificate of Merger).

               Upon consummation of the Merger, Vaughan, as the surviving corporation, will continue to do business as a wholly-owned subsidiary of Reser’s Fine Foods, Inc., which we refer to in this proxy statement as “Reser’s”, a privately-held company. Accordingly, the existing holders of Vaughan Common Stock will not have the opportunity to participate in the earnings and growth of Vaughan after the Merger and will not have the right to vote on any post-Merger matters. Similarly, the existing holders of Vaughan Common Stock will not face the risk of bearing any of the losses incurred by Vaughan or any decrease in its value after the Merger. After the Merger, holders of options and warrants to purchase shares of Vaughan Common Stock will not have the opportunity to purchase shares in the surviving corporation but will only have a right to receive the per share Merger Consideration in accordance with the terms of such options and warrants.

Merger Consideration (Pages 21; 39)

               The aggregate amount that Reser’s will pay to the holders of shares of Vaughan Common Stock and to holders of options and non-publicly traded warrants to purchase shares of Vaughan Common Stock at the Effective Time is $18,250,000 in cash, which amount is referred to in this proxy statement as the “Merger Consideration.” As of [**], 2011, there were [**] shares of Vaughan Common Stock outstanding and options and non-publicly traded warrants (as described below) to purchase up to an additional 3,646,324 shares of Vaughan Common Stock. Assuming no options or warrants are exercised prior to the Effective Time, we estimate that holders of shares of Vaughan Common Stock (other than shares held by us or Reser’s and our respective subsidiaries and shares held by stockholders who have perfected their appraisal rights under Oklahoma law) will receive $1.58 for each share of Vaughan Common Stock they own. We refer to this amount in this proxy statement as the “per share Merger Consideration”. In addition, each holder of an option or non-publicly traded warrant to acquire a share of Vaughan Common Stock would receive an amount equal to the excess of $1.58 over the exercise price of such option or warrant. However, to the extent that the options or non-publicly traded warrants are exercised for cash (and not pursuant to any “cashless exercise” or “net exercise” provisions) before the Effective Time, the per share Merger

Consideration would be reduced. For example, (a) if all options and non-publicly traded warrants were exercised for cash, we estimate that the per share Merger Consideration would be $1.33 or (b) if only options and non-publicly traded warrants whose underlying shares of Vaughan Common Stock issued upon exercise were immediately saleable pursuant to an effective registration statement filed under the Securities Act of 1933, as amended were exercised, we estimate that the per share Merger Consideration would be $1.39. We do not expect the holders of our publicly traded warrants to exercise their warrants because the exercise price of those warrants is higher than the per share Merger Consideration.

The Special Meeting (Page 16)

          Date, Time and Place. A special meeting of the Vaughan stockholders will be held on [**], 2011 starting at [**] Central Time at our corporate offices, located at 216 NE 12th Street, Moore, Oklahoma 73160.

          Purpose. At the special meeting, holders of Vaughan Common Stock will be asked to (i) approve, adopt and ratify the Merger Agreement, (ii) to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve, adopt and ratify the Merger Agreement, (iii) to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger and (iv) to consider and vote on such other matters that properly come before the meeting.

          Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Vaughan Common Stock at the close of business on [**], 2011, which we refer to in this proxy statement as the “Record Date”. You will have one vote for each share of Vaughan Common Stock that you owned on the record date. As of the record Date, there were [**] shares of Vaughan Common Stock issued and outstanding and entitled to vote. A majority of the shares of Vaughan Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be adjourned to solicit additional proxies.

          Vote Required. Approval of the proposal to approve, adopt and ratify the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Vaughan Common Stock. Approval of the proposals to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger requires the affirmative vote of the holders of a majority of the shares of Vaughan Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

          As of the Record Date, the directors and executive officers of Vaughan beneficially owned and were entitled to vote, in the aggregate, 1,982,400 shares of Vaughan Common Stock (excluding shares issuable upon the exercise of options and warrants to purchase shares of Vaughan Common Stock), representing 21.1% of the outstanding shares of Vaughan Common Stock on the Record Date. Each of our directors and executive officers has informed us that he or she currently intends to vote all of such holder’s shares of Vaughan Common Stock (other than shares of Common Stock as to which such holder does not have discretionary authority) “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

          Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than 11:59 p.m. Central Time on the date prior to the date of the special meeting. If you do not return your proxy card, submit your proxy by phone or the Internet or attend the special meeting, your shares of Vaughan Common Stock will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement. Even if you plan to attend the special meeting, if you hold your shares of Vaughan Common Stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

          If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve, adopt and ratify the Merger Agreement and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

          If your shares of Vaughan Common Stock are held in “street name,” you should either instruct your broker, bank, trust or other nominee on how to vote such shares using the instructions provided by your broker or nominee or obtain a legal proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your nominee with instructions on how to vote your shares of Vaughan Common Stock, your nominee will not be able to vote such shares at the special meeting. Because the proposal to approve, adopt and ratify the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Vaughan Common Stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement.

          Because the proposals to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger requires the affirmative vote of a majority of the shares of Vaughan Common Stock present in person or represented at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, if you fail to give your nominee voting instructions on how to vote, your shares will have no effect on the outcome of those proposals. However, if you instruct your broker to “ABSTAIN” it will have the same effect as if you voted “AGAINST” those proposals.

          Revocability of Proxy. Any stockholder of record of Vaughan Common Stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked, to Vaughan’s Corporate Secretary;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy -- you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Vaughan Common Stock and bearing a later date; or

•

submitting another proxy by telephone or on the Internet before 11:59 p.m. Central Time on the date prior to the date of the special meeting (the latest telephone or Internet voting instructions will be followed).

          Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Vaughan Foods, Inc.
216 NE 12th Street
Moore, OK 73160
Attn: Corporate Secretary

          If you are a “street name” holder of shares of Vaughan Common Stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Reasons for the Merger (Page 24)

          In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the board of directors of Vaughan, which we refer to in this proxy statement as the “Board”, considered many factors, including: (i) the per share Merger Consideration represents a significant premium over the trading price of a share of Vaughan Common Stock; (ii) the receipt of a fairness opinion from an independent financial advisor that the Merger Consideration was fair to the Vaughan stockholders; (iii) the Merger Consideration is payable entirely in cash; (iv) there is no financing contingency to the Merger; (v) Reser’s represented that it had sufficient cash and other readily available funds to consummate the Merger; (vi) the difficulty of predicting future prospects for Vaughan as an independent company; (vii) the cost of continuing to operate as a public reporting company; (viii) the Board could change its recommendation to the Vaughan stockholders if there has been a “change in circumstances”; (ix) there is no termination fee payable by Vaughan in the event the Merger is not consummated for any reason; and (x) there are no regulatory approvals required to consummate the Merger. For a more detailed listing of the factors considered by the Board, see “The Merger—Reasons for the Merger; Recommendation of the Board” below.

Recommendation of Vaughan Board of Directors (Page 24)

          The Board, without dissent, recommends that Vaughan stockholders vote “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

Opinion of Vaughan’s Financial Advisor (Page 27)

          We engaged Burrill LLC, which we refer to in this proxy statement as “Burrill”, to provide us with various advisory services in connection with the Merger, including a “fairness opinion”. At a meeting of the Board on June 30, 2011, Burrill rendered its oral opinion, subsequently confirmed in writing, to the Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the Merger Consideration to be offered to the Vaughan stockholders in the Merger was fair to such stockholders.

          The full text of the written opinion of Burrill, dated as of June 30, 2011, which sets forth among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Burrill in rendering its opinion, is attached as Annex B to this proxy statement. Burrill’s opinion, the issuance of which was approved by its Fairness Opinion Committee, is addressed to the Board, addresses only the fairness, from a financial point of view, of the Merger Consideration to be offered to the Vaughan stockholders in the Merger and does not constitute a recommendation to any Vaughan stockholder as to how such stockholder should vote with respect to the Merger or any other matter. The summary of the opinion of Burrill set forth below under “The Merger—Opinion of Burrill LLC” beginning on page [28], is qualified in its entirety by reference to the full text of the opinion.

          We encourage you to read Burrill’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with such opinion.

Financing the Merger (Pages 32; 45)

          The Merger is not subject to a financing contingency. We anticipate that the total funds needed to complete the Merger, including the amount of the Merger Consideration ($18,250,000), will be funded out of Reser’s freely available cash, lines of credit and other sources of available funds.

Treatment of Options and Warrants (Pages 34; 39)

          Stock Options. At the Effective Time, each outstanding option to purchase a share of Vaughan Common Stock, whether vested or unvested, will be converted into the right to receive cash in an amount equal to the difference between the per share Merger Consideration and the option exercise price.

          Non-publicly Traded Warrants. Prior to the Effective Time, we intend to enter into an agreement with the holders of our outstanding non-publicly traded warrants pursuant to which they will agree to cancel their warrants in exchange for a cash payment equal to the difference between the per share Merger Consideration and the warrant exercise price for each share of Vaughan Common Stock that they are entitled to purchase. A non-publicly traded warrant is a warrant that is neither listed on an exchange nor quoted on an automated quotation system.

          Publicly Traded Warrants. Each warrant to purchase a share or shares of Vaughan Common Stock that is not a non-publicly traded warrant will remain outstanding after the Effective Time until it expires, terminates or is cancelled in accordance with its terms. To the extent such warrants are exercised after the Effective Time, the holder will be entitled to receive a cash payment equal to the per share Merger Consideration for each share of Vaughan Common Stock for which such warrant is being exercised upon payment of the aggregate exercise prices for such shares. However, since the exercise prices of all of the publicly traded warrants are higher than the per share Merger Consideration, we do not expect them to be exercised.

Material U.S. Federal Income Tax Consequences of the Merger (Page 35)

          The Merger will be a taxable transaction for U.S. federal income tax purposes to the Vaughan stockholders. In general, for U.S. federal income tax purposes, a holder of shares of Vaughan Common Stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the portion of the Merger Consideration which such stockholder is entitled to receive in the Merger and (2) the holder’s adjusted tax basis in the shares of Vaughan Common Stock held by such stockholder at the Effective Time. The material federal income tax consequences with respect to payments received in exchange for options or warrants may be different. You should consult your tax advisors to determine the particular tax consequences to you of the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Interests of Vaughan’s Directors and Executive Officers in the Merger (Page 32)

          Vaughan’s directors and senior executive officers have economic interests in the Merger that are different from, or in addition to, their interests as Vaughan stockholders. The Board was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the Merger and the other transactions contemplated the Merger Agreement. First, Reser’s has indicated that it will waive the closing condition that Vaughan’s senior executive officers resign. As a result, they will continue to be employed by Vaughan after the Merger and retain their employment benefits, including the right to severance benefits in the event their employment is terminated without “Cause” or if they resign for “Good Reason” (as such terms are defined in the Management Agreements described on page [33]). Second, Vaughan’s officers and directors will continue to be covered by a Directors and Officers Liability insurance policy that will survive the consummation of the Merger. Third, certain officers and directors hold options to purchase shares of Vaughan Common Stock. Fourth, within 90 days after the closing date of the Merger, Vaughan, as the surviving corporation in the Merger, must either refinance certain indebtedness or obtain releases of any personal guarantees of Herbert B. Grimes, Vaughan’s Chief Executive Officer and Chairman, and Mark E. Vaughan, Vaughan’s President, with respect to such indebtedness. Also, within 30 days after the closing of the Merger, Vaughan, as the surviving corporation in the Merger, will repay a note held by Herbert B. Grimes in the amount of approximately $810,000 plus interest.

Conditions to the Merger (Page 47)

          Conditions to Vaughan’s Obligations. The obligation of Vaughan to consummate the Merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties made by Reser’s and Merger Sub are accurate;

•	Reser’s and Merger Sub will have performed in all material respects their respective obligations;

•	the Vaughan stockholders have approved, adopted and ratified the Merger Agreement;

•	all required consents and governmental approvals have been obtained;

•	no binding order, injunction, decree, ruling or other action in effect restraining, enjoining or otherwise prohibiting the consummation of the Merger is in effect;

•	no law or regulation will have been adopted that makes the consummation of the Merger illegal or otherwise prohibited; and

•	Vaughan receives a certificate signed by a senior executive officer of Reser’s that the first two conditions set forth above have been satisfied.

          Conditions to Reser’s and Merger Sub’s Obligations. The obligation of Reser’s and Merger Sub to consummate the Merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties made by Vaughan are accurate;

•	Vaughan will have performed in all material respects its obligations under the Merger Agreement;

•	no fact, event, change, development or set of circumstances that has had or would reasonably be expected to have a material adverse effect on Vaughan has occurred;

•	the Merger Agreement has been approved by the Board without dissent;

•	the Vaughan stockholders have approved, adopted and ratified the Merger Agreement;

•	all required consents and governmental approvals to consummate the Merger have been obtained;

•	no binding order, injunction, decree, ruling or other action is in effect restraining, enjoining or otherwise prohibiting the consummation of the Merger;

•	no law or regulation will have been adopted that makes the consummation of the Merger illegal or otherwise prohibited;

•	no action, lawsuit, proceeding or the like is pending or threatened against any of the parties to the Merger Agreement regarding the Merger Agreement or the Merger;

•	all outstanding stock options and warrants, other than the warrants that are listed on an exchange or quoted on an automated quotation system, have either been exercised or terminated; and

•	Reser’s receives a certificate signed by a senior executive officer of Vaughan as to the satisfaction of the conditions described in the first three bullets above.

Termination of the Merger Agreement (Page 48)

          The Merger Agreement may be terminated as follows:

•	by mutual written consent at any time before the consummation of the Merger;

•	by either Vaughan or Reser’s if:

(i)

the Merger is not consummated before December 31, 2011, which we refer to as the “End Date”, provided, a party may not terminate the Merger Agreement if the failure to consummate the Merger is attributable to the failure of such party to perform any covenant or obligation that it is required to perform under the Merger Agreement;

(ii)

any governmental entity or court of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action becomes final and non-appealable; or

(iii) the Vaughan stockholders do not approve, adopt and ratify the Merger Agreement;

•

by Vaughan if Reser’s or Merger Sub materially breaches or fails to perform any of their representations, warranties or covenants contained in the Merger Agreement, or if any representation or warranty of Reser’s or Merger Sub becomes materially inaccurate, in either case such that the conditions to the Merger relating to the accuracy of Reser’s or Merger Sub’s representations, warranties and covenants would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate and in either case such that breaches or inaccuracies are not curable by Reser’s or Merger Sub within 30 days and prior to the End Date or Reser’s or Merger Sub ceases to exercise commercially reasonable efforts to cure such breach or inaccuracy;

•	by Reser’s if:

	(i)	the Board withdraws or modifies its recommendation that stockholders approve, adopt and ratify the Merger Agreement in a manner that is adverse to Reser’s or Merger Sub;

(ii)

Vaughan has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than an acceptable confidentiality agreement) relating to any alternative acquisition proposal;

	(iii)	Vaughan or any of its representatives has willfully and materially breached any of its obligations under the non-solicitation provisions in the Merger Agreement;

(iv)

Vaughan materially breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, or if any representation or warranty of Vaughan becomes inaccurate;

	(v)	In the opinion of Reser’s, the cost of defending or responding to Vaughan stockholders who have exercised their appraisal rights will exceed $250,000;

(vi)

any of Vaughan’s plants have been damaged by fire or other casualty, whether or not insured, which damage, in the judgment of Reser’s, would materially and adversely affect the conduct of Vaughan’s business;

(vii)

the expenses incurred by Vaughan associated with the transactions, including legal fees, the cost of preparing this proxy statement and soliciting proxies and the cost of the fairness opinion, exceed $350,000; or

	(viii)	any material litigation or claims shall be pending or threatened against Reser’s or Merger Sub relating to the Merger.

No Solicitations (Page 43)

          Until the earlier of the closing of the Merger or the date the Merger Agreement is terminated, we may not, directly or through third parties (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of our business, properties or capital stock, or effect any such transaction, (B) disclose any information to any person concerning our business or properties or afford any person access to our properties, books or records other than in the ordinary course of business, (C) assist or cooperate with any person to make any proposal regarding a transaction described in clause (A), or (D) enter into any agreement regarding a transaction described in clause (A).

Regulatory Approvals (Page 37; 46)

          We are not aware of any regulatory approvals required in connection with the Merger.

Consummation of the Merger (32)

          We currently anticipate that the Merger will be completed by September 30, 2011. However, because of all the conditions that must be satisfied before the Merger can be consummated, we cannot assure that the Merger will be consummated by that date, if at all.

Current Market Price of Common Stock (Page 53)

          The closing sale price of Vaughan Common Stock on the Over-the-Counter Bulletin Board, which we refer to in this proxy statement as the “OTCBB”, on July 5, 2011, the day before the Merger was announced, was $0.40 per share. You are encouraged to obtain current market quotations for Vaughan Common Stock in connection with voting your shares. Please note that beginning July 15, 2011 shares of Vaughan Common Stock trade on the OTC Pink, part of the electronic interdealer quotation system operated by OTC Markets Group, Inc.

Appraisal Rights (Page 55)

          Under Oklahoma law, Vaughan stockholders who do not vote in favor of the proposal to approve, adopt and ratify the Merger Agreement have the right to seek appraisal of the fair value of their shares as determined under Section 1091 of the OGCA, with respect to such shares if the Merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the Merger Agreement and comply with the other procedures set forth in the OGCA. See Annex C for a copy of Section 1091 of the OGCA.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

          The following questions and answers address briefly some questions you may have regarding the Merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of Vaughan Common Stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We sometimes make reference to Vaughan Foods, Inc. and its subsidiaries in this proxy statement by using the terms “Vaughan,” the “company,” “we,” “our” or “us.”

Q:	What is the transaction?

A:

Vaughan and Reser’s have entered into the Merger Agreement pursuant to which, subject to the terms and conditions contained therein, Reser’s will acquire Vaughan through the merger of Merger Sub, a wholly-owned subsidiary of Reser’s, with and into Vaughan. Vaughan will be the surviving corporation in the Merger and will continue to operate as a wholly-owned subsidiary of Reser’s.

Q:	What will a Vaughan stockholder receive when the Merger occurs?

A:

In the aggregate, the Vaughan stockholders, together with the holders of options and non-publicly traded warrants (as described below) to purchase shares of Vaughan Common Stock, will receive $18,250,000 in cash, which we refer to in this proxy statement as the “Merger Consideration”. Based on the current number of shares of Vaughan Common Stock, options and non-publicly traded warrants outstanding, we estimate that the Vaughan stockholders will receive $1.58 in cash, without interest and reduced by any applicable withholding taxes, for each share of Vaughan Common Stock he, she or it owns at the Effective Time. We refer to this amount in this proxy statement as the “per share Merger Consideration”. This does not apply to shares held by Vaughan stockholders, if any, who have perfected their appraisal rights under the OGCA.

Q:	What will happen in the Merger to Vaughan’s stock options and warrants?

A:

At the Effective Time, each outstanding option to purchase shares of Vaughan Common Stock, whether vested or unvested, will be converted into the right to receive an amount equal to the excess of the per share Merger Consideration, estimated at $1.58 based on the current number of shares of Vaughan Common Stock, options and non-publicly traded warrants outstanding, over the exercise price of such option. Prior to the Effective Time, we plan to enter into agreements with the holders of our non-publicly traded warrants pursuant to which, at the Effective Time, each such warrant will be cancelled in exchange for the right to receive, with respect to each share of Vaughan Common Stock covered by such warrant, an amount equal to the excess of the per share Merger Consideration, over the exercise price of such warrants without interest and reduced by any applicable withholding taxes. Non-publicly traded warrants are warrants that are neither listed on an exchange nor quoted on an automated quotation system. The publicly traded warrants to purchase shares of Vaughan Common Stock (i.e., warrants that are either listed on an exchange or quoted on an automated quotation system) will remain outstanding after the Merger until they expire, terminate or are cancelled in accordance with their terms. If they are exercised after the Effective Time, the holder will receive, with respect to each share of Vaughan Common Stock for which such warrant is being exercised, an amount equal to the per share Merger Consideration upon payment of the exercise price with respect to such share. Given the fact that the exercise price of the publicly traded warrants is significantly higher than the per share Merger Consideration, we do not expect any of those warrants to be exercised.

Q:	How does the Merger Consideration compare to the market price of Vaughan Common Stock?

A:

The estimated per share Merger Consideration of $1.58 represents approximately a 295% premium over the closing price of $0.40 per share of Vaughan Common Stock as reported on the OTCBB on July 5, 2011, the last trading day before the date the Merger was publicly announced. You are encouraged to obtain current market quotations for Vaughan Common Stock in connection with voting your shares. Please note that beginning July 15, 2011 shares of Vaughan Common Stock trade on the OTC Pink, part of the electronic interdealer quotation system operated by OTC Markets Group, Inc.

Q:	When do you expect the Merger to be completed?

A:

We expect the Merger to be completed by September 30, 2011. However, the Merger is subject to various closing conditions, including Vaughan stockholder approval, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the Merger at a later time or not at all.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you were a stockholder of Vaughan as of [**], 2011, the Record Date for the special meeting of Vaughan stockholders at which they will vote on a proposal to approve, adopt and ratify the Merger Agreement. The Merger cannot be consummated unless the Merger Agreement is approved, adopted and ratified by stockholders owning a majority of Vaughan’s Common Stock. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You should read the section entitled “The Special Meeting” beginning on page 16 of this proxy statement.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of Vaughan stockholders will be held on [**], 2011, starting at [**] Central Time at Vaughan’s Corporate offices, located at 216 NE 12th Street, Moore, Oklahoma 73160.

Q:	What are the proposals that will be voted on at the special meeting?

A:

You will be asked to consider and vote on (1) a proposal to approve, adopt and ratify the Merger Agreement, (2) a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve, adopt or ratify the Merger Agreement, (3) a proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger and (4) such other business as may properly come before the special meeting or any adjournments of the special meeting.

Q:	Who is entitled to attend and vote at the special meeting?

A:

If you own shares of Vaughan Common Stock as of the close of business on the Record Date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. As of the Record Date, there were approximately [* *] shares of Vaughan Common Stock outstanding.

Q:	How many votes are required to approve, adopt and ratify the Merger Agreement?

A:

The proposal to approve, adopt and ratify the Merger Agreement requires the affirmative vote of a majority of the shares of the Vaughan Common Stock entitled to vote at the special meeting. All of our directors and executive officers, who in the aggregate own 1,982,400 shares of Vaughan Common Stock, or 21.1% of the total number of shares of Vaughan Common Stock entitled to vote at the special meeting, have stated that they will vote in favor of the proposal to approve, adopt and ratify the Merger Agreement.

Q:

How many votes are required to adopt the proposals to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger?

A:

The adoption of the proposals to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger requires the affirmative vote of a majority of shares of Vaughan Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the Board recommend that I vote?

A:

The Board has determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Vaughan’s stockholders and unanimously recommends that you vote “FOR” the proposal to approve, adopt and ratify the Merger Agreement and “FOR” the other proposals as well. You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of Vaughan’s Board of Directors” beginning on page 24 of this proxy statement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not approved, adopted and ratified by the Vaughan stockholders or if the Merger is not completed for any other reason, the Vaughan stockholders will not receive any payment for their shares of Vaughan Common Stock. Instead, Vaughan will remain an independent public company.

Q:	How are votes counted? Why is my vote important?

A:

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR”, “AGAINST” and “ABSTAIN” votes. The affirmative vote of a majority of the outstanding shares of Vaughan Common Stock is required under the OGCA to approve the proposal to approve, adopt and ratify the Merger Agreement. As a result, the failure to vote or voting “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement.

Because the affirmative vote of a majority of the shares of Vaughan Common Stock present in person or represented by proxy at the special meeting is required to adopt the proposals to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger, an “ABSTAIN” will count as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:

Your brokerage firm, bank, trust or other nominee will not be able to vote your shares of Vaughan Common Stock unless you have properly instructed your nominee on how to vote. The proposal to approve, adopt and ratify the Merger Agreement requires an affirmative vote of a majority of the outstanding shares of Vaughan Common Stock for approval. Because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, your failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement.

The proposals to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger, requires the affirmative vote of a majority of the shares of Vaughan Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on these proposals, your failure to instruct your broker or other nominee on how to vote your shares will have no effect on the outcome of these proposals.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of Vaughan Common Stock you own as of the Record Date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	by using the telephone number printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card; or

•	in person by appearing at the special meeting.

If you are voting by telephone or via the Internet, your voting instructions must be received by 11:59 p.m. Central Time on the date prior to the date of the special meeting.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of Vaughan Common Stock are present in person or represented at the special meeting.

If you return your signed proxy card, but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger. With respect to any other matter that properly comes before the special meeting, shares present represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares held in street name. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What constitutes a quorum for the special meeting?

A:

The presence, in person or by proxy, of stockholders representing a majority of the shares of Vaughan Common Stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of Vaughan Common Stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:

If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	Should I send in my stock certificates now?

A:

No. After the Merger is completed, you will be sent a Letter of Transmittal with detailed written instructions for exchanging your shares of Vaughan Common Stock for the Merger Consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to surrender your “street name” shares in exchange for the Merger Consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Vaughan Common Stock before the special meeting?

A:

The Record Date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the Merger. If you transfer your shares of Vaughan Common Stock after the Record Date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the Effective Time, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” on page 55 of this proxy statement and Annex C.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:

Stockholders are entitled to appraisal rights under Section 1091 of the OGCA, provided they satisfy the special criteria and conditions set forth in Section 1091 of the OGCA. For more information regarding appraisal rights, see “Appraisal Rights” on page 55 of this proxy statement. In addition, a copy of Section 1091 of the OGCA is attached as Annex C to this proxy statement.

Q:	What are the material federal income tax consequences of the Merger to me?

A:

The receipt of cash for shares of Vaughan Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Vaughan Common Stock will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the Merger and (ii) the holder’s adjusted tax basis in the shares of Vaughan Common Stock cancelled in the Merger. The material federal income tax consequences with respect to payments received in exchange for options or warrants may be different. You should consult with your tax advisors to determine the particular tax consequences to you of the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Q:	Who can answer further questions?

A:

For additional questions about the Merger, assistance in submitting proxies or voting shares of Vaughan Common Stock, or additional copies of the proxy statement or the enclosed proxy card, please contact us at:

Vaughan Foods, Inc.
216 NE 12th Street
Moore, OK 73160
405.794.25300
Attn: Corporate Secretary

          If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

          This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Meeting,” “The Merger,” “Opinion of Vaughan’s Financial Advisor,” “Financial Projections,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the Merger on Vaughan’s business relationships, operating results and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•

stockholders owning a majority of the shares of Vaughan Common Stock entitled to vote at the special meeting do not vote in favor of the proposal to approve, adopt and ratify the Merger Agreement or other conditions to the completion of the Merger may not be satisfied; and

•	Vaughan’s and Reser’s ability to meet expectations regarding the timing and completion of the Merger.

          In addition, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission, which we refer to in this proxy statement as the “SEC”, on March 30, 2011, and our quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2011, filed with the SEC on May 16, 2011, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page [**]. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

PARTIES TO THE MERGER

Vaughan Foods, Inc.
216 NE 12th Street
Moore, Oklahoma 73160
405.494.2530

          Vaughan, an Oklahoma Corporation, is an integrated manufacturer and distributor of value-added, refrigerated foods. We distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

          Shares of Vaughan Common Stock are currently quoted on the OTC Pink, part of the electronic interdealer quotation system operated by OTC Markets Group, Inc., under the symbol “FOOD”.

Reser’s Fine Foods, Inc.
P.O. Box 8
Beaverton, Oregon 97075-0008
503.643.6431

          Reser’s is a privately held, fourth generation family-owned company. It was founded in 1950 by Earl and Mildred Reser and is based in Beaverton, Oregon. Reser’s has facilities located across the United States. Its brands are industry leaders in salads, side dishes, dips, Mexican foods, and specialty products. Reser’s is the No. 1 national brand of deli salads and side dishes.

Reser’s Acquisition, Inc.
P.O. Box 8
Beaverton, Oregon 97075-0008
503.643.6431

          Merger Sub, an Oklahoma Corporation and a wholly-owned subsidiary of Reser’s, was formed solely for the purpose of facilitating Reser’s acquisition of Vaughan. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub will merge with and into Vaughan and, as a result, will cease to exist immediately thereafter. Merger Sub’s principal executive offices are located at 15570 SW Jenkins Road, Beaverton, Oregon 97006.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

          The special meeting of Vaughan stockholders will be held at Vaughan’s corporate offices, located at 216 NE 12th Street, Moore, Oklahoma 73160 on [**], 2011 at [**] a.m. Central Time. All references to the special meeting in this proxy statement include any adjournments thereof. At this special meeting, holders of shares of Vaughan Common Stock will be asked to consider and vote on proposals to approve, adopt and ratify the Merger Agreement, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger. Vaughan’s stockholders must approve, adopt and ratify the Merger Agreement in order for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement in its entirety.

Record Date and Quorum

          We have fixed the close of business on [**], 2011 as the Record Date for the special meeting, and only holders of record of Vaughan Common Stock on the Record Date are entitled to vote at the special meeting. You are entitled to receive notice of and to vote at the special meeting if you owned shares of Vaughan Common Stock on the Record Date. As of the Record Date, there were [* *] shares of Vaughan Common Stock outstanding and entitled to vote. Each share of Vaughan Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

          A majority of the shares of Vaughan Common Stock outstanding at the close of business on the Record Date and entitled to vote, present in person or by proxy, at the special meeting constitutes a quorum for the purpose of the special meeting. A quorum is necessary to transact business at the special meeting. Shares of Vaughan Common Stock present in person or represented by proxy at the special meeting but not voted, including shares of Vaughan Common Stock for which proxies have been received but for which stockholders have abstained, as well as “broker non-votes”, if any, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Once a share of Vaughan Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting or any adjournment of the special meeting. However, if a new Record Date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Attendance

          Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If you hold shares of Vaughan Common Stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you would like to attend the special meeting, you will need to bring a valid photo identification and proof of ownership, such as a brokerage statement as of a recent date, a copy of your voting instruction form or a “legal” proxy from your broker, bank or other nominee. If you wish to vote in person at the special meeting, you must obtain a “legal” proxy from your broker, bank or other nominee. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required for Approval

          Approval of the proposal to approve, adopt and ratify the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Vaughan Common Stock. All of Vaughan’s officers and directors, owning an aggregate of 1,982,400 shares, or 21.1% of the shares of Vaughan Common Stock entitled to vote at the special meeting, have stated that they intend to vote their shares in favor of the proposal to approve, adopt and ratify the Merger Agreement.

          For the proposal to approve, adopt and ratify the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Votes to “ABSTAIN” will not be counted as votes cast in favor of the proposal to approve, adopt and ratify the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement. If you hold your shares in “street name,” your failure to instruct your broker, bank or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve, adopt and ratify the Merger Agreement.

          Approval of the proposals to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and to approve on a non-binding, advisory basis the severance benefits Vaughan’s senior executive officers may receive following the Merger requires the affirmative vote of the holders of a majority of the shares of Vaughan Common Stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN”. If your shares of Vaughan Common Stock are present at the special meeting but are not voted on these proposals, or if you have given a proxy and abstained from voting on these proposals, this will have the same effect as if you voted “AGAINST” the proposals. If you fail to submit a proxy or to vote in person at the special meeting, or if there are broker non-votes, your shares of Vaughan Common Stock not voted will not be counted in respect of, and will not have any effect on, these proposals.

          If your shares of Vaughan Common Stock are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, which we refer to in this proxy statement as the “Transfer Agent”, you are considered, with respect to those shares, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by Vaughan. If your shares of Vaughan Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of such shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

          If you are a stockholder of record, there are four ways to vote:

• by completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope;

• by visiting the Internet at www.proxyvote.com;

• by calling toll-free (within the U.S. or Canada) 1.800.690.6903; or

• by attending the special meeting and voting in person by ballot.

          If you are a beneficial owner of common stock held in “street name”, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Vaughan Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

          Nominees, such as banks and brokerage firms who hold shares in street name for customers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to approve, adopt and ratify the Merger Agreement, to approve the adjournment of the special meeting and to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger, and, as a result, absent specific instructions from the beneficial owner of such shares of Vaughan Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares on any of the proposals to be voted on at the special meeting. Broker non-votes, if any, will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” each of the proposals.

          Please note that if you are a beneficial owner of Vaughan Common Stock and wish to vote in person at the special meeting, you must obtain a “legal” proxy from your bank, brokerage firm or other nominee.

          Please refer to the instructions on your proxy card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be received by our Transfer Agent by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate Letter of Transmittal will be mailed to stockholders of record that will enable you to receive the Merger Consideration in exchange for your stock certificates.

          If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Vaughan Common Stock in the way that you indicate.

          If you properly sign your proxy card but do not mark the boxes showing how your shares of Vaughan Common Stock should be voted on a matter, the shares of Vaughan Common Stock represented by your properly signed proxy card will be voted “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the proposal to adjourn the special meeting and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.

          IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF VAUGHAN COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET.

Proxies and Revocation

          Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning a signed and dated proxy card by mail in the accompanying prepaid envelope or may vote in person at the special meeting. If you vote by telephone or over the Internet, your proxy must be received by 11:59 p.m. Central Time on [**], 2011, the date prior to the date of the special meeting, in order for your shares to be voted at the special meeting as you indicate. If you return your proxy by mail your shares will be voted in accordance therewith as long as the proxy is received prior to the commencement of the special meeting. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve, adopt and ratify the Merger Agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger, and in accordance with the recommendations of the Board on any other matters properly brought before the special meeting, or at any adjournment thereof, for a vote.

          If your shares of Vaughan Common Stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers who hold shares of Vaughan Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as the proposals to approve, adopt and ratify the Merger Agreement, to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker or other nominee holds your shares of Vaughan Common Stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Because it is expected that brokers and other nominees will not have discretionary authority to vote on any of the proposals, we do not anticipate that there will be any broker non-votes at the special meeting.

          If you are a stockholder of record of shares of Vaughan Common Stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to Vaughan’s Corporate Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of Vaughan Common Stock and bearing a later date; or

•	if you voted by telephone or the Internet, by voting again by telephone or the Internet prior to 11:59 p.m. Central Time on the date prior to the date of the special meeting.

          If you are a “street name” holder of Vaughan Common Stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

          Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Vaughan Foods, Inc.
216 NE 12th Street
Moore, OK 73160
Attn: Corporate Secretary

Adjournments

          Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Vaughan’s bylaws provide that any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not more than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Vaughan prior to the date of the special meeting in which no voting instructions are provided will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of the shares of Vaughan Common Stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Since a majority of the votes present in person or represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, a vote to “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Vaughan’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation Expenses

          We will bear all of the expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby. We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Vaughan Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Vaughan Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by email, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

          If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our Corporate Secretary at 405.794.2530, or by electronic mail at corporatesecretary@vaughanfoods.com.

Availability of Documents

          A list of the Vaughan stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least ten days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting. See “Where You Can Find More Information” for more information regarding where you can access other information concerning Vaughan.

THE MERGER (PROPOSAL 1)

               This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger

               As contemplated by the Merger Agreement, Merger Sub will merge with and into Vaughan. Vaughan will be the surviving corporation in the Merger and will continue to do business following the Merger as a wholly owned subsidiary of Reser’s. As a result of the Merger, Vaughan will cease to be a publicly traded company. You will not own any shares of the capital stock of Vaughan following the Merger.

Merger Consideration

          The aggregate Merger Consideration that will be paid by Reser’s to the holders of shares of Vaughan Common Stock and to holders of options and warrants to purchase shares of Vaughan Common Stock is $18,250,000 in cash, or approximately $1.58 per share based on [**] shares of Vaughan Common Stock outstanding on the Record Date. However, to the extent that outstanding options or non-publicly traded warrants are exercised for cash (and not pursuant to any “cashless exercise” or “net exercise” provisions) before the Effective Time, the per share Merger Consideration would be reduced. For example, (a) if all options and non-publicly traded warrants were exercised for cash, the per share Merger Consideration would be $1.33 or (b) if only options and non-publicly traded warrants whose underlying shares of Vaughan Common Stock issued upon exercise were immediately saleable pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, were exercised, the per share Merger Consideration would be $1.39. We do not expect the holders of our publicly traded warrants to exercise their warrants because the exercise price of those warrants is higher than the per share Merger Consideration.

Background of the Merger

          The Board, together with Vaughan’s senior management, continually reviews, considers and evaluates its market position and capital structure. The Board and senior management have continually considered whether or not the company could provide more value to its stockholders as a publicly-held company or as a private company. Vaughan’s management believes that the incremental cost of operating as a public company is approximately $1.0 million per year.

          Since its initial public offering in 2007, Vaughan has been unable to consistently produce acceptable stockholder value due to, among other things, inadequate capitalization and its inability to raise adequate capital on terms acceptable to the Board – primarily at a valuation that would not significantly dilute the Vaughan stockholders. Since its initial public offering in July 2007, Vaughan has reported cumulative net losses of $4.8 million. Accordingly, the Board has stood willing to consider reasonable offers for the company.

          Vaughan received an informal, non-written overture from a potential strategic party in late 2008 for an amount that was less than one half of the Merger Consideration and, despite some intense negotiations over an extended period of time, was unable to obtain a better value at that time.

          Beginning with the third quarter of 2008 through the first quarter of 2011, Vaughan reported cumulative net losses of $3.5 million.

          In the third quarter of 2009, the same potential strategic party made an informal offer to acquire newly issued shares of Vaughan Common Stock for an amount that would have resulted in an implied valuation that was less than 40 percent of the Merger Consideration. The potential investor withdrew the proposal before it could be acted upon by the Board.

          Beginning with the third quarter of 2009 through the first quarter of 2011, Vaughan reported cumulative net losses of $827,000.

          The estimated per share Merger Consideration of $1.58 represents a premium of approximately 301%, 293%, and 277% over the one, three and six month volume-weighted average prices of a share of Vaughan Common Stock, respectively, prior to market close on July 5, 2011, the last trading day prior to the execution of the Merger Agreement, and a premium of approximately 295% over the closing price of a share of Vaughan Common Stock on July 5, 2011, the last trading day prior to the date on which the Merger Agreement was executed.

          In consideration of the continuing operating losses, management and the Board do not believe that Vaughan can materially increase its stockholder value without substantial additional capital or a merger with a strategic acquirer having significantly greater financial resources than Vaughan. Also, in consideration of the previous informal offers for the entire company, or for certain interests in the company and Vaughan’s historical stock prices, the Board believes the probability of receiving materially greater value for the Vaughan stockholders than the Merger Consideration is highly remote.

          Vaughan and Reser’s sell certain complementary and competing products. The discussion of a possible combination of companies commenced on or about October 25, 2010, when Mark Vaughan, President and Chief Operating Officer of Vaughan, attended the Refrigerated Foods Association Board meeting at the Hilton Chicago O’Hare Airport hotel in Chicago, Illinois. Mark Reser, Reser’s President and Chief Executive Officer, approached Mr. Vaughan about a possible combination of the two companies. At this meeting, the two executives discussed their respective firms’ platforms, history and market opportunities. At the conclusion of the meeting, both individuals suggested that they continue discussions.

          On or about December 20, 2010, Mr. Reser traveled to Vaughan’s facilities in Moore, Oklahoma to meet with Mr. Vaughan and Herbert Grimes, Vaughan’s Chairman and Chief Executive Officer. At the meeting, the participants discussed the potential strategic and cultural alignment between the two companies as well as potential areas in which the companies complement one another and potential cost synergies if they were to combine. Mr. Reser recommended that Vaughan and Reser’s enter into a mutual non-disclosure agreement, which they did on March 8, 2011.

          Mr. Reser and Paul Leavy, Reser’s Chief Financial Officer met again with Mr. Grimes and Mr. Vaughan in Denver Colorado in March 2011. They continued to discuss a possible combination, but no financial or economic terms were discussed.

          On April 6, 2011, Reser’s presented a written offer to Vaughan to purchase 100 percent of the equity of Vaughan for $0.80 per share, plus nominal per share amounts for certain warrants, which would have resulted in a total purchase price of $8.1 million. However, certain equity components were excluded from the written offer letter.

          On April 8, 2011, Vaughan responded by acknowledging receipt of the written offer and, citing certain of Vaughan’s financial metrics and certain valuation multiples in recent industry transactions, requested Reser’s to reevaluate their offer to determine whether it could increase the purchase price.

          On April 12 and 18, 2011, the management of Vaughan and Reser’s held conference calls to discuss the terms of Reser’s offer.

          On April 20, 2011, at the request of Reser’s, Vaughan provided Reser’s with additional information regarding its outstanding securities.

          On April 22, 2011, Reser’s presented a revised written offer increasing the proposed purchase price to $15.0 million, which would have resulted in per share Merger Consideration of approximately $1.31.

          On April 28, 2011, the Board met telephonically to discuss Reser’s April 22, 2011 offer. Management made a presentation to the Board at this telephonic meeting, advising the Board of the various steps and milestones in the negotiation process and of the progress of the negotiations. The Board agreed with management’s position that the offer from Reser’s was inadequate and instructed management to inform Reser’s of the Board’s determination and to continue negotiations with Reser’s to increase the purchase price.

          On May 5, 2011, management of Vaughan and Reser’s held a conference call to discuss the status of the offer and related negotiations. Reser’s requested additional non-public information, presumably for the purpose of re-evaluating its offer. The information requested included the following:

•	a summary of Vaughan’s ten largest accounts, measured by revenue, for salads and produce and a comparison of those accounts between first quarter of 2011 and 2010, excluding the customer names;

•	a summary of Vaughan’s ten highest revenue generating items, by SKU, for salads, produce and soups;

•	a summary of the first quarter 2011 financial statements, which were not public information as of this time; and

•	a list of the ten largest raw materials by cost, including delivery charges.

          On May 5, 2011, Vaughan provided Reser’s with a letter stating that Vaughan’s senior management had met several times regarding Reser’s offer and had presented the current offer and prior correspondence to the Board. The letter also stated that the independent directors had met separately – i.e., without management present -- and determined not to accept Reser’s latest offer.

          On May 7, 2011, Vaughan sent a letter to Reser’s that contained non-public information requested by Reser’s on May 5, 2011 and additional non-public information, including the following:

•	information regarding Vaughan’s net operating loss carryforwards for federal income tax purposes;

•	information regarding intangible assets, and

•	potential new business, without naming specific potential customers.

          On May 9, 2011, Reser’s presented a revised written offer for Vaughan, increasing the purchase price to $16,650,000, which would have resulted in per share Merger Consideration of approximately $1.45. Messrs. Grimes and Vaughan and Gene P. Jones, Vaughan’s Chief Financial Officer, met to discuss the revised offer and determined that it was still inadequate and that a better offer could be obtained. Management estimated that a fair value for Vaughan was $18,250,000, which would be approximately $1.58 per share for the equity after settling all of the “in-the-money” options and warrants.

          On May 10, 2011, Vaughan’s management team presented Reser’s with a written counter-offer with a proposed purchase price of $18,650,000, which would have resulted in per share Merger Consideration of approximately $1.61.

          On May 11, 2011, Mr. Grimes and Mr. Reser held a telephone conversation and ultimately agreed to a purchase price of $18,250,000 and other terms of a possible transaction.

          Throughout the process, Reser’s management conducted a due diligence investigation of Vaughan and its business and financial position and was provided certain non-public information.

          On May 12, 2011, the Board held a special telephonic meeting to review, discuss and vote on a resolution to authorize and direct management to negotiate definitive agreements for the sale of Vaughan to Reser’s, subject to approval of such agreements by the Board and approval of the transaction by the Vaughan stockholders.

          On May 13, 2011, Reser’s submitted a non-binding Term Sheet to Vaughan highlighting the principal material terms on which it was willing to acquire all of the issued and outstanding shares of Vaughan Common Stock as well as the shares of Vaughan Common Stock underlying any outstanding “in-the-money” options and warrants for an aggregate purchase price of $18,250,000, subject to Reser’s additional due diligence and other terms and conditions set forth in the Term Sheet. The form of the transaction was to be determined by Reser’s after it had a chance to conduct further due diligence but, as of the Term Sheet date, was expected to be an all cash, taxable, reverse triangular merger.

          After various negotiations, primarily by electronic mail, the Term Sheet was revised to the mutual satisfaction of Vaughan and Reser’s and was fully executed by both parties on May 18, 2011.

          On June 1, 2011, Messrs. Grimes, Vaughan and Jones met with Messrs. Reser and Leavy at the Hilton Garden Inn in Oklahoma City. The parties discussed various strategic issues and after the meeting Mr. Reser and Mr. Leavy toured Vaughan’s facilities in the Oklahoma City area with Mr. Vaughan.

          On June 6, 2011, Reser’s delivered the first draft of the Merger Agreement to Vaughan. Negotiations primarily occurred by electronic mail between management, Vaughan’s legal counsel, and Reser’s legal counsel over the next several weeks.

          On June 16, 2011, the Board engaged Burrill to provide a written opinion to the Board as to the fairness of the proposed transaction to the Vaughan stockholders from a financial point of view (the “Fairness Opinion”).

          A Burrill representative visited the company’s facilities in Moore, Oklahoma on June 20, 2011.

          On June 24, 2011, Burrill provided management with a draft of the Fairness Opinion and certain background material supporting the opinion. After internal review by management, the materials were made available to the Board on June 27, 2011, and these materials were updated by Burrill on June 28, 2011. The updated materials were also made available to the Board at that time.

          On June 29, 2011, a draft of the Merger Agreement was made available to the Board.

          On June 30, 2011, the Board held a special telephonic meeting to view a presentation of the Fairness Opinion and the overview rationale for the opinion from representatives of Burrill.

          After the presentation by Burrill and a follow-up discussion among the members of the Board present at the meeting, the Board, without dissent, approved and declared advisable the Merger Agreement and the Merger and determined that the terms of the Merger are fair to and in the best interests of, Vaughan and its stockholders, and authorized management to enter into the Merger Agreement substantially in the form presented to the Board.

          On July 6, 2011, Mr. Reser and Mr. Leavy met with Mr. Grimes, Mr. Vaughan and Mr. Jones at Vaughan’s corporate offices in Moore, Oklahoma and the Merger Agreement was fully executed.

          On July 6, 2011, at 4:00 PM Eastern Time, after the U.S. securities trading markets closed, Vaughan issued a press release announcing the execution of the Merger Agreement and informed its key employees, customers, vendors, the local Oklahoma City media, and others of the execution of the Merger Agreement.

          On July 12, 2011, Vaughan filed a Current Report on Form 8-K with the SEC reporting that it had entered into a material definitive agreement with Reser’s.

Reasons for the Merger; Recommendation of the Board

               In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with senior management, outside legal counsel and independent financial advisors. In recommending that the Vaughan stockholders vote their shares of Vaughan Common Stock in favor of approving, adopting and ratifying the Merger Agreement, the Board also considered a number of factors, including the following:

Financial Terms; Fairness Opinion; Certainty of Value

•	The historic trading ranges of Vaughan Common Stock and the potential trading range of Vaughan Common Stock absent takeover speculation.

•

The fact that the per share Merger Consideration, estimated at $1.58, represents a premium of approximately 301%, 293% and 277% over the one, three and six month volume-weighted average prices of a share of Vaughan Common Stock, respectively, prior to market close on July 5, 2011, the last trading day prior to the execution of the Merger Agreement.

•

The fact that the per share Merger Consideration, estimated at $1.58, represents a premium of approximately 295% over the closing price of a share of Vaughan Common Stock on July 5, 2011, the last trading day prior to the date on which the Merger Agreement was executed.

•

Burrill’s presentation to the Board of certain valuation analyses and its opinion that, as of June 30, 2011, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the consideration to be offered to the Vaughan stockholders in the Merger was fair to such stockholders. For more information about Burrill’s opinion, see below under the heading “—Opinion of Burrill LLC.”

•	The fact that the all-cash Merger Consideration will provide certainty of value and liquidity to the Vaughan stockholders, while eliminating long-term business and execution risk.

•	The availability of statutory appraisal rights to Vaughan stockholders who comply with certain procedures under Oklahoma law.

•	Appraisal rights allow Vaughan stockholders to have the “fair value” of their Vaughan Common Stock determined by the Oklahoma District Court.

Financial Condition and Prospects of the Company; Strategic Alternatives

•	The difficulty of predicting future prospects for Vaughan on a stand-alone basis.

•	The increasing challenges faced by Vaughan as an independent company pursuing organic growth.

•

The fact that Vaughan’s ability to implement its growth strategy depends on identification of attractive acquisition targets and its ability to acquire them at acceptable valuations and to integrate them successfully.

•

The risks of continuing as a stand-alone company or pursuing other alternatives, including the sale or other disposition of our assets or a leveraged stock repurchase; the range of potential benefits to the Vaughan stockholders of these alternatives; the assessment that no other alternatives were reasonably likely to create greater value for the Vaughan stockholders taking into account risk of execution as well as business, competitive, industry and market risk, than the Merger; and the potential near-term impact on our business.

Market Check; Alternative Proposals

•

The Board’s view that the Merger Consideration was the highest price reasonably attainable by the Vaughan stockholders in a sale of the company, considering potentially interested third parties and strategic opportunities.

•	The Board’s view that Vaughan, with the assistance of its advisors, negotiated the highest price per share of Vaughan Common Stock that Reser’s was willing and able to pay.

•

The Board’s view that Vaughan, prior to Reser’s offer, had communicated with a sufficient number of parties, including brokers and potential acquirers (both strategic and financial), to obtain the best value reasonably available to stockholders. Vaughan received an informal, non-written overture from a potential strategic party in 2009 for an amount that was less than one-half of the Merger Consideration and was unable to obtain a better value at that time. Since its initial public offering in 2007, Vaughan has reported cumulative net losses of $4.8 million, of which $575,000 has been incurred since the first quarter of 2010. In the first quarter of 2010, Vaughan completed an equity offering of securities that valued the company at approximately $3.8 million (compared to an imputed equity value of approximately $14.8 million in the current transaction).

•	The Board’s view that, despite the fact that the Merger Agreement is binding on the parties, third parties are not likely to be unduly deterred from making a superior proposal for Vaughan.

•

The fact that the Board could change its recommendation to the Vaughan stockholders with respect to adoption of the Merger Agreement if there has been a “change in circumstances” (as defined in the Merger Agreement).

•	The fact that Vaughan is not required to pay a termination fee in the event the Merger Agreement is terminated.

Merger Agreement Terms

•	The Board’s view that the Merger Agreement has customary terms and was the product of arms-length negotiations.

•	The fact that the Merger is not subject to a financing contingency.

•	The fact that the Merger is not subject to antitrust approvals.

•	The fact that we could incur up to $350,000 in expenses relating to the Merger Agreement and the Merger without triggering Reser’s right to terminate.

•

The fact that Reser’s has no right to terminate unless it reasonably believes that the cost of defending or responding to stockholders who have exercised their statutory appraisal rights (not including amounts to be paid in satisfaction of those rights) exceeds $250,000.

•	The fact that a majority of the members of the Board are independent and that no member of the Board would have an equity interest in the surviving company following the Merger.

Likelihood of Consummation

•

The fact that Vaughan’s executive officers and directors, who collectively own 21.1% of the outstanding shares of Vaughan Common Stock, have stated that they intend to vote in favor of the proposal to approve, adopt and ratify the Merger Agreement at the special meeting of Vaughan stockholders called for that purpose.

•

The fact that there is no financing contingency to the consummation of the Merger and that Reser’s has represented that it has sufficient cash, available lines of credit and other sources of readily available funds to consummate the Merger.

•	The fact that the Merger Agreement permits us to seek specific performance remedies against Reser’s and Merger Sub.

The Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	The fact that receipt of the all-cash Merger Consideration would be taxable to the Vaughan stockholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	The fact that the Vaughan stockholders would forego the opportunity to realize the potential long-term value of the successful execution of the company’s current strategy as an independent company.

•	The fact that under the terms of the Merger Agreement, Vaughan is unable to solicit other acquisition proposals during the pendency of the Merger.

•

The restrictions on Vaughan’s conduct of business prior to completion of the Merger, which could delay or prevent it from undertaking business opportunities that may arise or taking certain other actions with respect to its operations.

•

The significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to consummate the Merger may disrupt Vaughan’s business operations.

•

The fact that, while Vaughan expects the Merger to be consummated if approved by its stockholders, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied.

•	The risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Vaughan Common Stock.

•

The fact that the failure to consummate the Merger could have adverse consequences, including on or more of the following: (1) Vaughan’s business, sales operations and financial results could suffer in the event that the Merger is not consummated; (2) the perception that the reason or reasons for which the Merger Agreement was terminated and whether such termination resulted from factors adversely affecting the company; (3) the Merger Agreement, the marketplace would consider Vaughan to be an unattractive acquisition candidate; and (4) the possible sale of Vaughan Common Stock by short-term investors following an announcement that the Merger Agreement was terminated causing a significant decrease in the market price of the shares of Vaughan Common Stock.

•

The fact that the announcement and pendency of the Merger, or failure to complete the Merger, may cause substantial harm to Vaughan’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales or other personnel), vendors and customers and may divert employees’ attention away from Vaughan’s day-to-day business operations.

•

The fact that Vaughan’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of the Vaughan stockholders. For more information about such interests, see below under the heading “—Interests of Certain Persons in the Merger.”

          The Board believed that, overall, the potential benefits of the Merger to the Vaughan stockholders outweighed the risks and uncertainties of the Merger.

          The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his own personal business judgment to the process and may have given different weight to different factors.

The Board recommends that you vote “FOR” the proposal to approve, adopt and ratify the
Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding advisory basis, the severance benefits
Vaughan’s senior executives may receive following the Merger.

Opinion of Burrill LLC

Fairness of the Transaction

          On June 30, 2011, Burrill rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Burrill’s written opinion dated June 30, 2011) to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of June 30, 2011, the Merger Consideration to be received by the Vaughan stockholders in the Merger is fair, from a financial point of view, to the holders of shares of Vaughan Common Stock. Prior to the June 30, 2011 Board meeting, Burrill had provided the members of the Board with a draft of its opinion to review.

          Burrill’s opinion was for the information of the Board in connection with its evaluation of the proposed sale. It addressed only the fairness, from a financial point of view, of the Merger Consideration to be received by holders of

Vaughan Common Stock in the Merger pursuant to the Merger Agreement and did not address any other aspects or implications of the Merger. The summary of Burrill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Burrill in preparing its opinion. However, neither Burrill’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the Merger.

          In arriving at its opinion, Burrill:

•	reviewed a draft of the Merger Agreement in substantially final form;

•

reviewed certain internal financial analyses, historical financials, financial forecasts, reports, operating performance and other information we deemed relevant, all of which was provided by, or on behalf of, the management of Vaughan;

•

held discussions with certain members of Vaughan’s management concerning the historical and current business operations, financial condition and prospects of Vaughan, and such other matters Burrill deemed relevant;

•

analyzed certain financial and industry data, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Vaughan and considering, to the extent publicly available, the financial terms of certain other transactions which Burrill deemed relevant in evaluating the Merger; and

•	conducted such other financial analyses, studies and investigations as Burrill deemed appropriate.

          With the consent of Vaughan, Burrill relied upon and assumed, without independent verification, (a) the accuracy and completeness of all data, material and other information furnished, or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information, (b) there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Vaughan since the date of the most recent financial statements provided to it that would be material to its analyses or the opinion, (c) there was no information or any facts that would make any of the information reviewed by it incomplete or misleading, (d) the representations and warranties of all parties to the Merger Agreement were true and correct, (e) each party to the Merger Agreement would fully and timely perform all of the covenants and agreements required to be performed by such party, (f) all conditions to the consummation of the Merger would be satisfied without waiver thereof, (g) the Merger Agreement would be consummated in a timely manner in accordance with the terms described in the Merger Agreement, without any amendments or modifications thereto, (h) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, (i) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on Vaughan that would be material to Burrill’s analyses or its opinion and (j) that the final form of the Merger Agreement would not differ from the draft of the Merger Agreement identified above in any respect material to its analyses.

          Furthermore, in connection with Burrill’s opinion, Burrill was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Vaughan or any other party, nor was Burrill provided with any such appraisal or evaluation. Burrill did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Burrill did not undertake independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Vaughan was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Vaughan was or may be a party or is or may be subject.

          Burrill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Burrill did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.

          Burrill’s opinion does not constitute a recommendation to the Board or the Vaughan stockholders of how to vote or to take any action with regard to the Merger. Burrill’s opinion should not be construed as creating any fiduciary duties. The opinion may not be quoted or referred to, in whole or in part, in any document, or used for any other purpose, without Burrill’s written consent. Burrill has consented to the use of its opinion in this proxy statement.

          Burrill’s opinion only addresses the fairness to the holders of shares of Vaughan Common Stock, from a financial point of view, of the Merger Consideration and does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation: (i) the underlying business decision of Vaughan or any other party to proceed with the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than the consideration to the extent expressly specified herein) and whether such terms were the best attainable under the circumstances, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Vaughan, or to any other party, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for Vaughan or the effect of any other transaction in which Vaughan might engage, (v) the solvency, creditworthiness or fair value of Vaughan or any other party to the Merger, or any of such their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any consideration received by Vaughan’s officers, directors or employees or any class of such persons relative to the consideration to be received by the Vaughan stockholders in the Merger, if any, or with respect to the fairness of such compensation. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Burrill relied, with the consent of Vaughan, on the assessments by Vaughan and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Vaughan and the Merger. The issuance of this opinion was approved by a committee authorized to approve opinions of this nature.

          In preparing its opinion to the Board, Burrill performed a variety of analyses, including those described below. The summary of Burrill’s valuation analyses described below is not a complete description of the analyses underlying Burrill’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Burrill’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Burrill arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Burrill believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

          In performing its analyses, Burrill considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Burrill’s analyses for comparative purposes is identical to Vaughan or the Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Burrill did not make separate or quantifiable judgments regarding individual analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Burrill. Much of the information used in, and accordingly the results of, Burrill’s analyses are inherently subject to substantial uncertainty.

          The following is a summary of the material valuation analyses performed in connection with the preparation of Burrill’s opinion rendered to the Board on June 30, 2011. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Burrill’s analyses.

Comparable Company Analysis

          Burrill reviewed financial and stock market information of Vaughan and the following seven selected publicly traded companies with similar products, similar operating and financial characteristics and servicing similar markets:

J&J Snack Foods Corp.	John B Sanfilippo & Son Inc.

Cal-Maine Foods, Inc.	Overhill Farms Inc.

Seneca Foods Corp.	Inventure Foods, Inc.

Omega Protein Corp.

          Burrill reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted equity value based on closing stock prices on June 21, 2011, plus debt, minority interest and preferred stock, less cash and equivalents, as a multiple of latest 12 months (“LTM”) gross profit. Burrill then applied a selected range for LTM gross profit multiples of 3.1x to 4.9x, derived from the selected companies to corresponding data of Vaughan. This analysis indicated an implied equity value reference range for Vaughan of approximately $15.8 million to $30.4 million, as compared to the $18.25 million aggregate Merger Consideration.

          Burrill reviewed enterprise values of the selected companies, calculated as fully-diluted equity value based on closing stock prices on June 21, 2011, plus debt, minority interest and preferred stock, less cash and equivalents, as a multiple of LTM and calendar year 2011 estimated EBITDA. Burrill then applied a selected range for LTM and calendar year 2011 estimated EBITDA multiples of 4.6x to 7.6x, and 5.5x to 7.6x, respectively, derived from the selected companies to corresponding data of Vaughan. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of Vaughan were based on estimates of Vaughan management. This analysis indicated an implied value reference range for Vaughan of approximately $0.1 million to $12.9 million, as compared to the $18.25 million aggregate Merger Consideration.

          Burrill reviewed, among other things, share prices of the selected companies, based on closing stock prices on June 21, 2011 as a multiple of book value as of March 31, 2011. Burrill then applied a selected range for price-to-book value multiples of 0.8x to 2.1x, derived from the selected companies to corresponding data of Vaughan. This analysis indicated an implied equity value reference range for Vaughan of approximately $6.5 million to $17.1 million, as compared to the $18.25 million aggregate Merger Consideration.

          Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Vaughan. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Vaughan.

          Burrill reviewed the transaction values of the following fifteen transactions involving similar businesses with disclosed financial metrics:

Acquiror	Target

Flowers Bakeries, LLC	Tasty Baking Co.

Danone	YoCream International, Inc.

SunOpta Inc.	Dahlgren & Company, Inc.

Premium Brands Holdings Corporation	SK Food Group, Inc.

Compañía de Galletas Noel S.A.	Fehr Foods, Inc.

John B Sanfilippo & Son Inc.	Orchard Valley Harvest, Inc.

Agricore United	Dakota Growers Pasta Company, Inc.

Pulmuone Wildwood, Inc.	Monterey Gourmet Foods, Inc.

Flavor House Products, Inc.	Harvest Manor Farms, LLC

Lifeway Foods Inc.	Fresh Made, Inc.

Nestlé S.A.	FoodTech International, Inc.

Dongwon Enterprise Co., Ltd.	Star-Kist Foods, Inc.

Flowers Bakeries, LLC	Southern Bakeries, Inc.

Flowers Bakeries, LLC	Holsum Bakery, Inc.

ABARTA, Inc.	Kahiki Foods, Inc.

          Burrill reviewed, among other things, transaction values in the selected transactions, calculated as the purchase prices paid for the target companies, as a multiple of LTM gross profit. Burrill then applied a LTM gross profit range of multiples of 2.4x to 3.9x, derived from the selected transactions, to Vaughan’s revenue for the corresponding period. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Vaughan were based on publicly available information. This analysis indicated an implied per share equity value reference range for Vaughan of approximately $10.1 million to $22.3 million, as compared to the $18.25 million aggregate Merger Consideration.

          Burrill reviewed, among other things, transaction values in the selected transactions, calculated as the purchase prices paid for the target companies, as a multiple of LTM EBITDA. Burrill then applied a LTM EBITDA range of multiples of 5.1x to 13.6x, derived from the selected transactions, to Vaughan’s EBITDA for the corresponding period. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Vaughan were based on publicly available information. This analysis indicated an implied per share equity value reference range for Vaughan of approximately $1.1 million to $18.6 million, as compared to the $18.25 million aggregate Merger Consideration.

          Burrill reviewed, among other things, the premiums paid in the selected transactions at one month and one week periods. Burrill then applied the one month and one week premium ranges of 34.2% to 86.4% and 31.3% to 56.7%, respectively, derived from the selected transactions, to Vaughan’s share price on June 21, 2011. This analysis indicated an implied per share equity value reference range for Vaughan of approximately $4.6 million to $6.6 million, as compared to the $18.25 million aggregate Merger Consideration.

          Although the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger and none of the companies in those transactions is directly comparable to Vaughan. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Vaughan.

          Burrill reviewed, among other things, the estimated cash flow of Vaughan for the purposes of a discounted cash flow analysis. Using the perpetuity growth method and a discount rate of 11.8% to 13.8%, derived from the selected comparable companies, this analysis indicated an implied per share equity value reference range for Vaughan of approximately $6.3 million to $12.8 million, as compared to the $18.25 million aggregate Merger Consideration.

Terms of Engagement; Other Matters

          Burrill is an investment banking firm based in San Francisco, California, that has substantial experience in the mid- and small-cap markets. As part of its investment banking activities, it is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes and other purposes. The Board selected Burrill based on its qualifications, reputation and experience in rendering fairness opinions in connection with merger and acquisition transactions generally, as well as substantial experience in transactions similar to the Merger. Burrill has not provided any other services to any of the other parties to the Merger.

          As compensation for its services in connection with the Merger, Burrill is entitled to receive a fee of $100,000 for rendering its opinion, which is not contingent upon the successful completion of the Merger. Vaughan has agreed to reimburse certain of Burrill’s expenses and to indemnify Burrill and certain related parties for certain potential liabilities arising out of its engagement.

Financing of the Merger

          We anticipate that the total funds needed to complete the Merger, including the Merger Consideration (i.e., $18,250,000) and related expenses, will be funded through Reser’s freely available cash, available lines of credit and other sources of readily available funds.

Closing and Effective Time of Merger

          The closing of the Merger will take place on a date to be designated by Reser’s, which may not be later than the fifth business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as summarized under “The Merger Agreement—Merger Closing Conditions”), other than conditions which by their terms are not capable of being satisfied until the closing of the Merger.

          We are working towards completing the Merger as soon as possible. If the proposal to approve, adopt and ratify the Merger Agreement is approved at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed by the end of the third calendar quarter of 2011. The Effective Time will occur as soon as practicable following the closing of the Merger upon the filing of a Certificate of Merger with the Secretary of State of the State of Oklahoma (or at such later time as we and Reser’s may agree and specify in the Certificate of Merger).

Interests of Certain Persons in the Merger

          In considering the recommendation of the Board that you approve, adopt and ratify the Merger Agreement, you should be aware that the Vaughan senior executive officers and directors may have interests in the Merger that are different from, or in addition to, the interests of Vaughan stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger and making the recommendation that stockholders vote in favor of the proposal to approve, adopt and ratify the Merger Agreement. These interests are described below.

Employment Arrangements with the Surviving Corporation

          We have entered into agreements, which we refer to in this proxy statement as “Management Agreements”, with each of Herbert B. Grimes, Mark E. Vaughan and Gene P. Jones, whom we refer to in this proxy statement as the “named executive officers”. The Management Agreements set forth the terms of their employment by Vaughan. The Merger Agreement provides that Vaughan will obtain and deliver to Reser’s the resignation of each of its officers and directors as well as those of its subsidiaries prior to the Effective Time. Since the execution and delivery of the Merger Agreement, Reser’s has agreed to waive that obligation with respect to the named executive officers. As a result, Messrs. Grimes, Vaughan and Jones will continue to be employed by Vaughan after the Merger in the same capacity as before the Merger. In addition, their Management Agreements will continue in full force and effect. As a result, the named executive officers will continue to be entitled to the benefits provided for in the Management Agreements, including base salary, bonuses and fringe benefits. There is no specific employment term provided for in the Management Agreements; employment continues indefinitely until either Vaughan or the executive terminates employment. The Management Agreements also contain covenants that the named executive officer will not disclose any company confidential information and will not solicit any company employees during the employment term and for an 18-month period following termination of employment.

Severance Benefits

          The Management Agreements provide that if we terminate the named executive officer’s employment without “Cause” or if the named executive officer terminates his employment for “Good Reason”, he would be entitled to a lump sum payment equal to the sum of his annual base salary at the time of termination plus the average annual bonus over the three-year period preceding the termination. In addition, he would also be entitled to continue to receive certain fringe benefits at the same level and on the same terms and conditions that existed at the time of termination. These benefits include health and dental insurance for the maximum period allowed by law and life insurance for three years. In addition, if the aggregate benefits constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, he is entitled to a “gross up payment” to reimburse him for the additional taxes he would otherwise incur. Under the Management Agreements (A) “Cause” means (i) the willful failure by the executive to substantially perform his duties; (ii) if the executive willfully engages in illegal or dishonest conduct or gross misconduct that is materially and demonstrably injurious to Vaughan; or (iii) if the executive is convicted of or pleads guilty or nolo contender to a felony or any crime of moral turpitude and (B) “Good Reason” means (i) the executive is assigned duties that are materially inconsistent with his position; (ii) Vaughan fails to comply with any provision of the Management Agreement; or (iii) if the executive’s office is relocated to a location more than 50 miles from its present location.

          Assuming the employment of each named executive officer is terminated on August 1, 2011, they would receive the approximate amounts set forth in the table below. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in the footnotes to the table. Some of these assumptions are based on information currently available. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Named Executive Officer	Base Salary	Unused Vacation(1)	Health and Dental Insurance(2)	Life Insurance(3)	Cash Payment for Unvested Options(4)	Total Severance Benefits(5)
Herbert B. Grimes	$ 332,400	$ 25,569	$ 54,000	$ 36,000	$125,520	$573,489
Mark E. Vaughan	$ 272,000	$ 20,923	$ 54,000	$ 36,000	$123,470	$506,393
Gene P. Jones	$ 279,000	$ 21,462	$ 54,000	$ 36,000	$203,600	$594,062

(1)	Assumes that four weeks of unused vacation would be available at termination.
(2)	Assumes that benefits will be provided for 36 months at a cost of $1,500 per month, per individual.
(3)	Assumes that life insurance coverage will be provided for 36 months, at a cost of $1,000 per month, per individual.
(4)	In connection with the Merger, all options, vested and vested, will be cashed out. See table below under “—Treatment of Outstanding Equity Awards” for details.
(5)	Assumes that the total severance benefits do not qualify as an “excess parachute payment”.

Indemnification and Exculpation of Directors and Officers

          The Merger Agreement permits us, prior to the closing of the Merger, to purchase an amendment to our existing Directors and Officers Liability Insurance policy that is commonly known as a “tail” or a “discovery period” amendment that would cover acts discovered after the Effective Time that occurred prior to the Effective Time, for a premium not to exceed $95,000. Prior to purchasing such insurance, Vaughan will consult with Reser’s to determine the most cost effective coverage provided that such coverage must be as broad as the coverage under Vaughan’s current Directors and Officers Liability Insurance policy.

Treatment of Outstanding Equity Awards

          Each option to purchase a share of Vaughan Common Stock held by each executive officer and director, whether vested or unvested, outstanding at the Effective Time will be cancelled in exchange for an amount, in cash, equal to the excess, if any, of the per share Merger Consideration over the exercise price of such option, less any applicable withholding taxes.

          The following table shows, for each executive officer and each director, as applicable, as of June 30, 2011, (1) the number of shares subject to vested options held by him or her, (2) the cash consideration that he or she will receive for such vested options upon completion of the Merger, (3) the number of shares subject to unvested options held by him or her, (4) the cash consideration that he or she will receive for such unvested options upon completion of the Merger and (5) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the Merger.

	Number of Shares Subject to Vested Options	Cash Consideration to be Received for Vested Options	Number of Shares Subject to Unvested Options	Cash Consideration to be Received for Unvested Options	Cash Consideration to be Received for All Outstanding Equity Awards
Herbert B. Grimes	30,000	$24,600	117,000	$125,520	$150,120
Mark E. Vaughan	27,500	22,550	114,500	123,470	146,020
Gene P. Jones	40,000	35,600	180,000	203,600	239,200
Robert S. Dillon	5,000	4,450	25,000	26,800	31,250
Richard A. Kassar	5,000	4,450	25,000	26,800	31,250
Laura J. Pensiero	5,000	4,450	25,000	26,800	31,250

Repayment or Refinance of Indebtedness; Release of Personal Guarantees

          Herbert B. Grimes and Mark Vaughan have personally guaranteed $6.9 million of indebtedness that we have incurred. Under the terms of the Merger Agreement, within 90 days following the closing of the Merger, we, as the surviving corporation in the Merger, will either refinance such indebtedness or obtain releases of their personal guarantees. In addition, within 30 days after the closing of the Merger, we, in our capacity as the surviving corporation in the Merger, will pay Herbert B. Grimes, approximately $810,000 plus accrued interest, in full satisfaction of a note he holds.

Accounting Treatment

          The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

          The following is a summary of certain material U.S. federal income tax consequences of the Merger that are relevant to beneficial holders of Vaughan Common Stock whose shares will be converted to cash in the Merger and who will not own (actually or constructively) any shares of Vaughan Common Stock after the Merger. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of Vaughan Common Stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code”, existing, proposed, and temporary regulations promulgated thereunder, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of Vaughan Common Stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of stock options or other compensation arrangements or who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the United States, S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local or foreign tax laws.

          If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of Vaughan Common Stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of Vaughan Common Stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.

          For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

          For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of common stock that, for U.S. federal income tax purposes, is not a U.S. holder and is not a partnership or other entity classified as a partnership.

U.S. Holders

          The receipt of cash in exchange for Vaughan Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Vaughan Common Stock pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amounts of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the Merger. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. Deduction of capital losses may be subject to certain limitations.

Non- U.S. Holders

          A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the Merger unless one of the following applies:

•

the gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the Merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to a branch profits tax equal to 30% of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items;

•

a non-U.S. holder who is an individual holds common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the Merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the Merger (other than gain that is effectively connected with a U.S. trade or business), which may be offset by certain U.S. capital losses; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the common stock at any time during the shorter of the five years preceding the Merger, or the non-U.S. holder’s holding period for our common stock.

          We do not believe we are or ever have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

          Cash payments made pursuant to the Merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the Merger. Backup withholding will not apply, however, to a beneficial owner who (1) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the Form W-9 or successor form, (2) provides a certification of foreign status on Form W-8 or successor form or (3) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

          The discussion set forth above is included for general information only. Each beneficial owner of shares of Vaughan Common Stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the Merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Regulatory Approvals and Notices

               We are not aware of any regulatory approvals required in connection with the Merger.

Litigation Relating to the Merger

               As of the date of this proxy statement, we are not aware of any litigation relating to the Merger.

THE MERGER AGREEMENT

          This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”.

Explanatory Note Regarding the Merger Agreement

          The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Vaughan contained in this proxy statement or in our reports filed with the SEC may supplement, update or modify the representations and warranties made by us contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by us, Reser’s and Merger Sub were qualified and subject to important limitations agreed to by us, Reser’s and Merger Sub in negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that we delivered in connection with the Merger Agreement, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

          The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the OGCA, at the Effective Time, Merger Sub will be merged with and into Vaughan with Vaughan surviving as a wholly owned subsidiary of Reser’s. As a result, all of the properties, rights, privileges, powers and franchises of Vaughan and Merger Sub will vest in Vaughan, which will continue as the surviving corporation, and all of the debts, liabilities and duties of Vaughan and Merger Sub shall become the debts, liabilities and duties of Vaughan as the surviving corporation.

          From and after the Effective Time, the board of directors and the officers of Merger Sub immediately prior to the Merger will constitute the board of directors and officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. At the Effective Time, the certificate of incorporation and bylaws of the surviving corporation will be the certificate of incorporation and bylaws of Merger Sub (except with respect to the name of the company), until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

          The closing of the Merger will take place on a date to be designated by Reser’s but in no event later than the fifth business day following the satisfaction or waiver of all of the conditions to closing of the Merger (described below under “—Merger Closing Conditions”), other than those conditions which are not capable of being satisfied until the closing. On the closing date of the Merger, the parties will file a Certificate of Merger with the Secretary of State for the State of Oklahoma in accordance with the OGCA. The Merger will become effective upon the filing of the Certificate of Merger, or at such later time as is agreed by the parties and specified in the Certificate of Merger.

Merger Consideration

Common Stock

          At the Effective Time, each share of Vaughan Common Stock issued and outstanding immediately prior to the Effective Time, other than (1) any shares of Vaughan Common Stock held by Reser’s or Merger Sub or by Vaughan in its treasury, (2) any shares of Vaughan Common Stock owned by any Vaughan subsidiary or by any subsidiary of Reser’s other than Merger Sub and (3) any shares of Vaughan Common Stock held by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 1091 of the OGCA, will be converted into the right to receive the per share Merger Consideration, which we estimate will be $1.58 (assuming no exercise of options or warrants prior to the Effective Time) in cash, without interest and less any applicable withholding taxes. However, to the extent that options or non-publicly traded warrants are exercised for cash, and not pursuant to any “cashless exercise” or “net exercise” provisions, before the Effective Time, the per share Merger Consideration would be reduced. For example, (a) if all options and non-publicly traded warrants were exercised for cash, the per share Merger Consideration would be $1.33 or (b) if only options and non-publicly traded warrants whose underlying shares of Vaughan Common Stock issued upon exercise were immediately saleable pursuant to an effective registration statement filed under the Securities Act of 1933, as amended were exercised, the per share Merger Consideration would be $1.39. All shares converted into the right to receive the Merger Consideration will automatically be canceled.

Outstanding Equity Awards

          All options and warrants to purchase shares of Vaughan Common Stock outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

•

Options. Each option to purchase a share of Vaughan Common Stock, whether vested or unvested, will be cancelled and, in exchange therefor, the holder will receive an amount, in cash, equal to the excess, if any, of the per share Merger Consideration over the aggregate exercise price of such option, less any applicable withholding taxes.

•

Non-publicly traded warrants. We expect to enter into agreements with the holders of non-publicly traded warrants to purchase shares of Vaughan Common Stock that will provide that each such warrant, to the extent outstanding, will be cancelled at the Effective Time and in exchange therefor the holder will receive an amount, in cash, equal to the excess, if any, of the per share Merger Consideration over the exercise price of such warrant, without interest and reduced by any applicable withholding taxes.

•

Publicly traded warrants. Each warrant to purchase a share of Vaughan Common Stock that is listed on an exchange or quoted on an automated quotation system will remain outstanding until it expires, terminates or is cancelled in accordance with its terms. To the extent such warrant is exercised after the Effective Time, the holder thereof, upon payment of the exercise price set forth in such warrant for the share or shares with respect to which such warrant was exercised, in lieu of receiving shares of Vaughan Common Stock will receive an amount in cash equal to the per share Merger Consideration for each share so purchased.

Exchange and Payment Procedures

                    Before the Merger, Reser’s will designate a bank or trust company, which we refer to in this proxy statement as the “Paying Agent”, to make payments of the Merger Consideration to Vaughan stockholders. Promptly after the Effective Time, Reser’s will cause to be deposited with the Paying Agent, cash sufficient to pay the Merger Consideration.

                    Promptly after the Effective Time, the Paying Agent will send to each holder of Vaughan Common Stock a Letter of Transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the Vaughan stockholders, without interest, upon receipt of (1) surrendered certificates or book-entry shares representing shares of Vaughan Common Stock and (2) a signed letter of transmittal and such other documents as may be reasonably required pursuant to such instructions. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

                    If any cash deposited with the Paying Agent is not claimed within 270 days following the Effective Time, such cash will be returned to Reser’s, upon demand, and any holders of Vaughan Common Stock who have not theretofore complied with the share certificate exchange procedures in the Merger Agreement shall thereafter look only to Reser’s for payment of their claims for the Merger Consideration, without any interest thereon.

                    The Letter of Transmittal will include instructions if a stockholder has lost a share certificate or if it has been stolen or destroyed. If a stockholder has lost a certificate, or if it has been stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Reser’s, post a bond in a reasonable and customary amount as indemnity against any claim that may be made against it with respect to such certificate.

                    The Merger Consideration in respect of all stock options and non-publicly traded warrants that are cancelled in the Merger will be paid by the Paying Agent as soon as commercially practicable after the Effective Time and after the Paying Agent receives such documents as may reasonably be required in order to effect such payments.

Representations and Warranties

          In the Merger Agreement, Vaughan has made customary representations and warranties to Reser’s and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, corporate standing and qualification and power and authority to conduct business with respect to Vaughan and its subsidiaries;

•	Vaughan’s organizational and corporate governance documents;

•	Vaughan’s capital structure and ownership of its subsidiaries;

•	Vaughan’s corporate authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•	inapplicability of the Oklahoma Take-Over Statute;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of conflicts with laws, organizational documents and contracts;

•	Vaughan’s compliance with laws and Vaughan’s possession of necessary permits;

•	the accuracy, completeness and timely filing of Vaughan’s SEC filings, financial statements and tax returns;

•	Vaughan’s internal controls and procedures;

•	inventory and accounts receivable;

•	the absence of undisclosed liabilities;

•

the conduct of Vaughan’s business in the ordinary course consistent with past practice and Vaughan’s compliance with certain operating restrictions contained in the Merger Agreement, in each case since July 6, 2011;

•	employee benefit plans and stock options;

•	labor and employment matters;

•	existence and enforceability of material contracts;

•	litigation, investigations and orders;

•	major customers, suppliers and product warranties;

•	the absence of any material changes to Vaughan’s business or the occurrence of any material events since December 31, 2010;

•	environmental matters;

•	intellectual property matters;

•	tax matters;

•	insurance matters;

•	real estate matters;

•	transactions with affiliates;

•	payment of fees to brokers in connection with the Merger Agreement; and

•	receipt of a fairness opinion.

          In the Merger Agreement, Reser’s and Merger Sub have made customary representations and warranties to Vaughan that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	corporate authority to enter into and perform the Merger Agreement and enforceability of the Merger Agreement;

•	the absence of conflicts with laws, organizational documents and contracts;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation, investigations and orders;

•	matters with respect to the financing and sufficiency of funds; and

•	payment of fees to brokers in connection with the Merger Agreement.

          None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business Pre-Merger

          The Merger Agreement provides that, except as (1) previously disclosed to Reser’s in connection with the Merger Agreement, (2) otherwise permitted or contemplated by the Merger Agreement, (3) required by applicable law or (4) consented to in writing by Reser’s (such consent not to be unreasonably withheld, conditioned or delayed) prior to the Effective Time, Vaughan will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice; and

•

use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants and to preserve current relationships with customers, suppliers and other persons with whom it has material business relations.

          In addition, except as previously disclosed to Reser’s, Vaughan will not take certain actions with respect to the following, subject to applicable law and except as consented to in writing by Reser’s (such consent not to be unreasonably withheld, conditioned or delayed in certain circumstances) and the thresholds and exceptions specified in the Merger Agreement:

•	amend its organizational documents;

•	issue, deliver or sell any shares of capital stock or other securities other than upon the exercise of options or warrants outstanding as of July 6, 2011;

•	declare or pay dividends or make any other distributions to stockholders;

•	reclassify, combine, split, redeem or purchase its capital stock;

•	liquidate, dissolve, restructure or recapitalize, make acquisitions or be a party to any merger or business combination transaction;

•	make any loans, advances or capital contributions;

•	incur, modify or guarantee indebtedness;

•	grant any lien on its assets;

•	acquire, lease or license any right or asset from another person or sell, lease, assign or otherwise dispose of any assets to another person;

•	make capital expenditures;

•

grant stock options and equity or incentive awards, increase employee salaries or bonuses, hire new employees, make any retirement, bonus or other employee benefit payments not required by a company benefit plan, enter into or amend certain employment or compensation-related agreements, adopt any new benefit plan, or modify any existing benefit plan;

•	change accounting practices;

•	make or change tax elections or methods;

•	commence or settle litigation or claims;

•	enter into certain new agreements or modify, amend or terminate certain agreements; or

•	take actions that would result in any of the conditions to the Merger not being satisfied or materially impair consummation of the Merger.

Restrictions on Solicitations of Other Offers

          Until the earlier of (i) the closing of the Merger or (ii) the date of termination of the Merger Agreement, referred to in this proxy statement as the “Termination Date”, none of Vaughan, its subsidiaries or any of their respective officers, directors, members, employees, stockholders, agents, representatives or affiliates, each of which is referred to in this proxy statement as a “Vaughan Representative”, may, directly or indirectly, take any of the following actions with any party (other than Reser’s and its designees):

•

solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of Vaughan’s business or properties, or any equity interest in Vaughan or shares of Vaughan Common Stock or any rights to acquire any shares of Vaughan Common Stock or other equity interests in Vaughan, regardless of the form of transaction, or effect any such transaction, referred to in this proxy statement as a “Competing Transaction”;

•

disclose any information to any person concerning the business or properties of Vaughan or afford to any person access to Vaughan’s properties, books or records other than in the ordinary course of business;

•	assist or cooperate with any person to make any proposal regarding a Competing Transaction; or

•	enter into any agreement with any person providing for a Competing Transaction.

          In the event that Vaughan or any Vaughan Representative receives, prior to the closing of the Merger or the Termination Date, any offer, proposal, or request, directly or indirectly, of the type referenced above, Vaughan will, or will cause the Vaughan Representative to, immediately terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such person with regard to such offers, proposals, or requests and notify Reser’s thereof, including information as to the identity of the person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Reser’s may reasonably request, including, but not limited to a copy thereof or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing.

          In the Merger Agreement the parties agreed that, in the event that any of the foregoing terms are not performed in accordance with their specific terms or were otherwise breached, Reser’s is entitled to an immediate injunction or injunctions, without needing to prove the inadequacy of money damages as a remedy and without needing to post any bond or other security, to prevent such breaches and to enforce specifically the terms and provisions of the non-solicitation covenants set forth above in addition to any other remedy to which Reser’s may be entitled at law or in equity.

The Board’s Recommendation; Adverse Recommendation Changes

          As described above, and subject to the provisions described below, the Board has recommended that the holders of shares of Vaughan Common Stock vote “FOR” the proposal to approve, adopt and ratify the Merger Agreement.

          The Merger Agreement provides that the Board will not:

•	withdraw or modify in a manner adverse to Reser’s or Merger Sub, or permit the withdrawal or modification in a manner adverse to Reser’s or Merger Sub of, its recommendation;

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any offer or proposal to acquire Vaughan from any other person;

•

          approve or recommend, or cause or permit Vaughan to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an acquisition of Vaughan by any other person; or

•	resolve, agree or publicly propose to, or permit Vaughan or any Vaughan Representative to agree or publicly propose to, take any of the actions referred to above.

          Notwithstanding the first bullet in the previous paragraph, at any time prior to the approval, adoption and ratification of the Merger Agreement by the Vaughan stockholders, the Board may withdraw or modify its recommendation if:

•

          there is any change in circumstances affecting Vaughan that leads the Board to consider withdrawing or modifying its recommendation, such change in circumstances being referred to in this proxy statement as a “Change in Circumstances”;

•

          the Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor and the advice of Vaughan’s outside legal counsel, that, in light of such Change in Circumstances, the withdrawal or modification of its recommendation is required in order for the Board to comply with its fiduciary obligations to the Vaughan stockholders under applicable Oklahoma law;

•

          no less than 72 hours prior to any meeting of the Board at which the Board will consider and determine whether such Change in Circumstances requires the Board to withdraw or modify its recommendation, the Board delivers to Reser’s written notice: (1) stating that a Change in Circumstances has arisen; (2) stating that it intends to withdraw or modify its recommendation in light of such Change in Circumstances and describing any intended modification of its recommendation; and (3) containing a reasonably detailed description of such Change in Circumstances;

•

          throughout the period between the delivery of such notice and any withdrawal or modification of the Board’s recommendation, Vaughan engages (to the extent requested by Reser’s) in good faith negotiations with Reser’s to amend the Merger Agreement in such a manner that no withdrawal or modification of the Board’s recommendation would be legally required as a result of such Change in Circumstances; and

•

          at the time of withdrawing or modifying the Board’s recommendation, the failure to withdraw or modify its recommendation would constitute a breach of the fiduciary obligations of the Board to the Vaughan stockholders under applicable Oklahoma law in light of such Change in Circumstances (after taking into account any changes to the terms of the Merger Agreement proposed by Reser’s).

          Vaughan must ensure that any withdrawal or modification of the Board’s recommendation: (i) does not change or otherwise affect the approval of the Merger Agreement by the Board or any other approval of the Board; and (ii) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Oklahoma or any other state to be applicable to the Merger Agreement or the Merger.

Financing

          In the Merger Agreement, Reser’s and Merger Sub have represented that Reser’s will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid in connection with the Merger, including the Merger Consideration.

Employee Matters

          Under the terms of the Merger Agreement, to the extent any employee notification or consultation requirements are imposed by applicable law with respect to the Merger, Vaughan and Reser’s will consult to ensure that such notification or consultation requirements are complied with prior to the Effective Time. In addition, prior to the Effective Time, Vaughan will consult and cooperate with Reser’s regarding, provide Reser’s with the opportunity to review and comment on, and reasonably consider all comments made by Reser’s with respect to communications with Vaughan’s employees who will continue to be employed by the surviving corporation after the Merger regarding post-Merger employment matters, including post-Merger employee benefits and compensation.

Efforts to Close the Merger

          In the Merger Agreement, Vaughan and Reser’s agreed to use their reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under the Merger Agreement and applicable laws to cause the closing conditions to the Merger to be satisfied and to consummate and make effective the Merger and the other transactions contemplated thereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and orders necessary or advisable.

Indemnification and Insurance

          The Merger Agreement permits Vaughan to purchase an amendment to its Directors and Officers Liability Insurance policy that is commonly known as a “tail” or a “discovery period” amendment that would cover acts discovered after the Effective Time that occurred prior to the Effective Time, for a premium not to exceed $95,000. Prior to purchasing such insurance, Vaughan will consult with Reser’s to determine the most cost effective coverage provided that such coverage must be as broad as the coverage under Vaughan’s current Directors and Officers Liability Insurance policy.

Other Covenants

Stockholders Meeting

          In the Merger Agreement, Vaughan has agreed to duly call, give notice of and hold the special meeting as promptly as practicable following the date on which this proxy statement is cleared by the SEC for the purpose of approving, adopting and ratifying the Merger Agreement.

Stockholder Litigation

          Vaughan will, as promptly as reasonably practicable (and in any event within two (2) business days), notify Reser’s in writing of, and will give Reser’s the opportunity to participate fully and actively in the defense and settlement of, any stockholder litigation relating to the Merger. Vaughan agreed not to compromise or settle any such litigation without Reser’s prior written consent.

Repayment or Refinance of Certain Indebtedness

          Within 90 days after the closing of the Merger, Vaughan, as the surviving corporation, will either refinance certain Vaughan Indebtedness or obtain the release of any personal guaranties of Mark E. Vaughan and Herbert B. Grimes of such indebtedness. Within 30 days after the closing of the Merger, Vaughan, as the surviving corporation, will pay in full the promissory note, dated September 8, 2010, payable to Herbert B. Grimes, which, as of June 30, 2011, was approximately $810,000 plus accrued interest.

Regulatory Approvals

          Each party to the Merger Agreement agreed to use its reasonable best efforts to file, as soon as practicable after the date of the Merger Agreement, all notices, reports and other documents required to be filed by such party with any governmental entity with respect to the Merger, and to submit promptly any additional information requested by any such governmental entity. Other than the filing of this proxy statement with the SEC, no such filings are required.

Stock Trading and SEC Reporting

          Prior to the closing of the Merger, Vaughan will cooperate with Reser’s and use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part to cause the OTC Markets Group, Inc. to cease quoting trades of Vaughan Common Stock and to terminate or suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act”, as promptly as reasonably practicable after the Effective Time.

Notice of Certain Events

          Each party to the Merger Agreement agreed to promptly notify the others in writing of:

•

any notice or other communication received by such party or any of its subsidiaries from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement;

•	any notice or other communication received by such party or any of its subsidiaries from any governmental entity in connection with the transactions contemplated by the Merger Agreement; and

•

          any legal proceeding commenced or asserted or to its knowledge, threatened against, related to or involving or otherwise affecting any of Vaughan or its subsidiaries, Reser’s or Merger Sub, that, if pending on the date of the Merger Agreement, would have been required to have been disclosed in the Merger Agreement or that relate to the consummation of the transactions contemplated by the Merger Agreement.

Resignation of Officers and Directors

          The Merger Agreement provides that Vaughan will obtain and deliver to Reser’s the resignation of each of its officers and directors as well as those of its subsidiaries prior to the Effective Time. Since the execution and delivery of the Merger Agreement, Reser’s has agreed to waive that obligation with respect to Vaughan’s senior executive officers – Messrs. Grimes, Vaughan and Jones. As a result, Vaughan’s senior executive officers will continue to be employed by Vaughan after the Merger. In addition, their Management Agreements will continue in full force and effect. See “The Merger (Proposal 1) – Interests of Certain persons in the Merger – Severance Benefits” at page [**] above and “Merger-Related Compensation Arrangements (Proposal 3) at page [**] below.

Disclosure

          Vaughan and Reser’s will consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), posting any information to any website that is generally available to the public, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the Merger Agreement or the Merger and, except in respect of any public statement or press release as may be required by applicable legal requirements or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 16 Matters

          Prior to the Effective Time, Vaughan and Reser’s will take such reasonable steps as are required to cause the disposition or acquisition of Vaughan Common Stock, or options and warrants to purchase Vaughan Common Stock in connection with the Merger, by each officer or director of Vaughan who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Vaughan, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Warrant Notices

          Vaughan will provide any and all notices required to holders of warrants to purchase shares of Vaughan Common Stock.

Merger Closing Conditions

          The obligations of Reser’s and Merger Sub, on the one hand, and Vaughan, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	holders of a majority of the outstanding shares of Vaughan Common Stock vote to approve, adopt and ratify the Merger Agreement;

•	consummation of the Merger is not restrained, enjoined or prohibited by any order of any court of competent jurisdiction or governmental entity or being made illegal by any law.

          The obligations of Reser’s and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Reser’s, of the following conditions:

•		the representations and warranties of Vaughan:

(i)

regarding Vaughan’s organization, capitalization, corporate authority, the inapplicability of any anti-takeover law, the absence of any undisclosed brokers fees, and certain provisions of the representation regarding the absence of certain changes with respect to Vaughan are true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure to be so true and correct has not resulted and would not reasonably be expected to result in a Material Adverse Effect (as defined in the Merger Agreement); and

(ii)

all other representations and warranties are true and correct (without giving effect to any materiality or Material Adverse Effect qualifications) as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement);

•	Vaughan has complied in all material respects with all covenants required of it in the Merger Agreement;

•	Reser’s receives a certificate of an executive officer of Vaughan confirming the satisfaction of the foregoing two conditions; and

•	since the date of the Merger Agreement, there has not been any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

         The obligations of Vaughan to complete the Merger are also subject to the satisfaction or waiver of the following conditions:

•

          the representations and warranties of Reser’s and Merger Sub set forth in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent, materially delay or materially impede the performance by Reser’s or Merger Sub of its obligations under the Merger Agreement;

•	Reser’s and Merger Sub have each complied in all material respects with all covenants required of it in the Merger Agreement; and

•	Vaughan receives a certificate of an executive officer of Reser’s confirming the satisfaction of the foregoing two conditions.

Termination of the Merger Agreement

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Vaughan stockholders have approved, adopted and ratified the Merger Agreement:

•		by mutual written consent of Reser’s and Vaughan;

•		by either Reser’s or Vaughan if:

(i)

the Merger has not occurred by 11:59 p.m., New York City time, on December 31, 2011, or such later date as shall be mutually agreed to by the parties, which we refer to in this proxy as the “End Date”;

(ii)

any governmental entity has enjoined Vaughan, Reser’s or Merger Sub from consummating the Merger in a final or nonappealable order or if any law makes the Merger illegal or otherwise prohibited; provided, however, termination will not be available to a party that has failed to use its reasonable best efforts to resist or appeal such order or law; or

	(iii)	the Vaughan stockholders fail to approve, adopt and ratify the Merger Agreement at the special meeting or any adjournment or postponement thereof;

•

         by Vaughan if Reser’s or Merger Sub has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such that (1) certain closing conditions would not be satisfied and (2) such breach (i) is not capable of being cured before the End Date or (ii) is not cured within 30 calendar days of Reser’s or Merger Sub receiving written notice of such breach. However, Vaughan does not have the right to terminate the Merger Agreement if it is then in material breach of any of its representations, warranties, covenants or agreements thereunder such that certain closing conditions would not be satisfied;

•	by Reser’s if:

(i)

at any time prior to the Vaughan stockholders approving, adopting and ratifying the Merger Agreement, any of the following events have occurred : (a) the Board withdraws or modifies its recommendation in a manner adverse to Reser’s, or takes, authorizes or publicly proposes an alternative acquisition proposal; (b) Vaughan fails to include the Board’s recommendation in this proxy statement; (c) the Board fails to reaffirm, unanimously and publicly, its recommendation within five business days after Reser’s reasonably requests, in writing, that it do so; (d) a tender or exchange offer relating to shares of Vaughan Common Stock commences and Vaughan does not send to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that it recommends rejection of such tender or exchange offer and reaffirming its recommendation regarding the Merger; or (e) Vaughan or any of its directors or executive officers have breached in any material respect or taken any action materially inconsistent with any of the non-solicitation provisions of the Merger Agreement;

(ii)

any of Vaughan’s representations, warranties or covenants contained in the Merger Agreement are inaccurate either as of the date of the Merger Agreement or as of a subsequent date as if made on such subsequent date after giving effect to any right of Vaughan to cure;

(iii)

if, in the opinion of Reser’s, the cost (including reasonable attorney fees) of defending against or responding to the holders of outstanding shares of Vaughan Common Stock that are in a position to perfect appraisal rights under Section 1091 of the OGCA will exceed $250,000, not including the payment of such holders’ respective per share Merger Consideration as computed herein;

(iv)

any material litigation or claims are pending or threatened against or substantially affecting Reser’s or Vaughan or any of their respective assets, or the Merger, which, in the judgment of the Reser’s board of directors, renders it inadvisable to proceed with the Merger;

(v)

any of Vaughan’s plants have been damaged by fire or other casualty, whether or not insured, which damage, in the reasonable judgment of Reser’s, would materially and adversely affect the conduct of Vaughan’s business; or

(vi)

Vaughan’s expenses relating to the Merger Agreement and the Merger, including legal fees, financial advisory fees and the cost of preparing and mailing this proxy statement and the cost of soliciting proxies and the cost of the special meeting, exceed $350,000.

         If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain designated provisions of the Merger Agreement that survive, there will be no liability or obligation on the part of Reser’s, Merger Sub or Vaughan. No party is released from any liabilities or damages arising out of its willful breach of any provision of the Merger Agreement.

Termination Fees

          The Merger Agreement does not provide for the payment of any termination fees if it is terminated. However, it dos provide that Reser’s is entitled to seek specific performance if Vaughan breaches its non-solicitation covenant.

Remedies

          In the event of any breach or threatened breach by any party of any covenant or obligation contained in the Merger Agreement, Vaughan or Reser’s is entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The parties waived any requirement for the securing or posting of any bond in connection with any such remedy.

Fees and Expenses

          All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Amendment

          The Merger Agreement may be amended in writing at any time prior to the Effective Time. However, after the Merger Agreement is approved, adopted and ratified by the Vaughan stockholders, no amendment that requires further approval by such stockholders may be made without such further stockholder approval.

Governing Law

          The Merger Agreement is governed by Oklahoma law.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

The Adjournment Proposal

          We are asking you to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in respect of the proposal to approve, adopt and ratify the Merger Agreement if there are insufficient votes to approve, adopt and ratify the Merger Agreement. If the Vaughan stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the proposal to approve, adopt and ratify the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve, adopt and ratify the Merger Agreement such that the proposal to approve, adopt and ratify the Merger Agreement would be defeated, we could adjourn the special meeting without a vote on the proposal to approve, adopt and ratify the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to approve, adopt and ratify the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

          Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares of Vaughan Common Stock present or represented by proxy at the special meeting and entitled to vote on the proposal, assuming a quorum is present.

          The Board believes that it is in the best interests of the company and its stockholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve, adopt and ratify the Merger Agreement if there are insufficient votes to in favor of the proposal to approve, adopt and ratify the Merger Agreement.

The Board recommends that you vote “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in respect of the proposal to approve, adopt and ratify the Merger Agreement if there are insufficient votes to approve, adopt and ratify the Merger Agreement.

MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 3)

Merger-Related Severance Benefits

          Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to approve, on an non-binding, advisory basis, the severance benefits our senior executive officers may receive following the Merger, as disclosed in the section of this proxy statement entitled “The Merger – Interest of Certain Persons in the Merger – Severance Benefits.”

          In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the severance benefits our senior executive officers may receive following the Merger. These benefits are described in greater detail in the section entitled “The Merger – Interests of Certain Persons in the Merger – Severance Benefits” appearing on page 33 of this proxy statement. These severance benefits are set forth in the Management Agreements that we entered into with each of our senior executive officers in 2009 and which were filed as exhibits to our Annual Report on Form 10K for the year ended December 31, 2008. These agreements were adopted and approved by the Compensation Committee of our Board, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

          You should note that this proposal calls for an advisory vote that will not be binding on us, the Board, Reser’s or the surviving corporation. Furthermore, the Management Agreements are contractual by nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the vote, if the Merger is consummated, our senior executive officers will be eligible to receive these benefits in accordance with the applicable terms and conditions applicable to such payments.

Vote Required and Board Recommendation

          The non-binding, advisory proposal regarding the severance benefits our senior executive officers may receive following the Merger requires the affirmative vote of the holders of a majority of the shares of Vaughan Common Stock present in person or by proxy and entitled to vote on the matter at the special meeting. The Board believes that it is in the best interests of the company and its stockholders to approve the non-binding, advisory vote regarding the severance benefits our senior executive officers may receive following the Merger.

The Board recommends that you vote “FOR” the following non-binding, advisory proposal:

“RESOLVED, that the stockholders of Vaughan Foods, Inc., approve, solely on a non-binding, advisory basis, the severance benefits that may be paid to the company’s senior executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the company’s proxy statement for the special meeting in connection with the Merger entitled “The Merger – Interests of Certain Persons in the Merger – Severance Benefits”.

MARKET PRICE OF VAUGHAN COMMON STOCK

          Shares of Vaughan Common Stock traded on the NASDAQ Capital Market from July 30, 2007 through March 24, 2010. From March 25, 2010 through July 14, 2011 they traded on the OTCBB. Since July 15, 2011 they have been trading on the OTC Pink. The stock symbol is “FOOD”. The following table sets forth, for the indicated fiscal periods, the reported high and low sale prices per share of our common stock as reported by Yahoo! Finance.

	High	Low

Year Ending December 31, 2011:

Third Quarter (through July 20, 2011)(1)	$1.53	$0.40
Second Quarter	$0.42	$0.38
First Quarter	$0.49	$0.38

Year Ended December 31, 2010:

Fourth Quarter	$0.52	$0.38
Third Quarter	$0.61	$0.48
Second Quarter	$0.78	$0.53
First Quarter	$0.75	$0.45

Year Ended December 31, 2009:

Fourth Quarter	$0.94	$0.45
Third Quarter	$1.10	$0.63
Second Quarter	$1.15	$0.50
First Quarter	$0.75	$0.28

(1) The closing price of a share of our common stock on July 5, 2011, the last trading day immediately prior to the press release announcing that we entered into the Merger Agreement, as reported by the OTCBB, was $0.40.

          We did not pay any dividends during any of the periods set forth in the table above. Under the terms of the Merger Agreement, we cannot establish a record date for, declare, set aside for payment or pay any dividend with respect to any shares of our common stock.

          The closing price of a share of our common stock on July 20, 2011 on the OTC Pink, as reported by OTC Markets Group, Inc., was $1.45. You are encouraged to obtain current market quotations for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table provides information about the number of shares of our common stock beneficially owned as of July 1, 2011, by our directors and named executive officers, as well as all directors and executive officers as a group, and each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock:

Name(1)	Shares Beneficially Owned(2)	Ownership Percentage(3)
Officers and Directors
Herbert B. Grimes	1,005,200	10.0%
Mark E. Vaughan	1,009,700	10.0%
Gene P. Jones	65,000	*
Robert S. Dillon	5,000	*
Richard A. Kassar	5,000	*
Laura J. Pensiero	5,000	*
All Directors and Officers	2,094,900	20.8%
5% Stockholders
Paulson Capital Corp.	573,825	5.7%

*Less than 1%.

(1)

the address for all officers and directors is c/o Vaughan Foods, Inc., 216 NE 12th Street, Moore, Oklahoma 73160. The address for Paulson Capital Corp. is 811 S.W. Front Street, Portland, Oregon 97204.

(2)

Subject to applicable community property and similar laws, each named person has reported having the sole voting and investment power with respect to his or her shares, other than shares underlying options or warrants. The number of shares beneficially owned includes shares underlying options and warrants currently exercisable or exercisable within 60 days of the date of this proxy statement. Shares that underlie options that are either currently exercisable or exercisable within the next 60 days include the following:

Herbert B. Grimes	30,000
Mark E. Vaughan	27,500
Gene P. Jones	40,000
Robert S. Dillon	5,000
Richard A. Kassar	5,000
Laura J. Pensiero	5,000
All officers and directors as a group (6 persons)	112,500
Paulson Capital Corp.	573,825

(3)

Based on 9,380,577 shares of our Common Stock outstanding on July 1, 2011. In addition, shares underlying options or warrants that are deemed to be beneficially owned by a person are also deemed outstanding for purposes of calculating such person’s ownership percentage (but not the ownership percentage of any other person).

APPRAISAL RIGHTS

          Under Oklahoma law, holders of Vaughan Common Stock that do not wish to accept their share of the Merger Consideration may elect to have the value of their shares of Vaughan Common Stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the Merger. A stockholder may only exercise such appraisal rights by complying with the provisions of Section 1091 of the OGCA.

          The following summary of the provisions of Section 1091 of the OGCA is not a complete statement of the law pertaining to appraisal rights under the OGCA and is qualified in its entirety by reference to the full text of Section 1091 of the OGCA, a copy of which is attached to this document as Annex C and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 1091 of the OGCA and are urged to consult a legal advisor before electing or attempting to exercise these rights.

          All references in Section 1091 of the OGCA and in this summary to a “stockholder” are to the record holder of the shares of Vaughan Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Vaughan Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

          Under Section 1091 of the OGCA, where a proposed merger is to be submitted for approval at a meeting of stockholders, as is the case in this instance, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 1091 of the OGCA. This document constitutes notice to the Vaughan stockholders of the availability of appraisal rights, and the applicable statutory provisions of the OGCA are attached to this document as Annex C.

          Any Vaughan stockholder wishing to exercise the right to demand appraisal under Section 1091 of the OGCA must satisfy each of the following conditions:

•

The stockholder must deliver to Vaughan a written demand for appraisal of its shares before the vote on the Merger Agreement at the special meeting scheduled for [**] 2011. This demand will be sufficient if it reasonably informs Vaughan of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares.

•

The stockholder must not vote its shares of Vaughan Common Stock in favor of the proposal to approve, adopt and ratify the Merger Agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve, adopt and ratify the Merger Agreement. Therefore, a Vaughan stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to approve, adopt and ratify the Merger Agreement or abstain from voting on the Merger Agreement. Neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 1091 of the OGCA. The written demand for appraisal must be in addition to, and separate from, any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the Merger Agreement.

•

The stockholder must continuously hold its shares of Vaughan Common Stock from the date of making the written demand through the completion of the Merger. A stockholder who is the record holder of shares of Vaughan Common Stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the Merger will lose any right to appraisal in respect of those shares.

Only a Vaughan stockholder of record is entitled to assert appraisal rights for those shares of Vaughan Common Stock registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of Vaughan;
•	specify the stockholder’s name and mailing address;
•	specify the number of shares of Vaughan Common Stock owned by the stockholder; and
•	specify that the stockholder intends thereby to demand appraisal of its Vaughan Common Stock.

          If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

          Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine appropriate procedures for the making of a demand for appraisal by such nominee.

          A stockholder who elects to exercise appraisal rights pursuant to Section 1091 of the OGCA should mail or deliver a written demand to:

Vaughan Foods, Inc.
216 N.E. 12th Street
Moore, Oklahoma 73160
Attn: Corporate Secretary

          Within ten days after the Effective Time, Vaughan must send a notice as to the completion of the Merger to each former Vaughan stockholder who has made a written demand for appraisal in accordance with Section 1091 of the OGCA and who has not voted in favor of, or consented to, adoption of the Merger Agreement. Within 120 days after the completion of the Merger, but not after that date, either Vaughan or any stockholder who has complied with the requirements of Section 1091 of the OGCA may file a petition in the Oklahoma District Court demanding a determination of the value of the shares of Vaughan Common Stock held by all stockholders demanding appraisal of their shares. Vaughan is under no obligation to, and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Vaughan will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, Vaughan stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 1091 of the OGCA. Since Vaughan has no obligation to file a petition, the failure of affected Vaughan stockholders to do so within the period specified could nullify any previous written demand for appraisal. Under the Merger Agreement, Vaughan has agreed to give Reser’s prompt notice of any demands for appraisal it receives. Vaughan has the right to participate in all negotiations and proceedings with respect to demands for appraisal. Vaughan will not, except with the prior written consent of Reser’s, make any payment with respect to any demands for appraisal, offer to settle, or settle, any demands.

          Within 120 days after the Effective Time, any stockholder that complies with the provisions of Section 1091 of the OGCA to that point in time will be entitled to receive from Vaughan, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which Vaughan received demands for appraisal and the aggregate number of holders of those shares. Vaughan must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 1091 of the OGCA.

          A stockholder who timely files a petition for appraisal with the Oklahoma District Court must serve a copy upon Vaughan. Vaughan must, within 20 days of receipt of the petition, file with the office of the court clerk of the district court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Oklahoma District Court, the Oklahoma District Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. After determining what stockholders are entitled to an appraisal, the Oklahoma District Court will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the Merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Oklahoma District Court and taxed upon the parties as the Oklahoma District Court deems equitable. Upon application of a stockholder, the Oklahoma District Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 1091 of the OGCA could be more than, the same as, or less than the portion of the Merger Consideration they would be entitled to receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 1091 of the OGCA. In determining fair value and, if applicable, a fair rate of interest, the Oklahoma District Court is to take into account all relevant factors.

          Any stockholder may withdraw its demand for appraisal and accept the Merger Consideration by delivering to Vaughan, within 60 days after the Effective Time, a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the Effective Time will require written approval of Vaughan. Moreover, no appraisal proceeding before the Oklahoma District Court as to any stockholder shall be dismissed without the approval of the Oklahoma District Court, and such approval may be conditioned upon any terms the Oklahoma District Court deems just. If Vaughan does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Oklahoma District Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger Consideration.

          Failure to follow the steps required by Section 1091 of the OGCA for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 1091 of the OGCA, if you are a Vaughan stockholder and are considering exercising your appraisal rights under the OGCA, you should consult your own legal advisor.

OTHER MATTERS

Other Matters for Action at the Special Meeting

          As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for 2011 Annual Meeting

          Once the Merger is completed, there will be no public participation in any future meetings of the Vaughan stockholders. If the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2011 annual meeting of stockholders prior to the end of 2011.

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

          In light of the Merger and the special meeting to which this proxy statement relates, it is unlikely that we will have an annual meeting in 2011 unless the proposal to approve, adopt and ratify the Merger Agreement fails to receive the affirmative vote of stockholders owning a majority of our outstanding shares. In that event, we will notify you of the date of the 2011 annual meeting of stockholders and the deadlines for submitting shareholder proposals. If the annual meeting date is changed by more than 30 days from the anniversary of last year’s annual meeting, which took place on August 5, 2010, then the deadline for such proposals is a reasonable time before we print and mail our proxy materials, which would be disclosed in our reports filed with the SEC. Neither our bylaws nor the OGCA have any specific provisions dealing with stockholder proposals.

Delivery of this Proxy Statement

          The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with customers who are our stockholders “household” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Vaughan Foods, Inc., 216 NE 12th Street, Moore, Oklahoma 73160, Attn: Corporate Secretary or by calling 405.794.2530.

          Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, investors and stockholders may request free copies of our SEC documents by contacting Vaughan Foods, Inc., 216 NE 12th Street, Moore, Oklahoma 73160, Attn: Corporate Secretary or by calling 405.794.2530.

          The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

          Reser’s and its affiliates have supplied all information in this proxy statement pertaining to Reser’s and Merger Sub. We have supplied all information in this proxy statement pertaining to us.

          THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY [* *], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

*******
Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting
to Be Held on [* *], 2011:

The Proxy Materials for the Special Meeting are available at www.proxyvote.com

*******

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of July 6, 2011

by and among

RESER’S FINE FOODS, INC.,
an Oregon corporation;

RESER’S ACQUISITION, INC.,
an Oklahoma corporation;

and

VAUGHAN FOODS, INC.,
an Oklahoma corporation

TABLE OF CONTENTS

ARTICLE 1 DESCRIPTION OF TRANSACTION		1

1.1	Merger of Merger Sub into the Company	1
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Transfer Books	5
1.7	Exchange of Certificates	5
1.8	Dissenting Shares	8
1.9	Withholding Taxes	9
1.10	Further Action	9

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

2.1	Subsidiaries; Due Organization; Qualification to do Business	10
2.2	Certificate of Incorporation and Bylaws	10
2.3	Capitalization; Rights to Acquire Stock	10
2.4	SEC Filings; Financial Statements	13
2.5	Absence of Changes	16
2.6	Title to Assets	17
2.7	Inventories	19
2.8	Accounts Receivable	20
2.9	Intellectual Property Rights	20
2.10	Contracts	22
2.11	Liabilities	24
2.12	Compliance with Legal Requirements	24
2.13	Certain Business Practices	24
2.14	Governmental Authorizations	24
2.15	Tax Matters	25
2.16	Employee and Labor Matters; Benefit Plans	27
2.17	Environmental Matters	31
2.18	Interested Party Transactions	33
2.19	Litigation; Solvency	33
2.20	Authority; Binding Nature of Agreement	33
2.21	Inapplicability of Anti-takeover Statutes	34
2.22	Vote Required	34
2.23	Non-Contravention; Consents	34
2.24	Fairness Opinion	36
2.25	No Brokers	36
2.26	Proxy Statement	36
2.27	Insurance	36
2.28	Suppliers	37
2.29	Major Customers	37
2.30	Product Warranties; Recall	37
2.31	Cash Management and Sales Practices	37
2.32	Restrictions on Business Activity	37
2.33	Representations Complete	38

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		38

3.1	Due Organization; Etc	38
3.2	Authority; Non-contravention	38
3.3	Binding Nature of Agreement	39
3.4	No Vote Required	39
3.5	Litigation	39
3.6	Financing	39
3.7	Disclosure	39
3.8	No Brokers	40

ARTICLE 4 CERTAIN COVENANTS OF THE COMPANY		40

4.1	Access and Investigation	40
4.2	Operation of the Company’s Business	40
4.3	No Solicitation	44

ARTICLE 5 ADDITIONAL COVENANTS OF THE PARTIES		45

5.1	Proxy Statement	45
5.2	Company Stockholders’ Meeting	45
5.3	Employee Matters	47
5.4	Repayment or Refinance of Certain Indebtedness	48
5.5	Regulatory Approvals and Related Matters	48
5.6	Stock Exchange Delisting	49
5.7	Notice of Certain Events	49
5.8	Resignation of Officers and Directors	50
5.9	Disclosure	50
5.10	Section 16 Matters	50
5.11	Stockholder Litigation	50
5.12	Warrant Notices	50

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		50

6.1	Accuracy of Representations	51
6.2	Performance of Covenants	51
6.3	Unanimous Company Board Approval	51
6.4	Stockholder Approval	51
6.5	Closing Certificate	51
6.6	No Company Material Adverse Effect	51
6.7	Regulatory Matters	52
6.8	No Restraints	52
6.9	Litigation	52
6.10	Exercise or Termination of Company Options	52
6.11	Exercise or Termination of In the Money Warrants	52
6.12	Treatment of Out of the Money Warrants	52
6.13	Third Party Consents	53
6.14	Certificate of Secretary of Company	53
6.15	Certificate of Valid Existence; Authorization, Etc	53
6.16	FIRPTA Certificate	53

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		53

7.1	Accuracy of Representations	53
7.2	Performance of Covenants	54
7.3	Closing Certificate	54
7.4	Stockholder Approval	54
7.5	Regulatory Matters	54

7.6	No Restraints	54

ARTICLE 8 TERMINATION		54

8.1	Termination	54
8.2	Effect of Termination	56
8.3	Expenses	56

ARTICLE 9 MISCELLANEOUS PROVISIONS		57

9.1	Amendment	57
9.2	Extension; Waiver	57
9.3	No Survival of Representations and Warranties	57
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	57
9.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	58
9.6	Company Disclosure Schedule	58
9.7	Attorneys’ Fees	59
9.8	Assignability	59
9.9	Notices	59
9.10	Cooperation	60
9.11	Obligations of Parent and of the Company	60
9.12	Severability	60
9.13	Remedies	61
9.14	Construction	61

List of Schedules:
Company Disclosure Schedule

List of Exhibits:
A	Certain Definitions

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 6, 2011, by and among: RESER’S FINE FOODS, INC., an Oregon corporation (“Parent”); RESER’S ACQUISITION, INC., an Oklahoma corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and VAUGHAN FOODS, INC., an Oklahoma corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

          A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the OGCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

          B. The board of directors of the Company (the “Company Board”) has formed a special committee of the Company Board (the “Special Committee”) for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to what actions should be taken regarding any business combination, including with respect to this Agreement and the Merger.

          C. The Company Board has, acting upon the unanimous recommendation of the Special Committee, and on the terms and subject to the conditions set forth herein, unanimously: (a) approved this Agreement and the Merger; (b) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (c) declared advisable this Agreement and the Merger; and (d) resolved to recommend that the Company’s stockholders adopt this Agreement. As used in this Agreement, the term “unanimous” shall refer to the vote of all members of the Company Board, with the exception of the two (2) directors who have recused themselves from voting on the Merger.

          D. The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.

AGREEMENT

          The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
DESCRIPTION OF TRANSACTION

          1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate

Page 1—AGREEMENT AND PLAN OF MERGER

existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

          1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCA.

          1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Brownstein, Rask, Sweeney, Kerr, Grim, DeSylvia & Hay, LLP, 1200 SW Main Street, Portland, Oregon 97205, at 10:00 a.m. (Oregon) on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6 and 7 (other than the delivery of certificates at Closing, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the OGCA shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Oklahoma. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Oklahoma or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

          1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “VAUGHAN FOODS, INC.”;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the

Page 2—AGREEMENT AND PLAN OF MERGER

Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (ii) except as provided in clause (i) of this Section 1.5(a) and subject to Sections 1.5(b), 1.5(c), 1.5(d), 1.5(e), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (upon surrender of a valid certificate representing shares of Company Common Stock outstanding (a “Company Stock Certificate”) or upon adherence to the procedures set forth in the letter of transmittal for a Book Entry Share) the Per Share Merger Consideration, in cash, without interest; and

          (iii) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(ii) shall be adjusted to the extent appropriate.

          (c) The Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be vested in full; (ii) Company Options that have been exercised shall have been replaced and superseded by the shares of Company Common Stock issued upon such exercise and shall be treated as provided in Section 1.5(a)(ii); and (iii) Company shall take all necessary actions to provide for the cancellation or termination of all Company Options that remain outstanding at the Effective Time including providing that each holder of any Company Option issued pursuant to the Plan (as defined in Section 1.5(f)) shall as a result of the Merger be entitled to receive an amount in cash equal to (i) (a) the Per Share Merger Consideration minus (ii) the per share exercise price of such Company Option, multiplied by (b) the number of shares of Company Common Stock which are subject to such Company Option. Each such Company Option shall either (i) have been exercised by the holder(s) of such Company Options in full or (ii) to the extent not exercised in full, be terminated or cancelled, subject to the right to receive payment for such Company Options in the manner provided in the preceding sentence. The Company shall deliver to Parent written evidence of such

Page 3—AGREEMENT AND PLAN OF MERGER

exercise, termination or cancellation. The Company shall take all actions necessary to effect the provisions set forth herein with respect to all Company Options and all agreements relating thereto, including, without limitation, any necessary amendments to any Company Options or agreements relating thereto and the delivery of all required notices and obtaining of any required consents under such Company Options or agreements relating thereto, as applicable. Any payment received relating to consideration for a Company Option shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option.

          (d) The Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i) In the Money Warrants that have been exercised shall have been replaced and superseded by the shares of Company Common Stock issued upon such exercise and shall be treated as provided in Section 1.5(a)(ii); and (ii) In the Money Warrants that remain outstanding at the Effective Time that have not been exercised shall as a result of the Merger be entitled to receive an amount in cash equal to (i) (a) the Per Share Merger Consideration minus (ii) the per share exercise price of such In the Money Warrants, multiplied by (b) the number of shares of Company Common Stock which are subject to such In the Money Warrants. Each such In the Money Warrant shall either (i) have been exercised by the holder(s) of such In the Money Warrants in full or (ii) to the extent not exercised in full, be terminated or cancelled, subject to the right to receive payment for such In the Money Warrants in the manner provided in the preceding sentence. The Company shall deliver to Parent written evidence of such exercise, termination or cancellation. The Company shall take all actions necessary to effect the provisions set forth herein with respect to all In the Money Warrants and all agreements relating thereto, including, without limitation, any necessary amendments to any In the Money Warrants or agreements relating thereto and the delivery of all required notices and obtaining of any required consents under such In the Money Warrants or agreements relating thereto, as applicable. Any payment received relating to consideration for In the Money Warrants shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such In the Money Warrants.

          (e) The Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i) Out of the Money Warrants that have been exercised and for which the exercise price has been paid in full shall prior to the Effective Time have been replaced and superseded by the shares of Company Common Stock issued upon such exercise and shall be treated as provided in Section 1.5(a)(ii); and (ii) with respect to Out of the Money Warrants that remain outstanding at the Effective Time the Company, prior to the Effective Time, shall have prepared a supplemental warrant (with the approval of the

Page 4—AGREEMENT AND PLAN OF MERGER

supplemental warrant by the Merger Sub prior to the Effective Time) that the Surviving Corporation after the Effective Time shall execute and deliver to Continental Stock Transfer and Trust (the “Warrant Agent”). The supplemental warrant agreement shall have been prepared pursuant to Section 6(d) of the Warrant Agreement between Company and Warrant Agent providing that the holder of each Out of the Money Warrant then outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, and payment of the exercise price in full, solely an amount in cash equal to the Per Share Merger Consideration and shall have no other rights with respect to the Surviving Corporation. It is understood that the exercise price payable in respect of a share of Company Common Stock subject to any such Out of the Money Warrant exceeds the Per Share Merger Consideration. No cashless exercise option is or will be made available with respect to the Out of the Money Warrants. For the avoidance of doubt, the holder of an Out of the Money Warrant would be required to pay the per share exercise price of either $9.75 or $13.00, as applicable, to be entitled to receive the Per Share Merger Consideration.

          (f) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.5 under the Company’s Equity Incentive Plan of 2006, as amended August 8, 2008 (the “Plan”) and all Company Option agreements, including delivering all required notices and obtaining any required consents, such that at the Effective Time the Company shall not have any outstanding Company Option Agreements.

          1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

          (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Paying Agent Eighteen Million Two Hundred Fifty Thousand and no/100

Page 5—AGREEMENT AND PLAN OF MERGER

Dollars ($18,250,000), in cash (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent.

          (b) Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); (ii) instructions for use in effecting the surrender of Company Stock Certificates and Book Entry Shares in exchange for the Per Share Merger Consideration and (iii) instructions regarding payment for lost or destroyed Company Stock Certificates. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Paying Agent for exchange or adherence to the procedures regarding lost or destroyed Company Stock Certificates, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share; and (B) the Company Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Per Share Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate or Book Entry Share formerly representing such shares is registered if (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Per Share Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Paying Agent may, in its discretion and as a condition precedent to the delivery of any Per Share Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a

Page 6—AGREEMENT AND PLAN OF MERGER

bond (in such sum as Parent or the Paying Agent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Section 1.7.

          (c) Unless otherwise delivered prior to such time, as soon as commercially practicable after the Effective Time, the Paying Agent shall mail or otherwise deliver to each holder of a Company Option or In the Money Warrant that was cancelled or terminated pursuant to Sections 1.5(c) and 1.5(d), a letter in customary form and containing such provisions as Parent may reasonably specify for receipt of the payments provided for in Sections 1.5(c) and 1.5(d) for terminated or cancelled Company Options or In the Money Warrants, as applicable (the “Terminated or Cancelled Payment Letter”). As soon as commercially practicable after the Effective Time, and upon receipt by Parent or the Paying Agent, as applicable, of such Terminated or Cancelled Payment Letter, and any other documents that Parent or the Paying Agent may require in order to effect the payments provided for in Sections 1.5(c) and 1.5(d) for terminated or cancelled Company Options or In the Money Warrants, such holder shall be entitled to receive from Parent or the Paying Agent, as applicable, the cash payment to which such holder is entitled, less, in each case, applicable tax withholding. No amounts will be paid to the holder of any terminated or cancelled Company Option or In the Money Warrant until the holder of record of such Company Option or In the Money Warrant shall have delivered to Parent or the Paying Agent, as applicable, a Terminated or Cancelled Payment Letter, and any other documents that Parent or the Paying Agent may require.

          (d) Any portion of the Payment Fund that remains undistributed as of the date that is 270 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of rights for payment hereunder who have not theretofore surrendered their Company Stock Certificates, Book Entry Shares, Company Options, or In the Money Warrants as provided herein in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Per Share Merger Consideration.

          (e) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Options or In the Money Warrants such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Page 7—AGREEMENT AND PLAN OF MERGER

          (f) If any Company Stock Certificate, Book Entry Share, Company Option, or In the Money Warrant has not been surrendered, terminated or cancelled by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate, Book Entry Share, Company Option, or In the Money Warrant represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

          (g) None of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock, a Company Option, In the Money Warrant, or to any other Person with respect to any Per Share Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares.

          (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 1091 of the OGCA and who has otherwise complied with all applicable provisions of Section 1091 of the OGCA (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 1091 of the OGCA with respect to such shares) shall not be converted into or represent the right to receive the Per Share Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the OGCA to a holder of Dissenting Shares.

          (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Per Share Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or Book Entry Shares following the surrender procedure for Book Entry Shares.

          (c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the OGCA, any withdrawal or attempted withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the OGCA; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or

Page 8—AGREEMENT AND PLAN OF MERGER

settlement offer or settle any such demands or approve any withdrawal of such demands prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment, settlement offer, settlement or withdrawal.

1.9 Withholding Taxes.

          (a) Notwithstanding any other provision of this Agreement, the Company and, on its behalf, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable legal requirement, and to request and be provided any necessary tax forms, including Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Any amounts so withheld shall be deposited with the appropriate taxing authority for the account of the recipient thereof, as appropriate, in the circumstances.

          (b) The parties intend the Merger to constitute a taxable sale of the Company Common Stock by the Company stockholders. No party shall take any position for income tax purposes inconsistent with such characterization, unless otherwise required by applicable law. The parties make no representations or warranties to any Company stockholders regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company stockholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.

          1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to Section 9.6, the exceptions and disclosures set forth in the Company Disclosure Schedule and dated as of the date hereof, and on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made as of the Effective Time, as follows:

Page 9—AGREEMENT AND PLAN OF MERGER

2.1 Subsidiaries; Due Organization; Qualification to do Business.

          (a) The Company has three (3) Subsidiaries, identified as (i) Wild About Food-Oklahoma, LLC, and (ii) Vaughan Transportation, Inc. and (iii) GreenLight Technical Services, LLC (the “Subsidiaries”); and neither the Company nor any of the Subsidiaries: (i) owns any share capital of, or any equity interest of any nature in, any other Entity, other than the Company’s ownership of the Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

          (b) Each of the Company and the Subsidiaries is duly organized, validly existing and is in good standing (or equivalent status) under the laws of the jurisdiction of its formation and has all requisite power and authority to: (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used, except, in the case of clauses (i) and (ii) of this sentence, as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

          (c) Each of the Company and the Subsidiaries (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws.

(a) The Company has Made Available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company.

          (b) The Company has Made Available to Parent accurate and complete copies of the organizational documents, including certificate of incorporation, bylaws, certificate of registration, and operating agreements of each of the Subsidiaries, including all amendments thereto. The Company has Made Available to Parent accurate and complete copies of: (i) the charters of all committees of the Company Board; and (ii) any code of ethics, investment policy, disclosure committee policy or similar policy adopted by the Company or by the board of directors (or similar body), or any committee of the board of directors (or similar body), of any of the Company and the Subsidiaries.

2.3 Capitalization; Rights to Acquire Stock.

          (a) The authorized share capital of the Company consists of: (i) 50,000,000 shares of Company Common Stock, par value $0.001 per share, of which 9,380,577 shares have been issued and outstanding as of June 30,

Page 10—AGREEMENT AND PLAN OF MERGER

2011; and (ii) 5,000,000 shares of Company Preferred Stock, par value $0.001, of which no shares were issued or are outstanding. The Company holds no shares of its capital stock in its treasury as of the date of this Agreement. As of June 30, 2011: (A) pursuant to the Plan, the Company reserved 1,000,000 shares of Company Common Stock; issued 903,120 options at exercise prices of $0.49, $0.69, $0.76, and $0.38; 96,880 shares remain available; the Plan provides for both incentive stock options and non-qualified stock options; (B) there are Warrants to purchase 1,903,000 shares of Company Common Stock at an exercise price of $0.70 per share outstanding (the “PPM Warrants”); (C) there are Warrants to purchase 252,454 shares of Company Common Stock at an exercise price of $0.5942 per share outstanding (the “Bank Warrants”); (D) there are Warrants to purchase 475,750 shares of Company Common Stock at an exercise price of $0.625 per share outstanding (the “Agent Warrants”), (E) there are warrants to purchase 112,000 shares of Company Stock at an exercise price of $0.38 per share outstanding (the “Consultant Warrants”) - (the Agent Warrants, the PPM Warrants the Bank Warrants and the Consultant Warrants - together, the “In the Money Warrants”); (F) there are Class A Warrants to purchase 2,472,500 shares of Company Common Stock at $9.75 per share which expire on June 27, 2012, outstanding and (G) there are Class B Warrants to purchase 2,472,500 shares of Company Common Stock at $13.00 per share which expire on June 27, 2012, outstanding (the Warrants described in (F) and (G) together, are the “Out of the Money Warrants.”)

          (b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(b)(i) of the Company Disclosure Schedule, neither the Company nor the Subsidiaries holds any Company Common Stock or any rights to acquire Company Common Stock, other than the Company Common Stock held in the Company’s treasury. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of any of the Subsidiaries. Except as set forth in Part 2.3(b)(ii) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Neither the Company nor the Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other equity securities.

          (c) As of the date of this Agreement, 96,880 shares of Company Common Stock are reserved for future issuance under the Plan. Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Option outstanding as of the date of

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this Agreement: (i) the name of the holder of such Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price (if any) of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; (vi) whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (vii) if such Company Option is a restricted stock unit or a restricted stock award; (viii) if such Company Option is in the form of restricted stock units, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (ix) whether the vesting of such Company Option would be accelerated, in whole or in part, as a result of the Merger, alone or in combination with any termination of employment or other event relating to employment and resulting from the Merger. The Company has Made Available to Parent accurate and complete copies of: (A) the Plan; (B) each other equity plan pursuant to which the Company or the Subsidiaries has ever granted stock options, restricted stock units or restricted stock awards to the extent that any such equity awards remain outstanding thereunder; and (C) each equity plan under which any Entity has granted stock options, restricted stock units or restricted stock awards that were ever assumed by any of the Company or the Subsidiaries to the extent that any equity awards remain outstanding thereunder. All shares of Company Common Stock subject to issuance under the Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. No Company Options have been granted with an exercise price that is less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options are reflected in the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)), in accordance with, and as required by, GAAP to the extent that such Company Options were granted prior to the date of such financial statements. With respect to each Company Option outstanding as of the date of this Agreement, the applicable vesting schedule has been Made Available to Parent.

          (d) Part 2.3(d) of the Company Disclosure Schedule accurately sets forth the following information with respect to each In the Money Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such In the Money Warrant; (ii) the number of shares of Company Common Stock subject to such In the Money Warrant; (iii) the exercise price (if any) of such In the Money Warrant; (iv) the date on which such In the Money Warrant was issued; and (v) the date on which such In the Money Warrant expires. The Company has Made Available to Parent accurate and complete copies of: (A) each instrument pursuant to which the Company has ever granted Warrants to the extent that any such Warrants remain outstanding thereunder; and (B) each instrument under which any Entity has granted Warrants that were ever assumed by the Company to the extent that any Warrants remain outstanding thereunder. All shares of Company Common Stock subject to issuance under a

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Warrant, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All grants of Warrants are reflected in the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents, in accordance with, and as required by, GAAP to the extent that such Warrants were granted prior to the date of such financial statements.

          (e) There are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

          (f) Except as set forth in Part 2.3(c), Part 2.3(d), or Part 2.3(f) of the Company Disclosure Schedule (with respect to the aggregate data therein) and except for the Warrants, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital or other securities of any of the Company or the Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of any of the Company or the Subsidiaries; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company or the Subsidiaries is or may become obligated to sell or otherwise issue any share capital or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity based awards with respect to the Company or the Subsidiaries other than as set forth in Part 2.3(f) of the Company Disclosure Schedule.

          (g) All outstanding shares of Company Common Stock, all outstanding Company Options, all Warrants and all outstanding shares of capital stock and other securities of the Company or the Subsidiaries have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements and with all material requirements set forth in applicable Contracts.

          (h) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws.

2.4 SEC Filings; Financial Statements.

          (a) The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or

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furnished by the Company with or to, the SEC since January 1, 2007, including all amendments thereto (collectively, the “Company SEC Documents”). Since January 1, 2007, all statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as the case may be) and any rules and regulations promulgated thereunder applicable to the Company SEC Documents; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or 15d-15 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act) (collectively, the “Company Certifications”) is accurate and complete. Except as set forth in Part 2.4(a) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any of its executive officers has received written notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of any Company Certifications.

          (b) Except as set forth in Part 2.4(b) of the Company Disclosure Schedule, (i) the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) such disclosure controls and procedures are effective to ensure that all material information concerning the Company required to be disclosed in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has Made Available to Parent accurate and complete copies of all minutes from the meetings of the audit committee of the Company Board from January 1, 2007 through the date of this Agreement.

          (c) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated

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financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings (loss), changes in financial position and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. Except as set forth on Part 2.4(c) of the Company Disclosure Schedule no financial statements of any Person other than the Company and the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

          (d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such controls were effective as of December 31, 2010.

          (e) Except as set forth in Part 2.4(e)(i) of the Company Disclosure Schedule, since January 1, 2007, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the Company Board: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company on a consolidated basis; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Except as set forth in Part 2.4(e)(ii) of the Company Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act, the Company has not made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) The Company has not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

          (g) Except as set forth in Part 2.4(g) of the Company Disclosure Schedule, as of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

Page 15—AGREEMENT AND PLAN OF MERGER

          2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2010, and the date of this Agreement:

          (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, has had or would reasonably be expected to have or result in a Company Material Adverse Effect;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or property leased, owned or otherwise used by the Company and the Subsidiaries (whether or not covered by insurance) that are material to the Company and the Subsidiaries, taken as a whole;

          (c) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities except for dividends or distributions paid by a Subsidiary to the Company; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;

          (e) the Company has not: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement other than in the ordinary course of business; (ii) caused or permitted any Company Employee Plan to be amended in a manner that would result in a material increase in the benefits to be paid or provided thereunder; or (iii) materially increased the amount of compensation or remuneration payable to any of its directors, officers or other employees;

(f) the Company has not waived any “standstill” provision;

(g) the Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

          (h) the Company has not made any material Tax election or asked for or received any ruling in respect of any material Tax from a Governmental Body, or entered into any Contract with any Governmental Body with respect to any material Tax;

(i) the Company has not commenced or settled any material Legal Proceeding; and

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(j) the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (i) above.

2.6 Title to Assets.

          (a) Each of the Company and Subsidiaries have good and marketable title to the personal property it owns free and clear of all mortgages, covenants, conditions, restrictions, easements, Liens, security interests, charges, claims, assessments, and encumbrances, except for (i) rights of lessors, lessees, or sublessees in such matters that are reflected in a written lease disclosed in Part 2.6(a) of the Company Disclosure Schedule; (ii) current taxes (including assessments collected with taxes) not yet due and payable; (iii) Liens, if any, that are not substantial in character, amount, or extent and do not materially detract from the value, or interfere with present use or the ability of the Company or Subsidiaries to dispose, of the property subject thereto or affected thereby; and (iv) other matters as described in Part 2.6(a) of the Company Disclosure Schedule. The Company has heretofore Made Available to Parent correct and complete copies of all leases, subleases and other agreements, including all amendments, extensions, renewals, and guaranties with respect thereto (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the “Leased Real Property”). Except as otherwise set forth in Part 2.6(a) of the Company Disclosure Schedule, (A) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record, liens which do not impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon and other Permitted Liens, and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (C) no termination event or condition or uncured default on the part of the Company or any such Subsidiary or, to the Knowledge of the Company or any such Subsidiary, the landlord, exists under any Real Property Lease, (D) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law and there are no disputes with respect to any Real Property Lease, and (E) the Company and its Subsidiaries own all of the personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Audited Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice, and except for Liens of record and other Permitted Liens. Except as disclosed in Part 2.6(a) of the Company Disclosure Schedule, the plant, property, and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are, in all material respects, in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.

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          (b) Part 2.6(b) of the Company Disclosure Schedule contains an accurate and complete list of all Real Property owned by the Company or its Subsidiaries, together with all buildings and structures presently situated or to be constructed thereon, all mineral rights on or underneath the Real Property and all easements, appurtenances, and rights appurtenant thereto or otherwise arising in connection therewith. With respect to such Real Property: (i) the Company and its Subsidiaries have good and marketable title to the Real Property, free and clear of any security interests, easements, covenants, or other restrictions, except for (A) installments of special assessments not yet delinquent and (B) Permitted Liens set forth on Part 2.6(b) of the Company Disclosure Schedule; (ii) there are no (A) pending or threatened condemnation proceedings related to the Real Property; (B) pending or threatened litigation, including, specifically, construction lien Actions, or administrative actions relating to the Real Property; or (C) to the Company’s knowledge other matters adversely affecting the current use, occupancy, or value thereof; (iii) the legal description for the Real Property contained in the deeds thereof describe such parcels fully and adequately, the buildings and Improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or Improvements thereon are subject to “permitted nonconforming use” or “permitted nonconforming structure” classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within a flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by paved public right-of-way with adequate curb cuts available; (iv) all Improvements presently situated or to be constructed on the Real Property, have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership, construction, occupation, use, or operation thereof and have been operated and maintained in accordance with applicable Laws; (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of Real Property; (vi) there are no outstanding options or rights of first refusal to purchase the Real Property or any portion thereof or interest therein; (vii) there are no other parties in possession of the Real Property or any portion thereof and no Person adversely possesses or has obtained any prescriptive easement in any portion of the Real Property; (viii) all Improvements located on the Real Property are supplied with utilities and other services necessary for the operation of such Improvements, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with applicable Laws and are provided via public road or via permanent, irrevocable, appurtenant easements benefiting the Real Property; (ix) each parcel of Real Property abuts on and has direct vehicular access to a public road or access via permanent, irrevocable, appurtenant easements benefiting the Real Property; (x) there is no pending

Page 18—AGREEMENT AND PLAN OF MERGER

nor, to the Company’s Knowledge, contemplated eminent domain, condemnation, or other governmental taking of the Real Property; (xi) there are no special or general assessments which have been levied against or to the Company’s Knowledge are proposed for the Real Property; (xii) Company and its Subsidiaries warrant that they are not a “foreign person” as defined in Section 1445 of the Code; (xiii) there are no material defects in any portions of the Improvements or the Real Property. To the Company’s Knowledge, none of the Improvements are infested with termite or other insects or animals. Conditions caused by ordinary wear and tear and depreciation shall not be considered material defects for the purposes of this representation; (xiv) the Company has not received any formal or informal notice from any insurance company of any defect or inadequacies in the Real Property which would adversely affect the insurability of the Improvements, or which would increase the cost of any insurance beyond that which would ordinarily and customarily be charged for manufacturing property in the vicinity of the Real Property; and (xv) to the Company’s Knowledge, the surface and subsurface condition of the Real Property is such that it will support the Improvements without present need for additional subsurface excavation, fill, footing, caissons, or other installations and, to the Company’s Knowledge, the Improvements have been constructed in a manner which is compatible with the soil conditions at the time of construction.

          2.7 Inventories. The Company’s and its Subsidiaries’ inventories, whether finished goods, work in process, or raw materials, reflected on the Audited Balance Sheet or thereafter acquired are all items of a quality usable or saleable in the ordinary and usual course of the Company’s and its Subsidiaries’ business, except for inventory items that are obsolete or not usable or saleable in the ordinary course of business for which adequate reserves or allowances have been provided in the Audited Balance Sheet. The values at which inventories are carried in the Audited Balance Sheet reflect an inventory valuation policy consistent with the Company’s past practice and in accordance with GAAP, consistently applied.

          At the Effective Time, all inventory and packaging materials shall comply with all applicable federal, state and local laws, regulations and guidelines relating to food safety, labeling, packaging and advertising, including, without limitation, regulations, guidelines and other similar instruments (including, without limitation, the Federal Food, Drug and Cosmetics Act, the Fair Packaging and Labeling Act and the Nutrition Labeling and Education Act, as well as all other laws and regulations for which enforcement authority lies with the U.S. Department of Health and Human Services’ Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Federal Trade Commission and the U.S. Department of Homeland Security’s U.S. Customs and Border Control agency or other applicable federal or state authority). All inventory (i) is manufactured, stored and delivered in accordance with appropriate “Good Manufacturing Practices” or similar practices promulgated under the relevant acts, regulations and rules, (ii) shall be manufactured, stored and delivered in accordance with all federal and/or state laws and local health and sanitary ordinances or regulations, (iii) shall not be adulterated or misbranded within the meaning of the relevant acts, regulations or rules or under any state laws and local municipal rules and

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ordinances, as applicable, (iv) shall not be a food product which may not, under the relevant acts, regulations or rules, or under any state laws or local municipal rules and ordinances, be introduced into interstate commerce.

          2.8 Accounts Receivable. All of the accounts receivable, whether billed or unbilled, of the Company and the Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Audited Balance Sheet or, for receivables arising subsequent to the Audited Balance Sheet, as reflected on the books and records of the Company and the Subsidiaries (which receivables are recorded in accordance with GAAP consistently applied). Except as set forth on Part 2.8 of the Company Disclosure Schedule, no Person has any Lien on any accounts receivable of the Company and the Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

          2.9 Intellectual Property Rights.

          (a) Except as set forth in Part 2.9(a) of the Company Disclosure Schedule the Company and its Subsidiaries own all right, title and interest in, or are validly licensed or otherwise possess legally enforceable rights to use, free and clear of all Liens, all domestic and foreign (i) all inventions, all improvements thereto and all patents, patent applications and patent disclosures; (ii) trademarks, trade names, service marks, trade dress, corporate names, logos and slogans, and internet domain names, together with all translations, adaptations, derivatives, and combinations thereof, including all good will associated therewith, and any applications for and registrations of any of the foregoing; (iii) copyrights and copyrightable works, and any applications for and registrations of any of the foregoing; (iv) internet lists, customer and supplier lists and related information, processes, formulae, recipes, methods, schematics, technology, know-how, designs, drawings, artwork, electronic files of artwork, package designs, packaging labels, and trade secrets; (v) computer software programs or applications, processes, procedures, research records, records of inventions, test information, market surveys, marketing know-how (including source code, executable code, data, databases and documentation); and (vi) other tangible or intangible proprietary information, material or rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”). Part 2.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for the Company Intellectual Property Rights. The Company and Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including, without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

Page 20—AGREEMENT AND PLAN OF MERGER

          (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any (i) license, sublicense or other agreement relating to the licensing by the Company or any of its Subsidiaries of any owned Company Intellectual Property Rights to any third party, (ii) license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property Rights, including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, or (iii) agreement or similar arrangement, in effect as of the date hereof, relating to the use of Intellectual Property Rights by the Company or any of its Subsidiaries, including, without limitation, settlement agreements, consent-to-use or standstill agreements, and standalone indemnification agreements, the breach, termination or modification of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Part 2.9(b) of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements described in clauses (i), (ii) and (iii), together with for those listed in Clauses (ii) and (iii) all royalties, license fees, sublicense fees, milestones, maintenance fees or other payment obligations collectively requiring payment in excess of $25,000 per year by the Company or any Subsidiary to any third party for such third party’s Intellectual Property Rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries. The Company has Made Available to Parent a true and correct copy of all agreements required to be set forth in Part 2.9(b) of the Company Disclosure Schedule.

          (c) All Company Intellectual Property Rights are valid, subsisting and enforceable, and no claim, suit or other proceeding is pending or, to the Knowledge of the Company, threatened contesting the validity, subsistence, enforceability or use by the Company or any of its Subsidiaries of the same. There is no suit, action or proceeding pending against the Company and its Subsidiaries and the Company and its Subsidiaries have not received any claim or notice (including offer to license) which involves a claim of infringement, misappropriation or other conflict with the Intellectual Property Rights of any third party, and are otherwise not aware of any facts which indicate a likelihood of any of the foregoing, and no claim, suit or other proceeding regarding the foregoing is pending, or, to the Knowledge of the Company, threatened. The operation of the businesses of the Company and its Subsidiaries, including, without limitation, the manufacturing, marketing, licensing or sale of products or services, does not infringe upon, misappropriate or otherwise conflict with any Intellectual Property Rights of any third party. No other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries.

Page 21—AGREEMENT AND PLAN OF MERGER

          (d) Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, all Company Intellectual Property Rights, owned by the Company or any of its Subsidiaries, were: (i) developed by employees of the Company or any of it Subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company or any of its Subsidiaries; or (iii) acquired in connection with acquisitions in which the Company and its Subsidiaries have obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Intellectual Property Rights.

          (e) The computer software, computer firmware, computer hardware, and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the conduct of their businesses are sufficient in all material respects for the current needs of such businesses.

          (f) The Company and its Subsidiaries have, in all material respects, collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Company and its Subsidiaries and in accordance with applicable law.

2.10 Contracts.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Significant Contract”:

(i) any Contract that would be required to be filed by the Company as an exhibit to any Company SEC Document pursuant to Item 601(b)(4) or 601(b)(10) of Regulation S-K under the Securities Act;

          (ii) any Contract (other than Company Employee agreements) relating to the provision of services to the Company or the Subsidiaries, which services are material to the operations of the Company and the Subsidiaries, taken as a whole;

(iii) any material Contract relating to the lease or sublease by the Company and the Subsidiaries of any real property;

(iv) any Contract with the Company’s and the Subsidiaries’ top 20 customers;

          (v) any Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate the Merger or any of the other Contemplated Transactions;

Page 22—AGREEMENT AND PLAN OF MERGER

          (vi) any Contract: pursuant to which the Company or the Subsidiaries (A) will acquire any real property; or (B) will acquire any personal property, equipment or fixtures with a cost in excess of $100,000;

(vii) any Contract that is material to the Company or the Subsidiaries taken as a whole;

          (viii) any other Contract identified in Part 2.10(a) of the Company Disclosure Schedule (which shall include each Contract imposing any restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case, which is material to the Company taken as a whole); and

          (ix) any Contract that evidences or is the primary document under which there arises indebtedness of the Company or any Subsidiary (other than agreements with or among direct or indirect wholly owned Subsidiaries) in excess of $100,000.

          (b) Each Company Contract that constitutes a Significant Contract is: (i) valid and in full force and effect; and (ii) is enforceable in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) neither the Company nor the Subsidiaries have violated or breached, or committed any default under, any Significant Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Significant Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Significant Contract; (B) give any Person the right to declare a default under any Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Significant Contract; or (E) give any Person the right to cancel, terminate or modify any Significant Contract, and (iv) since January 1, 2011, neither the Company nor the Subsidiaries have received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Significant Contract.

Page 23—AGREEMENT AND PLAN OF MERGER

(d) The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Significant Contract.

          2.11 Liabilities. Neither the Company nor the Subsidiaries have, any material accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, for which adequate provision has been made in the Audited Balance Sheet; (b) liabilities that have been incurred by the Company and the Subsidiaries since the date of the Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company and the Subsidiaries pursuant to the express terms of Company Contracts; (d) liabilities to pay legal and advisory fees and other expenses incurred by the Company and the Subsidiaries in connection with the Merger; (e) liabilities or obligations incurred directly as a result of this Agreement; and (f) liabilities described in Part 2.11 of the Company Disclosure Schedule.

          2.12 Compliance with Legal Requirements. Except as set forth in Part 2.12 of the Company Disclosure Schedule, each of the Company and the Subsidiaries is, and has at all times since January 1, 2007, been, in compliance in all material respects with all applicable Legal Requirements, including applicable Legal Requirements relating to employment, exportation of goods and services, and securities law matters. Since January 1, 2007, neither the Company nor the Subsidiaries have received any written notice from any Governmental Body regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

          2.13 Certain Business Practices. Neither the Company nor the Subsidiaries, and to the Knowledge of the Company, no Company Representative (as defined in Section 4.3(a)) on behalf of the Company or the Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (d) violated any applicable U.S. export and re-export controls, including the United States Export Administration, Act and Regulations and Foreign Assets Control Regulations and all other applicable import/export controls in other countries in which the Company or the Subsidiaries conducts business.

          2.14 Governmental Authorizations. The Company and the Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and the Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each of the Company and the Subsidiaries is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, neither the Company nor the Subsidiaries received any written notice from any

Page 24—AGREEMENT AND PLAN OF MERGER

Governmental Body regarding: (a) any actual or possible material violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.15 Tax Matters.

          (a) Each of the Tax Returns required to be filed by or on behalf of the Company and the Subsidiaries, respectively, with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts required to be paid by the Company have been paid.

(b) The Company has established an adequate accrual on the Unaudited Interim Balance Sheet for all Taxes.

          (c) Neither the Company nor the Subsidiaries and no Company Return is currently subject to an audit by any Governmental Body in respect of any Tax. No extension or waiver of the limitation period applicable to any Company Return has been granted, which period (after giving effect to such extension or waiver) has not yet expired.

          (d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company or the Subsidiaries in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or the Subsidiaries (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Unaudited Interim Balance Sheet). There are no liens or other Encumbrances for Taxes upon any of the assets of any of the Company or the Subsidiaries except liens for Taxes not yet due and payable and liens for which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet. As of the date of the Unaudited Interim Balance Sheet, the Company does not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Unaudited Interim Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any Liability for Taxes since the date of the Audited Balance Sheet other than in the ordinary course of business. Any Taxes of the Company relating or attributable to any Tax period or portion thereof through and including the Closing Date (the “Pre-Closing Tax Period”) that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (such Taxes, the “Unpaid Pre-Closing Taxes”), including, without limitation, (a) any employment or payroll taxes with respect to any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent or

Page 25—AGREEMENT AND PLAN OF MERGER

the Company (the “Transaction Payroll Taxes”) will be reflected as Liabilities. The Company will not be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant (i) to Section 481(c) of the Code (or any comparable provision of U.S. state or local or non-U.S. Tax Legal Requirements) as a result of a change in accounting methods prior to the Closing; (ii) closing agreement under Section 7121 of the Code executed prior to the Closing; (iii) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable law); (iv) installment sale or open transaction disposition consummated prior to the Closing, or (v) prepaid amount received prior to the Closing.

          (e) No written notice has ever been delivered by any Governmental Body to the Company or the Subsidiaries in a jurisdiction where the Company or the Subsidiaries do not file a Tax Return that claims that the Company or the Subsidiaries is or may be subject to taxation by that jurisdiction which could reasonably be expected to result in an obligation to pay Taxes.

          (f) There are no Contracts relating to allocating or sharing of Taxes to which the Company or the Subsidiaries is a party. Neither the Company nor the Subsidiaries is liable for Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 or any similar U.S. state or local or non-U.S. Legal Requirement).

          (g) Neither the Company nor the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor the Subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (h) Neither the Company nor the Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which either the Company or the Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

          (i) Neither the Company nor the Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

          (j) Each of the Company and the Subsidiaries has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all material Taxes required to be withheld and has, within the time and in the manner required by

Page 26—AGREEMENT AND PLAN OF MERGER

applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.

(k) The Company uses the accrual method of accounting for income Tax purposes.

          (l) There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any Company Associates, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

          (m) The Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance with Section 409A of the Code. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A) or (iv) has failed to be properly accounted for in accordance with GAAP in the Company financial statements.

2.16 Employee and Labor Matters; Benefit Plans.

          (a) Neither the Company nor the Subsidiaries is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company or the Subsidiaries. To the Knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or the Subsidiaries or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, there is no material claim or material grievance pending or threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

Page 27—AGREEMENT AND PLAN OF MERGER

          (b) To the Knowledge of the Company, none of the current independent contractors, consultants, temporary workers, outsourced workers, leased employee or other non-employee service provider of the Company or the Subsidiaries should be reclassified as an employee.

          (c) The Company has Made Available to Parent an accurate and complete list of each Company Employee Plan and each employment agreement with a current employee of the Company. The Company has not committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform or seek the approval of any such Company Employee Plan or Company Employee Agreement to satisfy applicable Legal Requirements).

          (d) The Company has Made Available to Parent accurate and complete copies of: (i) all material documents setting forth the terms of each material Company Employee Plan and each employment agreement with a current employee of the Company, including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material correspondence to or from any Governmental Body relating to any Company Employee Plan since the inception of each such Company Employee Plan; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; (vii) all communications material to any Company Associate(s) relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company (viii) model COBRA forms and related notices; (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, and (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years.

          (e) Each of the Company and the Subsidiaries has performed in all respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and with all applicable provisions of ERISA, the Code and other Legal Requirements. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified

Page 28—AGREEMENT AND PLAN OF MERGER

status under the Code. All Company Employee Plans required to have been approved by any non-U.S. Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Employee Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no audits or inquiries pending or threatened by the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor the Subsidiaries have ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements.

          (f) Neither the Company nor the Subsidiaries have ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor the Subsidiaries have ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Company or the Subsidiaries is or was held as a plan asset.

          (g) Except as set forth on Part 2.16(g) of the Company Disclosure Schedule neither the execution of this Agreement nor the consummation of the Merger could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

          (h) The Company and the Subsidiaries: (i) are, and at all times have been, in compliance with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related

Page 29—AGREEMENT AND PLAN OF MERGER

matters; and (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. Neither the Company nor the Subsidiaries: (A) are liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) are liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

          (i) There is no agreement, plan, arrangement or other Contract covering any director, officer, Company Associate, or other employee of the Company or the Subsidiaries, and no payments have been made or will be made to any director, officer, Company Associate, or other employee of the Company or the Subsidiaries, that, considered individually or considered collectively with any other such Contracts or payments, will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code. Neither the Company nor the Subsidiaries is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or any taxes required by Section 409A of the Code.

          (j) Since December 31, 2010, none of either the Company or the Subsidiaries has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Subsidiaries. The Company and the Subsidiaries have complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1998 and similar state Legal Requirements.

(k) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects with Section 409A of the Code.

          (l) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Company Associates (including any such plan pursuant to which a stop loss policy or contract applies).

          (m) Except as set forth on Part 2.16(m) of the Company Disclosure Schedule no Company Employee Plan or Company Employee Agreement provides, or reflects or represents any Liability to provide, post termination or

Page 30—AGREEMENT AND PLAN OF MERGER

retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute and except for continuation of coverage through the month of termination if required pursuant to such Company Employee Plan, and the Company and the Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

          (n) The Company and the Subsidiaries have prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Company Associates or compliance with those provisions has been delegated to a third-party administrator, and the Company has no Knowledge of any non-compliance by such administrator. The Company has no material unsatisfied obligations to any Company Associate or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

          (o) Part 2.16(o) of the Company Disclosure Schedule contains a complete and accurate list of the employees of the Company as of June 29, 2011, and shows with respect to each such Company employee (i) the person’s name, position held, base salary or hourly wage rate, as applicable, including each person’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, (ii) the date of hire, (iii) relevant prior notice period required in the event of termination, and (iv) any severance or termination payment (in cash or otherwise) to which any Company employee would be entitled,

2.17 Environmental Matters.

          (a) Each of the Company and the Subsidiaries hold all Environmental Permits necessary for conducting their business and operations and have conducted, and is presently conducting, their business and operations in full compliance in all material respects with all applicable Environmental Laws and Environmental Permits. There are no existing or pending Environmental Laws with a future compliance date that will require operational changes, business practice modifications or capital expenditures at the Company Real Property (or any other property presently or formerly owned, operated or controlled by the Company and each of the Subsidiaries or as to which each of the foregoing parties may bear responsibility or liability), or any of the Improvements thereon;

          (b) All Hazardous Substances and Solid Waste on, in, under or off-site from the Company Real Property, have been properly removed and disposed of. There is no past or present disposal, discharge, spill or other release of, or

Page 31—AGREEMENT AND PLAN OF MERGER

treatment, transportation, or other handling of Hazardous Substances or Solid Waste on, in, under or off-site from any Company Real Property or adjacent property, which will subject the Company or any of the Subsidiaries or any subsequent owner, occupant, or operator of such Company Real Property, or adjacent property to Remedial Actions, Environmental Claims, or any Environmental Liabilities and Costs, Actions or Orders. There are no presently pending, or to the best of the Company’s Knowledge, threatened Remedial Actions, Environmental Claims, or Actions or Orders against or involving any of the Company or the Subsidiaries (including any other Persons for whose acts or omissions the Company or the Subsidiaries is responsible) relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits, nor is any of the Company or the Subsidiaries subject to any Remedial Actions, Environmental Claims, Environmental Liabilities or Costs or to any liability, whether known or unknown, absolute or contingent, asserted or unasserted, for any such past or ongoing violation of any Environmental Laws or Environmental Permits, nor is any of the Company or the Subsidiaries subject to any Environmental Liabilities or Costs, Remedial Actions or Environmental Claims for any such past or ongoing violation. The Company and the Subsidiaries have kept all records and made all filings required by applicable Laws with respect to emissions or potential emissions into the environment of solids, liquids, gases, heat, light, noise, radiation, and other forms of matter or energy and the proper disposal of materials, including Solid Waste; and

          (c) Except as set forth in Part 2.17(c) of the Company Disclosure Schedule: (i) the Company and the Subsidiaries have complied with all applicable Environmental Laws; (ii) the Company Real Property (including soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substances that may subject Parent, the Surviving Corporation or the assets of the Surviving Corporation to liability under any Environmental Law; (iii) the Company and each of the Subsidiaries are not subject to liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (iv) the Company and each of the Subsidiaries have not caused or contributed to any release or threat of release of any Hazardous Substance that may subject Parent, the Surviving Corporation or the assets of the Surviving Corporation to liability under any Environmental Law; (v) the Company and each of the Subsidiaries have not received any notice, demand, letter, claim or request for information alleging that any of the Company or the Subsidiaries may be in violation of, or liable under, any Environmental Law; (vi) the Company and each of the Subsidiaries are not subject to any Orders, Remedial Actions, Actions, Environmental Claims, requests for information or investigation, or other arrangements with any governmental entity, nor subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving the Company or the Subsidiaries that could reasonably be expected to result in any Actions, Environmental Claims, Remedial Actions, Environmental Liabilities and Costs, or any other claims, liability, investigations, costs or

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restrictions on the ownership, use, or transfer of any Company Real Property pursuant to any Environmental Law.

          2.18 Interested Party Transactions. No officer or director (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any material interest in any Person which furnished or sold, or furnishes or sells, services, products, or technology that the Company or the Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any material interest in any Person that purchases from or sells or furnishes to the Company or the Subsidiaries, any goods or services, or (iii) any material interest in, or is a party to, any Contract to which the Company or the Subsidiaries is a party.

          2.19 Litigation; Solvency. Except as set forth on Part 2.19 of the Company Disclosure Schedule, there is no demand, claim, suit, Action, arbitration or legal, administrative, regulatory, or other proceeding pending before any federal, state, municipal, foreign, or other court or any governmental, administrative, or self-regulatory body or agency or any private arbitration tribunal or, to Company’s Knowledge, no demand, claim, suit, or action is threatened against the Company or its Subsidiaries or any of its officers, directors, employees, or any of the assets, properties or businesses that would reasonably be expected to have a Material Adverse Effect; and the Company has no Knowledge of any statement of facts or anticipated event which the Company or its Subsidiaries in good faith reasonably believes will or may give rise to any such claims, litigation, or proceeding. There are no outstanding Orders issued by any federal, state, local or foreign judicial, or administrative authority in any proceeding to which the Company or its Subsidiaries is or was a party which affect the properties or assets of the Company or its Subsidiaries. There is not in existence at present any Order of any court or other tribunal or agency or self-regulatory body to which Company, its Subsidiaries, properties, or assets are subject or by which they are bound. The Company and its Subsidiaries have not received a notice stating that the Company and its Subsidiaries are in default under any Order, license, regulation, or demand of any federal, state, or municipal or other governmental body or with respect to any Order of any court.

          The Company and its Subsidiaries are solvent and there are no facts or information that has not been disclosed to Parent that, if known, would disclose the Company and its Subsidiaries as insolvent. The transaction contemplated by this Agreement will not render the Company or its Subsidiaries insolvent.

          2.20 Authority; Binding Nature of Agreement. The Company has all requisite corporate right, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the Requisite Stockholder Approval (as defined in Section 2.22). Each of the Company Board and the Special Committee (at meetings duly called and held) as of the date of this Agreement has unanimously: (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; and (b) declared this

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Agreement and the Merger advisable. The Company Board (at a meeting duly called and held), acting upon the unanimous recommendation of the Special Committee, as of the date of this Agreement has unanimously: (i) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved this Agreement and the Merger; and (ii) recommended the adoption of this Agreement and the approval of the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.21 Inapplicability of Anti-takeover Statutes. The Company Board has taken, or during the Pre-Closing Period (as defined in Section 4.1) the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in the Oklahoma Take-over Disclosure Act, 15 Okl. St. §451, et seq, are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. The Company Board has taken such actions and votes as are necessary to render the provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Legal Requirements or any anti-takeover provision in the Company’s certificate of incorporation or by-laws inapplicable to the Merger or this Agreement.

          2.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or approve the Merger.

          2.23 Non-Contravention; Consents.

(a) Neither (1) the execution or delivery of this Agreement nor (2) the consummation of the Merger, will or would reasonably be expected to (with or without notice or lapse of time or both):

          (i) contravene, conflict with or result in a violation of: (A) any of the provisions of the Certificate of Incorporation or Bylaws of the Company; or (B) any resolution adopted by the stockholders, the board of directors (or similar body) or any committee of the board of directors (or similar body) of the Company;

(ii) contravene, conflict with or result in a violation of any applicable Legal Requirement or any Order to which any of the Company

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or the Subsidiaries, or any of the assets owned or used by any of the Company or the Subsidiaries, is subject;

          (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Subsidiaries or that otherwise relates to the business of the Company or the Subsidiaries as currently conducted or to any of the assets owned or used by any of the Company or the Subsidiaries;

          (iv) except as set forth on Part 2.23(a)(iv) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a termination (or right of termination) or default under, any provision of any Significant Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Significant Contract; (B) accelerate the maturity or performance of any Significant Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Significant Contract; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company or the Subsidiaries (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Company or the Subsidiaries).

          (b) Except for: (1) disclosure and the filing of proxy materials required under the rules and regulations of the SEC (as they relate to the Proxy Statement), (2) the filing of a certificate of merger with respect to the Merger with the Oklahoma Secretary of State and appropriate documents with the relevant authorities in other jurisdictions in which the Company does business, and (3) Part 2.23(b)(3) of the Company’s Disclosure Schedule which sets forth all necessary notices, consents, waivers, and approvals of parties to any Significant Contracts with the Company and the Subsidiaries that are required thereunder in connection with the Merger or for any such Significant Contracts to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and the Subsidiaries under such Significant Contracts from and after the Effective Time, neither the Company nor the Subsidiaries will be required to make any registration, declaration or filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger.

          (c) Following the Effective Time, the Company and the Subsidiaries will continue to be permitted to exercise all of their rights under the Significant Contracts without payment of any additional amounts or consideration other than ongoing fees or payments which the Company and the Subsidiaries would

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otherwise be required to pay pursuant to the terms of such Significant Contracts had the transactions contemplated by this Agreement not occurred.

          2.24 Fairness Opinion. The Company Board has received the opinion of Burrill & Company, which the Special Committee has retained as its financial advisor in connection with the Merger (the “Financial Advisor”), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders (other than the holders referenced in such opinion). A copy of such opinion has been delivered to Parent for informational purposes only. Such opinion has not been withdrawn or revoked or otherwise modified in any material respect, and the Company has received the consent of Burrill & Company to include such opinion in the Proxy Statement.

          2.25 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of the Company.

          2.26 Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.27 Insurance. Within fifteen days following the date hereof, the Company will complete Part 2.27 of the Company Disclosure Schedule which will identify each of the insurance policies and fidelity bonds currently in force with respect to the business, properties, equipment, operations, employees, officers, and directors of the Company and its Subsidiaries. Except as disclosed in Part 2.27 of the Company Disclosure Schedule, there are no material claims outstanding under any insurance policy or bond and neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion. All such policies and bonds are in full force and effect in accordance with their terms, and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. The Company will make Available to Parent correct and complete copies of all loss prevention reports, all claims made and loss history reports in respect of any insurance or bond maintained by the Company and its Subsidiaries during the past three (3) years. Except as set forth on Part 2.27 of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries maintains any self-insurance or co-insurance arrangements. The Company acknowledges and agrees that the Surviving Corporation shall succeed to all current and historical insurance policies, bonds and benefits of the Company.

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          2.28 Suppliers. Part 2.28 of the Company Disclosure Schedule lists the ten (10) largest suppliers of the Company and its Subsidiaries for the most recent fiscal year. No such supplier has cancelled or otherwise terminated, or indicated that it will stop, or materially decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries or cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries.

          2.29 Major Customers. Part 2.29 of the Company Disclosure Schedule lists the top 25 customers based on annual sales to each customer of the Company or its Subsidiaries for the most recent fiscal year. To the Company’s Knowledge, there is no reason why the relationship with any such person or entity might not be continued by Surviving Corporation, after the Merger, indefinitely at least at substantially the same level of business and on substantially the same terms as the Company or its Subsidiaries experienced during the most recent fiscal year preceding Closing. No customer who is included as a top 25 customer in the most recent fiscal year (i) has by written notice terminated its relationship with the Company or its Subsidiaries or has threatened in writing to do so; or (ii) is involved in any material dispute, claim or controversy with any of the Company or its Subsidiaries.

          2.30 Product Warranties; Recall. Part 2.30 of the Company Disclosure Schedule contains the Company’s standard form of product warranty and a description of the obligations relating thereto. The Company has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in Part 2.30 of the Company Disclosure Schedule. Except as disclosed on Part 2.30 of the Company Disclosure Schedule, no products of the Company have been the subject of a recall, market withdrawal, or stock recovery since January 1, 2007.

          2.31 Cash Management and Sales Practices. Since December 31, 2010, each of the Company and its Subsidiaries has not: (i) accelerated the collection of or discounted any billed or unbilled accounts receivable or deferred revenue or otherwise accelerated cash collections of any type (including by factoring), (ii) delayed or postponed the payment of any accounts payable or accrued expenses beyond the date such expenses would have customarily been paid or (iii) offered any special sales or incentive programs or taken any steps to fill the distribution channels of its business outside the ordinary course of business.

          2.32 Restrictions on Business Activity. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company or its Subsidiaries which has or may reasonably be expected to have the effect of (i) prohibiting or impairing (A) any business practice of the Company or its Subsidiaries, (B) any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, or (C) the conduct of business by the Company or its Subsidiaries, or (ii) otherwise limiting the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company and its Subsidiaries have not entered into any Contract under which the Company and

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its Subsidiaries are restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

          2.33 Representations Complete. No representation, warranty or other statement made by the Company in this Agreement, any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits, or will omit at the Closing, to state any material fact necessary in order to make any such statement, in the light of the circumstances under which such statement was made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to the Company as follows:

          3.1 Due Organization; Etc. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. Each of Parent and Merger Sub has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Immediately prior to the Effective Time, Parent will own, directly or indirectly, all outstanding stock of Merger Sub.

          3.2 Authority; Non-contravention.

          (a) Each of Parent and Merger Sub has all requisite corporate right, power and authority to enter into, deliver and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. The board of directors of Merger Sub has determined: (i) that the Merger is fair to, and in the best interests of, Merger Sub and its stockholder; and (ii) to recommend that Parent as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger.

(b) Neither (1) the execution or delivery of this Agreement nor (2) the consummation of the Merger, will or would reasonably be expected to (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;

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(ii) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub is subject;

          (iii) contravene, conflict with or result in a violation or breach of, or result in a termination (or right of termination) or default under, any provision of any Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Contract; (B) accelerate the maturity or performance of any Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Contract;

          (c) Except for: (i) disclosure required under the rules and regulations of the SEC (as they relate to the Proxy Statement); (ii) as may be required under anti-takeover statutes contained in the OGCA, and (iii) as would not have a material adverse effect on Parent’s ability to consummate the Merger, no consent, approval, order or authorization of, or registration, with any Governmental Body is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger.

          3.3 Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.4 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

          3.5 Litigation. As of the date hereof, there is no Legal Proceeding pending against or, to the Knowledge of Parent, threatened against or affecting, Parent or the Merger Sub that would reasonably be expected to prevent, delay or materially impair Parent’s or Merger Sub’s ability to consummate the Merger. Neither Parent nor the Merger Sub is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, delay or materially impair Parent’s or Merger Sub’s ability to consummate the Merger.

          3.6 Financing. As of the Effective Time Parent will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Per Share Merger Consideration in the Merger.

          3.7 Disclosure. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be

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stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          3.8 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE 4
CERTAIN COVENANTS OF THE COMPANY

          4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the Confidentiality Agreement, the Company shall, and shall cause the respective Representatives of the Company and the Subsidiaries to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s and the Subsidiaries’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and the Subsidiaries; and (b) promptly furnish Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and the Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Subsidiaries, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each the Company and the Subsidiaries to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary. Notwithstanding the foregoing, any such access, investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge of the normal duties of the Company. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or contravene any Legal Requirement or binding agreement entered into prior to the date of this Agreement. The parties hereto will use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

          4.2 Operation of the Company’s Business.

          (a) During the Pre-Closing Period, except for actions required to consummate the Merger: (i) the Company shall ensure that the Company and each of the Subsidiaries conducts its business and operations in the ordinary course and in accordance with past practices (including with respect to closing the Company’s books at the end of each calendar month); (ii) the Company shall use commercially reasonable efforts to ensure that the Company and each

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of the Subsidiaries preserves intact its current business organization, keeps available the services of its current officers, other employees and agents and maintains its relations and goodwill with all suppliers, distributors, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Company and the Subsidiaries and with all Governmental Bodies; and (iii) the Company shall take the actions set forth on Part 4.2(a) of the Company Disclosure Schedule.

          (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except for actions required to consummate the Merger or as set forth on Part 4.2(b) of the Company Disclosure Schedule, the Company shall not (without the prior written consent of Parent), and the Company shall ensure that each of the Subsidiaries does not (without the prior written consent of Parent):

          (i) declare, accrue, set aside or pay any dividend or make any other distribution payable in cash, stock, property or otherwise, in respect of any share capital, or repurchase, redeem or otherwise reacquire any share capital or other securities, other than to redeem, cancel and/or otherwise engage in the retirement or cancellation of the Company Options or In the Money Warrants.

          (ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any share of capital stock or other security; (B) any option, call, warrant or right to acquire any share of capital stock or other security; or (C) any instrument convertible into or exchangeable for any share of capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company equity awards that were outstanding as of the date of this Agreement);

          (iii) amend or waive any of its material rights under, or accelerate the vesting under, any material provision of any Contract evidencing any outstanding material restricted stock purchase agreement, or otherwise modify any of the material terms of any outstanding option, warrant or other security or any related Contract, except as may be required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to the certificate of incorporation, bylaws or other organizational documents any of the Company or the Subsidiaries;

          (v) (A) acquire any material equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

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          (vi) except for capital expenditures specifically set forth in the capital budgets set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule made in a manner consistent therewith, make or authorize any individual capital expenditure that exceeds $100,000 or that, when added to all other capital expenditures made on behalf of the Company since the date of this Agreement, exceeds $100,000;

          (vii) except as set forth in Part 4.2(b)(viii) of the Company Disclosure Schedule: (A) other than in the ordinary course of business consistent with past practice, enter into any contract that would have been a Significant Contract had it been entered into prior to this Agreement; or (B) other than in the ordinary course of business consistent with past practice (1) amend, modify or terminate any material provision of any Significant Contract; (2) cancel, modify or waive any material debts or claims held by it or waive any material rights having in each case a value in excess of $10,000; or (3) enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license, or other occupancy agreement with respect to any real property or alter, amend, modify, or terminate any of the terms of any lease; any of the forgoing notwithstanding, the Company shall be permitted to purchase an amendment to its Directors and Officers Liability Insurance policy that is commonly known as a “tail” or a “discovery period” amendment that would cover acts discovered after the Effective Time that occurred prior to the Effective Time, for a premium not to exceed $95,000. Prior to the purchase or the amendment to Company’s Directors and Officers Liability Insurance policy, Company will consult with Parent to discuss and determine the most cost effective premium that can be obtained for like coverage. Company and Parent agree that the most cost effective amendment to its Directors and Officers Liability Insurance policy will be selected, however, any replacement policy will contain substantially the same provisions and coverage as the policy that existed at the Effective Time.

          (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license any right or other asset to any other Person (except, in each case, for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices);

          (ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Company or the Subsidiaries;

(x) make any loans, advances or capital contributions to or investments in any Person (other than in the ordinary course of business),

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or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

          (xi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine salary increases to employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing as of the date of this Agreement);

          (xii) promote any employee or change any employee’s title; hire any employee with an annual base salary in excess of $100,000; or increase the salary (whether through payment of, or agreement to pay, bonus amounts or otherwise) for any Company employee, other than compensation adjustments consistent with historical practices;

(xiii) other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiv) make any material Tax election;

(xv) commence any material Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

          (xvi) settle any material Legal Proceeding or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of the Company and the Subsidiaries or involves only the payment of monies by the Company or the Subsidiaries of not more than $10,000 in the aggregate for all such settlements;

          (xvii) enter into any material Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of

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the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);

(xviii) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

(xix) agree or commit to take any of the actions described in clauses (i) through (xviii) of this Section 4.2(b).

4.3 No Solicitation.

          (a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not and the Company and the Subsidiaries shall not permit any of their officers, directors, members, employees, stockholders, agents, representatives or affiliates (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties, or any equity interest in the Company or shares of Company Common Stock or any rights to acquire any shares of Company Common Stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Article 8 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall, or shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request, including, but not limited to a copy thereof or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing.

          (b) The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by

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the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.

ARTICLE 5
ADDITIONAL COVENANTS OF THE PARTIES

          5.1 Proxy Statement. As promptly as reasonably practicable following the date hereof, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with the applicable rules and regulations of the SEC and other applicable Legal Requirements. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of: (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; or (ii) receiving notification of final resolution of any comments received from the SEC or its staff concerning the Proxy Statement. If any event relating to the Company or the Subsidiaries occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

          5.2 Company Stockholders’ Meeting.

          (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement. The Company shall use reasonable best efforts to ensure that

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all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

          (b) Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that: (i) each of the Special Committee and the Company Board: (A) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, and (B) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (ii) the Company Board, acting upon the recommendation of the Special Committee, has unanimously approved and adopted this Agreement and unanimously approved the Merger, in accordance with the requirements of the OGCA. (The unanimous determination by the Special Committee and the Company Board that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Special Committee and the Company Board that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the (“Company Board Recommendation.”) The Company shall ensure that the Proxy Statement includes the opinion of the Financial Advisor.

          (c) Neither the Company Board nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company Board or any committee thereof in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any offer or proposal to acquire the Company from any other Person; (iii) approve or recommend, or cause or permit the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an acquisition of Company by a Person, who is not the Parent or Merger Sub; or (iv) resolve, agree or publicly propose to, or permit the Company or any Representative of the Company to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

          (d) Notwithstanding anything to the contrary contained in clause (i) of Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company Board may withdraw or modify the Company Board Recommendation if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Company that leads the Company Board to consider withdrawing or modifying the Company Board Recommendation (any such change in circumstances being referred to as a

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“Change in Circumstances”); (B) the Company provides Parent, at least 72 hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Change in Circumstances requires the Company Board to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company Board, acting upon the recommendation of the Special Committee, reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the withdrawal or modification of the Company Board Recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Oklahoma law; (D) no less than 72 hours prior to withdrawing or modifying the Company Board Recommendation, the Company Board delivers to Parent a written notice: (1) stating that a Change in Circumstances has arisen; (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation; and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout the period between the delivery of such notice and any withdrawal or modification of the Company Board Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no withdrawal or modification of the Company Board Recommendation would be legally required as a result of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the failure to withdraw or modify the Company Board Recommendation would constitute a breach of the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Oklahoma law in light of such Change in Circumstances (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (E) above or otherwise).

          (e) The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (i) does not change or otherwise affect the approval of this Agreement by the Company Board or any other approval of the Company Board; and (ii) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Oklahoma or any other state to be applicable to this Agreement, or the Merger.

          5.3 Employee Matters.

          (a) The Company terminated its Employee Plan that contained a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”) effective December 31, 2008. The Company shall

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provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan.

          (b) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Merger, the Company and Parent shall consult to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Company shall consult and cooperate with Parent regarding, provide Parent with the opportunity to review and comment on, and reasonably consider all comments made by Parent on, communications with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation.

5.4 Repayment or Refinance of Certain Indebtedness.

          (a) Within 90 days after the Closing Date, Surviving Corporation shall either refinance the Company Indebtedness or shall obtain release of any personal guaranty of Mark E. Vaughan (“Vaughan”) and Herbert B. Grimes (“Grimes”) of the Company Indebtedness.

          (b) Within 30 days after the Closing Date, the Surviving Corporation shall pay in full the Promissory Note dated September 8, 20110, payable to Herbert B. Grimes, the outstanding balance due of which as of April 30, 2011, was $810,640.

          (c) Notwithstanding anything to the contrary contained herein Vaughn and Grimes shall be third party beneficiaries of this Section 5.4 and Parent hereby agrees that Vaughn and/or Grimes shall have the right to enforce the provisions Section 5.4 (a) and 5.4(b).

5.5 Regulatory Approvals and Related Matters.

          (a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body.

          (b) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger as soon as practicable after the date of this Agreement. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger; and (iii) shall

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use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Body in connection with the Merger and in connection with any investigation or other inquiry by or before a Governmental Body relating to the Merger, including any proceeding initiated by a private Person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger, and (iii) subject to applicable Legal Requirements relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Body in connection with the Merger.

          5.6 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part to take the Surviving Corporation private under applicable Legal Requirements and to enable the Surviving Corporation to cause the Over the Counter Bulletin Board to cease reporting quotations on the Company Common Stock and to suspend the SEC reporting requirements under the Exchange Act as promptly as reasonably practicable after the Effective Time. The Surviving Corporation shall use commercially reasonable efforts to cause the Company Common Stock to no longer be quoted on the Over the Counter Bulletin Board and deregistered under the Exchange Act as soon as practicable following the Effective Time.

          5.7 Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:

          (a) any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication received by such party or any of its Subsidiaries from any Governmental Body in connection with the transactions contemplated by this Agreement; and

          (c) any Legal Proceeding commenced or asserted or to its Knowledge, threatened against, related to or involving or otherwise affecting any of the Company or the Subsidiaries or Parent or the Merger Sub, as the case may be, that if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

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provided that no notification given by any party pursuant to this Section 5.7 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

          5.8 Resignation of Officers and Directors. The Company shall obtain and deliver to Parent at or prior to the Effective Time the resignation, effective as of the Effective Time, of each officer and director (or similar office) of each of the Company and the Subsidiaries.

          5.9 Disclosure. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), posting any information to any website that is generally available to the public, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Merger and, except in respect of any public statement or press release as may be required by applicable Legal Requirements or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

          5.10 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take such reasonable steps as are required to cause the disposition or acquisition of Company Common Stock, Company Options and Warrants in connection with the Merger, by each officer or director of the Company who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, respectively, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

          5.11 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) business days) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement of, any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent.

          5.12 Warrant Notices. The Company shall provide any and all notices required to holders of In the Money Warrants and Out of the Money Warrants, including, but not limited to, notices required under Section 12, Notice of Certain Corporate Action, of the Warrant Agreement between Company and Warrant Agent for the Out of the Money Warrants.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

          The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

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          6.1 Accuracy of Representations.

          (a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate as of the Effective Time as if made on and as of the Effective Time (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all Company Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

          (b) Each of the Specified Representations shall be accurate in all material respects as of the Effective Time as if made on and as of the Effective Time (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates: (i) all Company Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded. .

          6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          6.3 Unanimous Company Board Approval. This Agreement shall have been unanimously approved by the Company Board, which unanimous approval shall not have been altered, modified, changed or revoked.

          6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval in accordance with Oklahoma law.

          6.5 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2 and 6.6, have been duly satisfied.

          6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

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          6.7 Regulatory Matters. Any Governmental Authorization or other material Consent required to be obtained under any Legal Requirement shall have been obtained and shall remain in full force and effect.

          6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          6.9 Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

          6.10 Exercise or Termination of Company Options. The Company shall have taken all necessary actions to provide for the cancellation or termination of all Company Options that are outstanding at the Effective Time. Each such Company Option shall either (i) have been exercised by the holder(s) of such Company Options in full or (ii) to the extent not exercised in full, be terminated or cancelled, subject to the right to receive payment for Company Options as described in Section 1.5(c) hereof. The Company shall have delivered to Parent written evidence of such exercise, termination or cancellation. The Company shall have taken all actions necessary to effect the provisions set forth in Section 1.5(c) hereof with respect to all Company Options and all agreements relating thereto, including without limitation any necessary amendments to any Company Options or agreements relating thereto and the delivery of all required notices and obtaining of any required consents under such Company Options or agreements relating thereto, as applicable.

          6.11 Exercise or Termination of In the Money Warrants. The Company shall have taken all necessary actions to provide for the cancellation or termination of the In the Money Warrants, that are outstanding prior to the Effective Time, and each such In the Money Warrant shall have been either (i) exercised by the holder(s) thereof full or (ii) to the extent not exercised in full, terminated or cancelled, subject to the right to receive payment for such In the Money Warrants as described in Section 1.5(d) hereof. The Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

          6.12 Treatment of Out of the Money Warrants. The Company shall have taken all necessary actions to provide that (i) Out of the Money Warrants that have been exercised and for which the exercise price has been paid in full shall have been replaced and superseded by the shares of Company Common Stock issued upon such exercise and (ii) with respect to Out of the Money Warrants that remain outstanding at the Effective Time the Company prior to the Effective Time shall have prepared a supplemental warrant (with the approval of Merger Sub) that the Surviving Corporation shall execute and deliver to the Warrant Agent (or such other transfer agent selected by

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Parent). The supplemental warrant agreement shall have been prepared pursuant to Section 6(d) of the Warrant Agreement between Company and Warrant Agent and shall provide that the holder of each Out of the Money Warrant then outstanding shall thereafter (until the expiration of such Warrant) have the right to receive, upon exercise of such Out of the Money Warrant, only payment of Per Share Merger Consideration for such Out of the Money Warrant, all as described in Section 1.5(e) hereof.

          6.13 Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements) set forth in Part 6.13 of the Company Disclosure Schedule hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

          6.14 Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Company’s board of directors), and (iii) the valid adoption of resolutions of the Company stockholders constituting the Requisite Stockholder Approval (whereby the Merger, this Agreement and the consummation of the transactions contemplated hereby were approved).

          6.15 Certificate of Valid Existence; Authorization, Etc. Parent shall have received a long-form certificate of valid existence/authorization from the Secretary of State of the State of Oklahoma which is dated within five (5) business days prior to the Closing with respect to the Company.

          6.16 FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

          The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

          7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

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          7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          7.3 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

          7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval in accordance with Oklahoma law.

          7.5 Regulatory Matters. Any Governmental Authorization or other material Consent required to be obtained under any Legal Requirement shall have been obtained and shall remain in full force and effect.

          7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8
TERMINATION

          8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties:

(a) by mutual written consent of Parent and the Company;

          (b) by Parent or the Company if the Merger shall not have been consummated by December 31, 2011 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

          (c) by Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall

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not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e) by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;

          (f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement as if made on such subsequent date (other than any such representation and warranty made as of a specific earlier date) such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company (or such other applicable party) is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; provided, further, that, Parent may not terminate this Agreement under this Section 8.1(f) if it is then in breach in any material respect of this Agreement;

          (g) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided,

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however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; provided, further, that, the Company may not terminate this Agreement under this Section 8.1(g) if it is then in breach in any material respect of this Agreement;

          (h) by Parent if, in the opinion of Parent the cost (including reasonable attorney fees) of defending against or responding to the holders of outstanding shares of Company Common Stock that are in a position to perfect appraisal rights under Section 1091 of the OGCA following the Company Stockholders’ Meeting will exceed $250,000, not including the payment of such holders’ respective Per Share Merger Consideration as computed herein;

          (i) by Parent if, any material litigation or claims shall be pending or threatened against or substantially affecting Parent or Company or the Surviving Corporation or any of their respective assets, or the Merger, which, in the judgment of the Parent’s board of directors, renders it inadvisable to proceed with the Merger;

          (j) by Parent if, any of the plants of the Company shall have been damaged by fire or other casualty, whether or not insured, which damage, in the reasonable judgment of Parent, would materially and adversely affect the conduct of the business of the Company; or

(k) by Parent if, the Selling Expenses exceed $350,000.

          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation or warranty, or any willful breach of any covenant, obligation or other provision, contained in this Agreement.

          8.3 Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

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ARTICLE 9
MISCELLANEOUS PROVISIONS

          9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made, which by law requires further approval of the stockholders of the Company, without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and delivered by duly authorized officers of the respective parties.

          9.2 Extension; Waiver.

          (a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

          (b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.

          9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that during the Pre-Closing Period, the Confidentiality Agreement shall not preclude

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(i) Parent from exercising its rights under this Agreement or taking any action in furtherance of or to facilitate the consummation of the Merger or (ii) planning activities performed by or consented to, or other action taken by, Parent or any of its Representatives in preparation for the Closing). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

          9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Merger, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the District Court in and for Cleveland County, Oklahoma (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the Western District of Oklahoma); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the District Court in and for Cleveland County, Oklahoma (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Oklahoma). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          9.6 Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is

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reasonably apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

          9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

          9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the parties’ rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any party without the other parties’ prior written consent shall be void and of no effect.

          9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Oklahoma Time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Oklahoma Time) on the day sent by email and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two (2) business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

Reser’s Fine Foods, Inc.
PO Box 8
Beaverton OR 97075-0008
Attn: Paul Leavy
Fax No.: (503) 277-5693
Email: paul@resers.com

with a copy (which shall not constitute notice):

Brownstein, Rask, Sweeney, Kerr,
Grim, DeSylvia & Hay, LLP
1200 SW Main Street
Portland OR 97205-2040.
Attn: Kirkham E. Hay
Telephone: (503) 221-1772

Page 59—AGREEMENT AND PLAN OF MERGER

Fax No.: (503) 221-1074
Email: keh@brownrask.com

If to the Company:

Vaughan Foods, Inc.
212 NE 12th Street
Moore, OK 73160
Attn: Gene P. Jones
Fax No.: 866.371.8944
Email: gene.jones@vaughanfoods.com

with a copy (which shall not constitute notice) to:

Morse, Zelnick, Rose & Lander LLP
405 Park Avenue, Ste. 1401
New York NY 10022
Attn: Stephen A. Zelnick
Telephone: (212) 838-8040
Fax No.: (212) 838-9190
Email: SZelnick@mzrl.com

          9.10 Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Merger and to carry out the intent and purposes of this Agreement.

          9.11 Obligations of Parent and of the Company. Whenever this Agreement requires the Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

          9.12 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or Governmental Body to be invalid, void or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term

Page 60—AGREEMENT AND PLAN OF MERGER

or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

          9.13 Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Company and Parent hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.

          9.14 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

          (d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and

Page 61—AGREEMENT AND PLAN OF MERGER

“Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

          (e) The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, shall not be deemed to limit or otherwise affect any provisions hereof and shall not be referred to in connection with the construction or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PARENT:	RESER’S FINE FOODS, INC.

By:

Name: Mark Reser
Its: President

MERGER SUB:	Reser’s Acquisition, Inc.

By:

Name: Mark Reser
Its: President

COMPANY:	VAUGHAN FOODS, INC.

By:

Name:

Its:

Page 62—AGREEMENT AND PLAN OF MERGER

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

          Actions. “Actions” shall mean any litigation, claim, investigation, proceeding or other action.

          Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

          Audited Balance Sheet. “Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2010, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC prior to the date of the Agreement, including the notes thereto.

          Book Entry Shares. “Book Entry Shares” shall mean uncertificated shares of Company Common Stock represented by a book entry.

          business day. “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

          COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

          Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

          Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any Affiliate of the Company.

          Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company, whether restricted or unrestricted.

EXHIBIT A - Page 1

          Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company and its Subsidiaries are a party; (b) by which the Company and the Subsidiaries or any asset of the Company and its Subsidiaries are or may become bound or under which the Company and its Subsidiaries have, or may become subject to, any obligation; or (c) under which the Company and its Subsidiaries have or may acquire any right or interest.

          Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been attached to the Agreement.

          Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) the Company and its Subsidiaries; and (b) any Company Associate, other than any such Contract that is terminable “at will” without any material obligation on the part of Company and its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Company and its Subsidiaries under applicable non-U.S. law.

          Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by the Company and its Subsidiaries for the benefit of any Company Associate; or (b) with respect to which the Company and its Subsidiaries or any Company Affiliate may incur or become subject to any material liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

          Company Indebtedness. “Company Indebtedness” shall mean the following debts owed by the Company:

                    (a) Cleveland County Industrial Revenue Bonds dated December 1, 2004, secured by real property located at 216 NE 12th, Moore, Oklahoma, the final payment of which is due December 1, 2024, with an outstanding balance of $3,245,000 as of April 30, 2011, personally guaranteed by Mark E. Vaughan;

                    (b) International Bank of Commerce equipment loan dated September 3, 2010, the final payment of which is due March 3, 2010, with an outstanding balance

EXHIBIT A - Page 2

of $385,237 as of April 30, 2011, personally guaranteed by Mark E. Vaughan and Herbert B. Grimes;

                    (c) Quail Creek Bank real estate loan dated June 22, 2004, secured by real property at 100 Messenger Lane, Moore, Oklahoma, the final payment of which is due June 22. 2015 with an outstanding balance of $157,447 as of April 30, 2001, personally guaranteed by Mark E. Vaughan;

                    (d) First National Bank of Burleson real estate loan dated July 3, 2003, to Wild About Food ― Oklahoma, LLC, secured by real property at 500 E Central Avenue, Fort Worth, Texas, the final payment of which is due June 1, 2021, with an outstanding balance of $121,098 as of April 30, 2011, personally guaranteed by Mark E. Vaughan and Herbert B. Grimes; and

                    (e) Aurora Bank real estate loan secured by real property at 216 NE 12th Street, Moore, Oklahoma, the final payment of which is due August 1, 2028, with an outstanding balance of $2,961,622 as of April 30, 2011, personally guaranteed by Mark E. Vaughan.

          Company Intellectual Property Rights. “Company Intellectual Property Rights” shall have the meaning set forth in Section 2.9(a).

          Company Material Adverse Effect. “Company Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), assets, operations or financial performance of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the Merger, excluding, in each case, any effect resulting from: (i) changes in the financial or securities markets or general economic or political conditions in the United States that have arisen after the date of the Agreement and do not have a disproportionate impact on the Company; (ii) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates that have arisen after the date of the Agreement and do not have a disproportionate impact on the Company, taken as a whole; (iii) changes (including changes in applicable Legal Requirements) or conditions arising after the date of the Agreement generally affecting the industry in which the Company operates and that do not have a disproportionate effect on the Company, taken as a whole; (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America occurring after the date of the Agreement that do not have a disproportionate impact on the Company, taken as a whole; (v) the announcement or consummation of the Merger, including any loss or adverse change in relationships with customers, suppliers, partners or employees or the initiation of litigation by any party in respect of this Agreement; (vi) any failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood, however, that the circumstances giving rise to any such failure may be taken into account in determining whether a Company Material Adverse

EXHIBIT A - Page 3

Effect has occurred or may occur); or (vii) any failure to take any action expressly prohibited by Section 4.2 for which the Company requests consent in writing and Parent denies such consent, or the taking of any specific action by the Company that Parent expressly requests in writing.

          Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested but in no event shall include any Warrant.

          Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

          Company Real Property. “Company Real Property” means collectively Real Property and Leased Real Property.

          Company Stock-Based Award. “Company Stock-Based Award” shall mean any restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under the Plan or otherwise and whether vested or unvested.

          Confidentiality Agreement. “Confidentiality Agreement” shall mean the Vaughan Foods, Inc. Mutual Non-Disclosure Agreement dated March 4, 2011.

          Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

          Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and all actions and transactions contemplated by this Agreement.

          Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

          Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except for title exceptions, defects, and other Encumbrances, whether or not of record, which in the aggregate do not materially affect

EXHIBIT A - Page 4

the continued use of the property for the purposes for which the property is currently being used by the Company or its Subsidiaries.

          Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

          Environmental Claims. “Environmental Claims” shall mean any accusation, allegation, notice of violation, claim, demand, abatement, or order of direction (conditional or otherwise) by any governmental authority or any person or entity for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to natural resources, trespass, nuisance, pollution, contamination or other adverse impacts or effects to property, persons or the environment, or for fines, penalties, or restrictions or any investigation, remediation, cleanup or closure requirements, resulting from or based upon: (1) the existence or release of (including, without limitation, sudden or non-sudden, accidental or non-accidental leaks or spills), or exposure to, any Hazardous Substance, chemical, material, pollutant, contaminant, or audible noise in, into or onto the environment (including, without limitation, the air, ground, water or any surface); (2) the transportation, storage, treatment, or disposal of hazardous substances; or (3) the violation, or alleged violation, of any statute, ordinance, order, rule, regulation, permit or license of or from any governmental authority, agency or court relating to environmental matters.

          Environmental Laws. “Environmental Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (a) the protection of human health, the environment or natural resources; (b) the investigation, remediation or restoration of the environment or natural resources; (c) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance; or (d) noise, odor, pollution, contamination, land use, or any injury or threat of injury to persons or property related thereto. The definition of Environmental Laws shall include the applicability of the following statutes: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq., the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Hazardous Material Transportation Act, as amended, the Occupational Safety and Health Act, the Oil Pollution Act, 33 U.S.C. §§40 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§116 et seq., the Federal Insecticide, Fungicide and Rodenticide Act., 7 U.S.C. §§136 et seq., the Atomic Energy Act, 42 U.S.C. §§2011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. §§1801 et seq., and all rules or regulations promulgated under such statutes, and any other similar statute, regulation or ordinance now or hereafter enacted.

EXHIBIT A - Page 5

          Environmental Liabilities and Costs. “Environmental Liabilities and Costs” shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, monitoring costs, and costs of investigation and feasibility studies), fines penalties, sanctions and interest, incurred as a result of any Environmental Claim. or demand, by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any environmental law, permit, order or agreement with a governmental authority or other person, arising from any Environmental Law, health or safety conditions, or the release of any Hazardous Substances into the environment, resulting from the past, present or future operations of a business entity.

          Environmental Permits. “Environmental Permits” shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans, disclosure and reporting requirements or compliance schedules required by applicable Environmental Laws, or issued by a Governmental Authority pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including, without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans, disclosure and reporting requirements and compliance schedules for air emissions, chemicals stored, transported or used by Seller, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Substances or Solid Waste generation, use, storage, treatment, and disposal.

          ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

          GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

          Governmental Authority. “Governmental Authority” shall mean any U.S. federal, state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

          Governmental Authorization. “Governmental Authorization” shall mean (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include

EXHIBIT A - Page 6

any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.

          Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the New York Stock Exchange, NASDAQ. and the Financial Industry Regulatory Authority (FINRA).

          Hazardous Substances. “Hazardous Substances” shall mean (a) any oil, petroleum product, or by-product, flammable substances, explosives, radioactive materials, polychlorinated biphenyls, asbestos-containing materials, lead containing paint or plumbing, hazardous wastes, toxic wastes or substances or any other wastes, materials or pollutants defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” under any applicable Environmental Law; and (b) any other commercial products, chemical, material, waste, or substance, exposure to which is prohibited, limited or regulated by any governmental environmental authority; any other material or substance which has in the past or could in the future constitute a health, safety, or environmental hazard to any person or property; and pursuant to any Environmental Law.

          HIPAA. “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

          Intellectual Property Rights. “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, and registrations and applications therefor, mask works, whether registered or not, works of authorship and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the

EXHIBIT A - Page 7

use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

          Improvements. “Improvements” shall mean all buildings, structures, and other improvements of any and every nature located on the Company Real Property and all fixtures attached or affixed, actually or constructively, to the Company Real Property or to any such buildings, structures, or other improvements.

          Interested Party. “Interested Party” shall have the meaning as set forth in Section 2.18.

          IRS. “IRS” shall mean the United States Internal Revenue Service.

          Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any executive officer of such entity has actual knowledge of such fact or other matter after reasonably inquiry.

          Law or Laws. “Law” or “Laws” shall mean any federal, national, state, county, provincial, local, municipal, or foreign constitution, statute, law, rule, regulation, ordinance or code, legislation, treaty, convention, judicial decisions and legal requirements of any governmental or quasi-governmental entity, whether of the United States or any other jurisdiction as in effect from time to time.

          Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.6(a).

          Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

          Legal Requirement. “Legal Requirement” shall mean any material federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

          Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

EXHIBIT A - Page 8

          Liens. “Liens” means any pledge, mortgage, charge, claim, title imperfection, defect or objection, security interest, conditional and installment sales agreement, encumbrance, easement, encroachment, or third party right or restriction, of any kind.

          Made Available to Parent. Any statement in Article 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that such information, document or material was: (a) publicly available on the SEC EDGAR database in un-redacted form; or (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 48 hours prior to the execution of the Agreement.

          NASDAQ. “NASDAQ” shall mean the NASDAQ Capital Market.

          OGCA. “OGCA” shall mean the Oklahoma General Corporation Act.

          Order. “Order” shall mean any order, writ, injunction, judgment or decree.

          Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

          Per Share Merger Consideration. “Per Share Merger Consideration” shall mean $18,250,000, minus any amounts paid or to be paid for cancelled or terminated Company Options and In the Money Warrants (whether such payment is by Parent or Company), divided by all of the issued and outstanding shares of Company Common Stock at the Effective Time, rounded to the nearest whole cent.

          By way of example, all Company Options and In the Money Warrants are cancelled or terminated as provided herein, on the following facts the Per Share Merger Consideration would be $1.58 and the amount to be realized per share in each category would be approximately as follows:

Category	Units	Amount

Equity consideration		$18,250,000
Less:
Cancelled Stock Options @$0.38 per share ($1.58 - $0.38)	155,000	(186,091)
Cancelled Stock Options @$0.42 per share ($1.58 - $0.42)	174,000	(201,943)
Cancelled Stock Options @$0.49 per share ($1.58 - $0.49)	90,000	(98,153)
Cancelled Stock Options @$0.69 per share ($1.58 - $0.69)	369,120	(328,734)
Cancelled Stock Options @$0.76 per share ($1.58 - $0.76)	115,000	(94,368)
Cancelled In-the-Money Bank Warrants @$0.5942 per share ($1.58 - $0.5942)	252,454	(249,018)
Cancelled In-the-Money Agent Warrants @$0.625 per share ($1.58 - $0.625)	475,750	(454,622)
Cancelled In-the-Money PPM Warrants @$0.625 per share ($1.58 - $0.70)	1,903,000	(1,675,762)
Cancelled In-the-Money Consultant Warrants @$0.38 per share ($1.58 - $0.38)	112,000	(134,466)

Amount remaining for allocation to common stockholders		14,826,843
Shares outstanding		9,380,577

Consideration per share		$1.58

EXHIBIT A - Page 9

          Permitted Liens. “Permitted Liens” shall mean those Liens against the assets of the Company or its Subsidiaries that will be accepted by Parent and which will survive Closing.

          Person. “Person” shall mean any individual, Entity or Governmental Body.

          Pre-Closing Tax Period. “Pre-Closing Tax Period” shall have the meaning set forth in Section 2.15(d).

          Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

          Real Property. “Real Property” shall mean collectively the following listed owned property: (a) various buildings and parcels of land located at 216 NE 12th Street, Moore, OK, and (b) land and building located at 500 East Central Avenue, Fort Worth, TX.

          Remedial Action. “Remedial Action” shall mean all actions required or voluntarily undertaken to: (1) investigate, clean up, remove, remediate, treat or in any other way address Hazardous Substances or other contaminants in the indoor or outdoor environment; (2) prevent the release or threat of release, or minimize the further release of Hazardous Substances or other contaminants so they do not migrate or endanger, or threaten to endanger public health or welfare, or the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations, post-remedial monitoring and care and closure.

          Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

          Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

          SEC. “SEC” shall mean the United States Securities and Exchange Commission.

          Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

          Selling Expenses. “Selling Expenses” shall mean all costs, fees and expenses of outside professionals incurred by the Company relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses.

          Solid Waste. “Solid Waste” shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility and other discarded material, including solid, liquid, semisolid, or contained gaseous

EXHIBIT A - Page 10

material resulting from industrial, commercial, mining and agricultural operations, and from community activities.

          Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2(a) (Certificate of Incorporation and Bylaws), 2.3(a) (Capitalization; Rights to Acquire Stock), 2.20 (Authority; Binding Nature of Agreement), 2.21 (Inapplicability of Anti-takeover Statutes), 2.22 (Vote Required), and 2.24 (Fairness Opinion) of the Agreement.

          Stockholder Litigation. “Stockholder Litigation” shall mean any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, the Special Committee and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Special Committee, any member of the board of directors of the Company or any officer of the Company).

          Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

          Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body. For purposes of the Agreement, “Tax” also includes any Liability for taxes as a transferee or successor.

          Tax Return. “Tax Return” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          Transaction Payroll Taxes. “Transaction Payroll Taxes” shall have the meaning set forth in Section 2.15(d).

EXHIBIT A - Page 11

          Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) the Company Board shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation within five business days after Parent reasonably requests, in writing, that the Company Board Recommendation be reaffirmed publicly (it being understood that a request by Parent that the Company Board Recommendation be reaffirmed publicly shall be deemed reasonable if such request is made after there has been a breach or violation of Section 4.3); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or (e) the Company or any director or executive officer of the Company shall have breached in any material respect or taken any action materially inconsistent with any of the provisions set forth in Section 4.3.

          Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited balance sheet of the Company as of May 31, 2011.

          Unpaid Pre-Closing Taxes. “Unpaid Pre-Closing Taxes” shall have the meaning set forth in Section 2.15(d).

          Warrant. Warrant” shall mean all warrants of the Company to purchase shares of Company Common Stock from the Company, whether issued or granted and whether vested or unvested, including, but not limited to the Out of the Money Warrants and In the Money Warrants. In the Money Warrants shall also include the individual reference to the PPM Warrants, the Bank Warrants, the Consultant Warrants, and the Agent Warrants.

EXHIBIT A - Page 12

ANNEX B

One Embarcadero Center Suite 2700 San Francisco, CA 94111-3776 PHONE (415) 591-5400 FAX (415) 591-5401 WEB www.burrillandco.com

June 30, 2011

Board of Directors
Vaughan Foods, Inc.
216 NE 12th St # A
Moore, OK 73160-5841

Members of the Board of Directors:

          Vaughan Foods, Inc. (the “Company”) and Reser’s Fine Foods, Inc. (the “Purchaser”) are entering into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Purchaser has agreed to purchase (the “Proposed Purchase”) all the issued and outstanding shares of Company Common Stock for an aggregate price of $18,250,000, which after giving effect to outstanding Company options and warrants will equal approximately $1.581 per share (the “Per Share Merger Consideration”).

          You have requested our opinion as to whether the Per Share Merger Consideration to be received in the Proposed Purchase is fair, from a financial point of view, to the holders of shares of Company common stock.

          Burrill LLC, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to the Company and its affiliates. In the ordinary course of our business, we may also actively trade the securities of the Company for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities. However, at this date we are not aware of any such activity or transactions involving the securities of the Company.

          We have been engaged by the Board of Directors of Company (the “Board”) to act as financial advisor to the Board in connection with its evaluation of the Proposed Purchase and will receive a fee for our services, a portion of which is payable upon the filing of a proxy statement containing this opinion. No portion of our fee is refundable or contingent upon the conclusion expressed in this opinion. We also will be reimbursed for expenses incurred. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. During the past two years preceding the date of this opinion, we have not had any material relationship with any party to the Proposed Purchase, other than the Company, for which compensation has been received or is intended to be received, nor is there any such material relationship or related compensation mutually understood to be contemplated. In arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary or appropriate under the circumstances. We took into account our assessment of general economic, market and financial conditions, as well as our experience in securities and business valuation in general and with respect to similar transactions in particular our due diligence with regard to the Proposed Purchase which included:

          •          reviewing a draft of the Agreement dated June 20, 2011, including without limitation the terms and conditions of the Proposed Purchase;

Board of Directors
Vaughan Foods, Inc.

          •           reviewing certain internal financial analyses, historical financials, financial forecasts, reports, operating performance and other information we deemed relevant concerning the Company, all of which was provided to us by or on behalf of the management of the Company;

          •           holding discussions with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

          •           analyzing certain financial, market and industry data, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and considering, to the extent publicly available, the financial terms of certain other transactions which we deemed relevant in evaluating the Proposed Purchase; and

          •          conducting such other financial analyses, studies and investigations as we deemed appropriate.

          Our opinion is given in reliance on information and representations made or given by or on behalf of the Company, as well as its officers, directors, auditors, counsel and other agents and representatives, and on filings, releases and other information issued by or on behalf of the Company, including financial statements, financial projections and stock price data, as well as certain information from recognized independent sources. We have not independently verified any of the information concerning the Company which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data provided to us. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any independent valuation or appraisal or physical inspection of the Company or any other assets or liabilities of the Company or the Company’s solvency, nor have any valuations or appraisals been provided to us. We did not estimate, and express no opinion regarding, the liquidation value of any entity, business or assets. This opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation value or analysis of the creditworthiness of the Company, or otherwise as tax advice or accounting advice. We have assumed that the Proposed Purchase is, in all respects, lawful under applicable law.

          With regard to financial and all other information provided to us relating to the Company (including, without limitation, estimates, evaluations, projections and information related to general prospects), we have assumed, with the Company’s consent, that such information has been reasonably prepared and reflect the best currently available information and good faith judgment of the persons furnishing the same. We have further relied on the assurances of management of the Company that such persons are not aware of such information being inaccurate or misleading in any respect, or of any facts or circumstances that would make any of such information inaccurate or misleading in any respect. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that: (i) the final versions of all documents reviewed by us in draft form (including, without limitation, the Agreement) conform in all material respects to the drafts reviewed; (ii) all governmental, regulatory or other consents and approvals necessary or advisable for the consummation of the Proposed Purchase will be obtained without any adverse effect on the Company or on the Proposed Purchase; (iii) all of the representations and warranties contained in the Agreement and all related agreements are complete and correct in all material respects and that each party to the

Board of Directors
Vaughan Foods, Inc.

Agreement and all related agreements will perform all of the covenants required to be performed by such party thereunder; (iv) the conditions precedent set forth in the Agreement and all related agreements to the Proposed Purchase will be satisfied and such conditions precedent will not be waived; and (v) the Proposed Purchase will be completed in accordance with the terms of the Agreement, without any amendments thereto or any waivers of any material terms and conditions thereof. Additionally, we assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company on all legal matters related to the Proposed Purchase and have assumed that all procedures required by applicable law to be taken in connection with the Proposed Purchase have been, or will be, duly, validly and timely taken and that the Proposed Purchase will be consummated in a manner that complies in all respects with the all applicable laws, statutes and regulations. We have not made, and assume no responsibility to make, any representation, or render any opinion, as to any legal matter. The Company has expressly consented to all of the assumptions we have made in this opinion.

          In our analysis and in connection with the preparation of this opinion, we have made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Purchase. To the extent any of the assumptions or any of the facts upon which this opinion are based prove untrue in any material respect, this opinion cannot and should not be relied upon.

          Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of, and have been evaluated only as of, the date hereof. We expressly disclaim any undertaking or obligation to update this opinion or to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

          Our opinion is for the information of the Company’s Board of Directors in connection with its evaluation of the Proposed Purchase, and does not constitute a recommendation to the Board of Directors in connection with the Proposed Purchase. Our opinion should not be construed as creating any fiduciary duty on our part to any party. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote on the Proposed Purchase. Further, we have not been requested to opine as to, and the opinion does not in any manner address, the underlying business decision of the Company or any other party to engage in the Proposed Purchase, nor does it address the relative merits of the Proposed Purchase as compared with any alternative business transaction or strategy. Instead, the opinion merely states whether the consideration in the Proposed Purchase is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Purchase or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this opinion is based. In addition, we are not expressing any opinion as to the market price or value of the capital securities of any party to the Proposed Purchase after announcement of the Proposed Purchase.

          This opinion only addresses the fairness to the Company, from a financial point of view, of the Aggregate Consideration and does not address any other aspect or implication of the Proposed Purchase or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation: (i) the underlying business decision of the Company or any other party to proceed with the Proposed Purchase; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Proposed Purchase or otherwise (other than the Aggregate Consideration to the extent expressly specified herein) and whether such terms were the best attainable under

Board of Directors
Vaughan Foods, Inc.

the circumstances; (iii) the fairness of any portion or aspect of the Proposed Purchase to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party; (iv) the relative merits of the Proposed Purchase as compared with any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage; (v) the solvency, creditworthiness or fair value of the Company or any other party to the Proposed Purchase, or any of such its assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any consideration received by the Company”s officers, directors or employees or any class of such persons relative to the Aggregate Consideration or with respect to the fairness of such compensation. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Proposed Purchase. The issuance of this opinion was approved by a committee of our firm authorized to approve opinions of this nature.

          Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect to the Proposed Purchase with the Securities and Exchange Commission..

          On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received in the Proposed Purchase by the holders of shares of Company common stock is fair, from a financial point of view, to the holders of Company common stock.

Sincerely,

BURRILL LLC

ANNEX C

SECTION 1091 OF THE GENERAL CORPORATION LAW OF THE STATE OF OKLAHOMA

APPRAISAL RIGHTS

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2) held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

VAUGHAN FOODS, INC.

[MEETING DATE]

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

Telephone - Call toll-free 800.690.6903. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online or by phone until 11:59 ET the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and Proxy Materials are available at: www.proxyvote.com
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
1.	The proposal to adopt, approve and ratify the Agreement and Plan of Merger, dated as of July 6, 2011, by and among Reser’s Fine Foods, Inc., Reser’s Acquisition, Inc., and Vaughan Foods, Inc.	☐	☐	☐

2.

The proposal to adjourn the meeting from time to time as may be necessary to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement at the time of the Special Meeting.

		☐	☐	☐

3.	The proposal to approve, on a non-binding, advisory basis, the severance benefits Vaughan’s senior executive officers may receive following the Merger.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.